Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BUZZ HOLDINGS L.P.,

BUZZ MERGER SUB LTD.,

WORLDWIDE VISION LIMITED

AND

BUZZ SR LIMITED,

as the Seller Representative

November 8, 2019

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

TABLE OF SCHEDULES AND EXHIBITS

Annex A	Defined Terms
Annex B	Restrictive Covenant Agreements
Annex C	Quack Acquisition Agreement
Annex D	Quack IP License
Annex E	Rimberg Promissory Note
Annex F	Pre-Closing Restructuring
Annex G	Accounting Principles

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Written Consent for Shareholder Approval
Exhibit C	Form of Bermuda Merger Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Quack Promissory Note

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 8, 2019 by and among Buzz Holdings L.P., a Delaware limited partnership (“Parent”), Buzz Merger Sub Ltd., an exempted limited company incorporated under the Laws of Bermuda and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Worldwide Vision Limited, an exempted limited company incorporated under the Laws of Bermuda (the “Company”), and Buzz SR Limited, an English private limited company, solely in its capacity as the representative of the Sellers (the “Seller Representative”). Each of Parent, Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Seller Representative, shall be referred herein from time to time as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A. The respective boards of directors of Merger Sub and the Company have each determined that the Merger, upon the terms and subject to the conditions of this Agreement and the Bermuda Merger Agreement and in accordance with the Bermuda Companies Act, is advisable and in the best interests of their respective shareholders.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable, and, in the case of Merger Sub and the Company, recommended for approval by its respective shareholders, this Agreement, the Bermuda Merger Agreement and the Merger, and each of the other transactions contemplated hereby and thereby, and Parent, as the sole shareholder of Merger Sub, will immediately following execution of this Agreement approve this Agreement, the Bermuda Merger Agreement, the Merger and each of the other transactions contemplated hereby and thereby.

C. Parent, Merger Sub and the Company desire to make certain warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also prescribe various conditions to the Merger and the other transactions contemplated hereby.

D. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, certain of the Sellers have executed and delivered (x) a restrictive covenant agreement with Parent (any such agreement, a “Restrictive Covenant Agreement”) and (y) a support agreement with Parent (any such agreement, a “Support Agreement”).

E. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, the Quack Acquiror, the Company and Parent have executed and delivered to Parent and the Merger Sub the Quack Acquisition Agreement and the Quack IP License, each of which shall be effective as of the Closing.

F. Concurrently with the execution of this Agreement, in order to induce the Company to enter into this Agreement, Blackstone Capital Partners VII NQ L.P., Blackstone Tactical Opportunities Fund III – NQ L.P., BTAS NQ Holdings L.L.C., Strategic Partners VIII Investments L.P., Blackstone Growth L.P., Blackstone Strategic Opportunity Fund L.P., Blackstone Diversified Alternatives Issuer L.L.C., Blackstone Harrington Partners L.P., Blackstone Private Strategies IDF Series Interests of SALI Multi-Series Fund, L.P. and Accel Growth Fund V, L.P. (the “Equity Investors”) have each (i) executed and delivered (A) a limited guarantee for the benefit of the Company (each, a “Guaranty” and, collectively, the “Guarantees”), pursuant to which the Equity Investors are guaranteeing certain obligations of Parent hereunder; and (B) the Equity Commitment Letters relating to the Equity Financing being undertaken by the Parent, and (ii) procured the execution and delivery of the Debt Commitment Letters relating to the Debt Financing being undertaken by the Parent.

G. WWH has entered into a Rollover Agreement (such Rollover Agreement, the “Founder Rollover Agreement”) on or prior to the date hereof with Parent (collectively, and together with other holders who enter into similar agreements before Closing, the “Rollover Participants”).

AGREEMENTS

In consideration of the mutual warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. Certain capitalized terms used in this Agreement have the definitions set forth in the body of the Agreement. Any capitalized term used in this Agreement and not defined in the body of this Agreement has the meaning assigned to such term in Annex A.

Section 1.2 Certain References. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person. References to any agreement or Contract are to that agreement or Contract as amended, modified, restated, or supplemented as of the date of this Agreement or, thereafter from time to time in accordance with the terms of such agreement or Contract and not in violation of this Agreement.

Section 1.3 Rules of Construction. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. All article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified. Unless the context otherwise requires, the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. References to “indemnify” and to “indemnifying” any Person against any Damages, liabilities or losses by reference to any matter, event or circumstance includes indemnifying and keeping that Person indemnified against all Damages, losses or liabilities (as applicable) from time to time made, suffered or incurred as a consequence of or which would not have arisen but for that matter, event or circumstance; provided that no Party will be liable to compensate any indirect or consequential loss, loss of profit or income, or any form of punitive or multiplied damages, except for Damages arising out of a third party claim.

All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with IFRS and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with IFRS. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period in question shall end on the next successive Business Day. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”. Any reference to “ordinary course of business” or any other similar phrase shall be deemed to mean “the ordinary course of business consistent with past practice in the twelve (12) months prior to the date of this Agreement”. Any reference in this Agreement to “writing” or comparable expressions includes a reference to electronic means of readable communication (including e-mail communications, but excluding facsimile transmission). Where the term “made available” is used in this Agreement, it means, with respect to any document or information to Parent, that the same has been (a) continuously accessible to Parent prior to the date of this Agreement by means of the Data Room or (b) otherwise delivered or provided to Parent or its representatives electronically via email by or on behalf of the Company or its representatives prior to the date of this Agreement. Any references to time shall refer to the prevailing City of London time unless otherwise expressly specified.

Section 1.4 Knowledge Group. Whenever any warranty in this Agreement is qualified by the knowledge of the Company, such warranty shall be deemed to be limited to the actual knowledge, after reasonable inquiry of such Person’s direct reports, of the individuals listed on Section 1.4 of the Company Disclosure Schedules. Whenever any warranty in this Agreement is qualified by the knowledge of Parent, such warranty shall be deemed to be limited to the actual knowledge, after reasonable inquiry of such Person’s direct reports at Parent, of the individuals set forth on Schedule 1.4, being the executive officers of Parent.

Section 1.5 Preparation of Agreement. The Parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, represented and assisted by such legal and tax counsel and other advisors as they desired, and has contributed to its revisions. Accordingly, each Party hereby irrevocably waives the application of any Law, Order, holding, or rule of construction providing that ambiguities in an agreement, Contract or other document will be construed against the Party drafting such agreement, Contract or other document.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) On the terms and subject to the conditions contained in this Agreement and the Bermuda Merger Agreement, at the Effective Time, the Company shall merge with and into Merger Sub (the “Merger”) pursuant to Section 104H of the Bermuda Companies Act, whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving company (Merger Sub, in such capacity, is sometimes referred to herein as the “Surviving Company”) and as an indirect wholly-owned subsidiary of Parent.

(b) On the terms and subject to the conditions set forth in this Agreement and the Bermuda Merger Agreement, on or prior to the Closing Date, Parent, Merger Sub, and the Company will (i) execute and deliver (or cause the execution and delivery of) the Bermuda Merger Agreement, (ii) cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of the Companies in Bermuda (the “Registrar”) as provided under and in accordance with Section 108 of the Bermuda Companies Act (and to be accompanied by the documents required by Sections 108(2) and 108(3) of the Bermuda Companies Act), and (iii) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date as set forth in the Merger Application. The Merger will become effective upon the issuance of the Certificate of Merger by the Registrar or such other date as the Certificate of Merger shall provide (such time, the “Effective Time”).

(c) At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Bermuda Merger Agreement, the Certificate of Merger and the applicable provisions of the Bermuda Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (i) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Company and (ii) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Section 2.2 Memorandum of Association, Bye-laws, Directors and Officers.

(a) At the Effective Time, the memorandum of association and bye-laws of the Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Company shall be “Worldwide Vision Limited” and the title of the bye-laws shall read “Bye-Laws of Worldwide Vision Limited”) until thereafter changed or amended as provided therein or pursuant to applicable Law.

(b) From and after the Effective Time, until the earlier of their respective resignation or removal or their respective successors are duly elected or appointed in accordance with applicable Law, (i) the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company.

Section 2.3 Effect on Capital; Treatment of Company Shares and Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their respective shareholders, including the holders of any of the following securities, the following will occur:

(a) Shares of Merger Sub. Each common share of Merger Sub, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and non-assessable common share of the Surviving Company, and, subject to Section 2.3(b), such common shares of the Surviving Company issued upon that conversion will constitute all of the issued and outstanding shares of the Surviving Company immediately following the Effective Time.

(b) Cancellation of Certain Excluded Shares. Any Company Shares held by the Company or any of its Subsidiaries (as treasury shares or otherwise), or owned by Parent or Merger Sub or any of their respective Subsidiaries (including any Rollover Equity), in each case, immediately prior to the Effective Time (each, an “Excluded Share”) shall, by virtue of the Merger, automatically be cancelled, extinguished and cease to exist without any conversion thereof and no payment shall be made with respect thereto; provided, however, any Company Shares owned by any of the Company’s Subsidiaries shall not be cancelled or extinguished but shall instead remain outstanding as shares of the Surviving Company and no payment shall be made with respect thereto.

(c) Conversion of Company Common Shares. Subject to Section 2.11, each Company Common Share (excluding Excluded Shares) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically be cancelled, extinguished, cease to exist and be converted into the right to receive, at the times and in the manner set forth herein, and without any interest thereon, an amount in cash equal to (i) the amount of the Estimated Closing Merger Consideration that is allocable to such Company Common Share as set forth in the Distribution Waterfall Schedule (net of any amount deducted in accordance with each Seller’s Pro Rata Share pursuant to Section 2.9), plus (ii) the amount, if any, of such Company Common Share’s Pro Rata Share of any Post-Closing Payments that becomes payable in respect of such Company Common Share pursuant to the terms of this Agreement;

provided, however, that, in each case without double counting, (A) the amount paid to the Quack Related Shareholder pursuant to this Section 2.3(c) shall be reduced by an amount equal to the amount then outstanding, if any, of the Quack Shareholder Debt Amount owed by Eyelinkmedia Holding Limited to the Company, (B) the amount paid to Rimberg pursuant to this Section 2.3(c) shall be reduced by an amount equal to the amount then outstanding, if any, of the Rimberg Shareholder Debt Amount at the time of such payment, and (C) the amount paid pursuant to this Section 2.3(c) to any holder of Company Common Shares that is a Shareholder Debt Issuer shall be reduced by an amount equal to the amount then outstanding, if any, of the portion of the Shareholder Debt Amount owed by such Shareholder Debt Issuer (or their applicable Affiliate) to the Company, and in each case this will constitute full and final settlement of the relevant Quack Shareholder Debt Amount, Rimberg Shareholder Debt Amount and Shareholder Debt Amount (as applicable). Notwithstanding anything to the contrary in this Agreement, if the proceeds payable under this Agreement to the holder of the Rimberg Shareholder Debt Amount or the Quack Shareholder Debt Amount, as applicable, are not sufficient to extinguish in full the then outstanding amount, if any, of the Rimberg Shareholder Debt Amount or the Quack Shareholder Debt Amount, as applicable, the proceeds payable under this Agreement to Andrey Ogandzhanyants and his Affiliates, permitted assignees or transferees, without duplication, shall be reduced by an amount equal to the amount then outstanding, if any, of the Rimberg Shareholder Debt Amount or the Quack Shareholder Debt Amount, as applicable.

(d) Treatment of Growth Shares.

(i) Vested Growth Shares. Except as otherwise agreed between the applicable beneficial holder and Parent, subject to Section 2.11, each Vested Growth Share shall, by virtue of the Merger, automatically be cancelled, extinguished, cease to exist and be converted into the right to receive, at the times and in the manner set forth herein, and without any interest thereon, an amount in cash equal to (i) the amount of the Estimated Closing Merger Consideration that is allocable to such Vested Growth Share as set forth in the Distribution Waterfall Schedule (net of any amount deducted in accordance with each Seller’s Pro Rata Share pursuant to Section 2.9) (“Closing Growth Share Consideration”), plus (ii) the amount, if any, of such Vested Growth Share’s Pro Rata Share of any Post-Closing Payment that becomes payable in respect of such Vested Growth Share pursuant to this Agreement; provided, however, that the amount paid to any holder of Vested Growth Shares that is a Shareholder Debt Issuer shall be reduced by an amount equal to the amount then outstanding, if any (including after application of any reduction pursuant to Section 2.3(c)), of the portion of the Shareholder Debt Amount owed by such Shareholder Debt Issuer (or their applicable Affiliate) to the Company, and in each case this will constitute full and final settlement of the relevant Quack Shareholder Debt Amount, Rimberg Shareholder Debt Amount and Shareholder Debt Amount (as applicable).

(ii) Unvested Growth Shares. Except as otherwise agreed between the applicable beneficial holder and Parent, subject to Section 2.11, each Growth Share that is not a Vested Growth Share (each, an “Unvested Growth Share”) shall, by virtue of the Merger, automatically be cancelled, extinguished, cease to exist and be converted into the right to receive only, at the times and in the manner set forth herein, and without any interest thereon, an amount in cash equal to (A) the amount of the Estimated Closing Merger Consideration that is allocable to such Unvested Growth Share (or portion thereof) as set forth in the Distribution Waterfall Schedule (net of any amount deducted in accordance with each Seller’s Pro Rata Share pursuant to Section 2.9) (“Closing Unvested Growth Share Consideration”), plus (B) to the extent any amount is payable in respect of such Unvested Growth Share at (A), the amount, if any, of such Shareholder’s Pro Rata Share (or portion thereof) of any Post-Closing Payment that becomes payable with respect to such Unvested Growth Share pursuant to this Agreement, which amounts will vest and become payable (at the times and in the manner set forth herein) to such Shareholder by the Surviving Company on the applicable vesting date for such Unvested Growth Share (such vesting date, a “Growth

Share Vesting Event”); provided that payments of any such amounts will be made on a quarterly basis, based on the calendar quarter in which the applicable Growth Share Vesting Event occurs; provided, further, that, with respect to any payment described in clause (B) above, if the date any such Post-Closing Payment becomes payable is later than the applicable Growth Share Vesting Event, then such Post-Closing Payment shall only become payable to such holder on the date such Post-Closing Payment becomes payable and any such payment will be made on a quarterly basis, based on the calendar quarter in which the applicable Post-Closing Payment becomes payable, without any interest for the period from the Effective Time until the applicable payment date. For the purposes of this Section 2.3(d)(ii), the term “applicable vesting date” means the date that the applicable Unvested Growth Share otherwise would have vested in accordance with its terms and conditions.

(e) Treatment of Options.

(i) Vested Options. Except as otherwise agreed between the applicable holder and Parent, subject to Section 2.11, to the extent not previously exercised, each Vested Option or portion thereof outstanding immediately prior to the Effective Time that is an In-the-Money Option shall, by virtue of the Merger, automatically cease to be outstanding and shall be converted into and exchanged for, at the Effective Time, the right to receive, at the times and in the manner set forth herein, and without any interest thereon, an amount in cash equal to (A) the Spread Value of such Vested Option (or portion thereof) (net of any amount deducted in accordance with each Seller’s Pro Rata Share pursuant to Section 2.9) (the “Closing Option Consideration”) plus (B) the amount, if any, of such Vested Option’s (or portion thereof) Pro Rata Share of any Post-Closing Payment that becomes payable with respect to such Vested Option pursuant to this Agreement.

(ii) Unvested Options. Except as otherwise agreed between the applicable holder and Parent, subject to Section 2.11, each Option (or portion thereof) issued and outstanding immediately prior to the Effective Time that is an In-the-Money Option and is not a Vested Option (each such Option, an “Unvested Option”) shall, without any further action on the part of the Optionholder, be cancelled and automatically converted into the right to receive only, at the times and in the manner set forth herein, and without any interest thereon, an amount in cash equal to (A) the Spread Value of such Unvested Option (or portion thereof) (net of any amount deducted in accordance with each Seller’s Pro Rata Share pursuant to Section 2.9) (the “Unvested Option Closing Consideration”) plus (B) to the extent any amount is payable in respect of such Unvested Option at (A), the amount, if any, of any of such Optionholders’ Pro Rata Share of any Post-Closing Payments that become payable with respect to such Unvested Option pursuant to this Agreement, which amounts will vest and become payable (at the times and in the manner set forth herein) to such Optionholder by the Surviving Company on the applicable vesting date for such Unvested Option (such vesting date, an “Option Vesting Event”); provided that payment of any such amounts will be made on a quarterly basis based on the calendar quarter in which the Option Vesting Event occurs; provided, further, that, with respect to any payment described in clause (B) above, if the date any such Post-Closing Payment becomes payable is later than the applicable Option Vesting Event, then such Post-Closing Payment shall only become payable to such Optionholder on the date such Post-Closing Payment becomes payable and any such payment will be made on a quarterly basis, based on the calendar quarter in which the applicable Post-Closing Payment becomes payable, in each case, subject to the applicable Optionholder’s continued employment or service through the applicable vesting date in respect of such Unvested Option, without any interest for the period from the Effective Time until the applicable payment date. Other than as described in this Section 2.3(e)(ii), the terms and conditions applicable to such underlying Unvested Option are unmodified. For the purposes of this Section 2.3(e)(ii), the term “applicable vesting date” means the date that the applicable Unvested Option otherwise would have vested in accordance with its terms and conditions.

(iii) Underwater Options. For the avoidance of doubt, all other Options not described in Section 2.3(e)(i) that are outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically be cancelled and terminated at the Effective Time without payment therefor and, to such extent, shall have no further force or effect (each, a “Terminated Option”).

(f) Actions by the Company. At or prior to the Effective Time, the Company shall adopt resolutions and take such other actions as are necessary to (i) implement the above provisions of this Section 2.3, including the termination and cancellation of Options and Growth Shares as described above, (ii) to the extent prepayment is not permitted under such agreements, accelerate in full the Quack Promissory Notes and the Rimberg Promissory Note in order to consummate the netting described in Section 2.3(c) with respect to the amounts otherwise payable to the Quack Related Shareholder and/or Rimberg, as applicable and (iii) to the extent not prepayable, accelerate in full each Shareholder Debt Instrument in order to consummate the netting described in Section 2.3(d) with respect to the amounts otherwise payable to the Shareholder Debt Issuers. Without limiting the foregoing, the Company shall take all actions reasonably necessary to ensure that, as of the Effective Time, the Company is not bound by or otherwise has any ongoing Liability with respect to any Options, Growth Shares, restricted share units (including any performance-based restricted share units), stock appreciation rights, units, Equity Rights, or other right, awards or arrangements (excluding the Rollover Equity) that would entitle any Person after the Effective Time to (i) beneficially own any Company Shares (or any derivative securities thereof) (other than Parent) or (ii) receive any payments in respect thereof, except (A) in respect of the Shadow Equity Plan, and (B) for the payments expressly provided in this Agreement.

(g) Distribution Waterfall Schedule and Pro Rata Share Schedule. The Parties hereto acknowledge and agree that (i) each of Parent, Merger Sub and the Parent Related Parties shall be entitled to rely without further or independent verification on the Distribution Waterfall Schedule and the Pro Rata Share Schedule as setting forth a true, complete and accurate listing of all items set forth in and amounts payable pursuant to the Organizational Documents of the Company and its Subsidiaries (including the Company Bye-Laws and any other agreements of the Company and its Affiliates applicable to the distribution of the consideration) in connection with the transactions contemplated by this Agreement, and (ii) in no event will Parent, Merger Sub or any Parent Related Party have any responsibility or liability for the amounts paid or payable from the Paying Agent Fund or otherwise in accordance with the Distribution Waterfall Schedule and the Pro Rata Share Schedule.

(h) Treatment of WWH. At the Closing, Parent shall (i) pay, or cause to be paid, to WWH, an amount in cash equal to the WWH Closing Date Cash Consideration in respect of the WWH Cash Out Shares and (ii) deliver to WWH a number of Parent Capital Interests in respect of the WWH Rollover Shares equal to the WWH Closing Date Rollover Consideration divided by the Per Unit Parent Capital Interest Price (as defined in the Founder Rollover Agreement). Notwithstanding anything in this Agreement to the contrary, any amounts payable to WWH shall not be paid to the Paying Agent or the Company and shall instead be paid directly to WWH by wire transfer of immediately available funds to an account designated in writing by WWH. The Company will ensure that the amounts to be paid to WWH are set forth in the Estimated Closing Statement.

Section 2.4 Calculation of Closing Merger Consideration. The aggregate consideration to which the Sellers shall be entitled at the Closing pursuant to this Agreement shall be calculated as follows (the “Closing Merger Consideration”):

(a) the Base Purchase Price; plus

(b) the Net Cash Amount; plus

(c) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital; or minus

(d) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital; minus

(e) the aggregate amount of Transaction Expenses that are unpaid as of the Closing (the “Transaction Expense Amount”); plus

(f) the Aggregate Option Exercise Price; plus

(g) the Quack Shareholder Debt Amount (unless included as an asset in the Closing Statement within Net Cash Amount or Net Working Capital, in which case this clause (g) shall be disregarded and not added to the Closing Merger Consideration); plus

(h) the Rimberg Shareholder Debt Amount; plus

(i) the Shareholder Debt Amount; less

(j) the Match Indemnification Holdback Amount; less

(k) the Match Indemnification Liability; less

(l) the WWH Closing Date Aggregate Consideration.

Section 2.5 Closing; Estimated Closing Statement; Pre-Closing Deliveries.

(a) Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at the offices of Baker & McKenzie LLP located at 100 New Bridge Street, London EC4V 6JA, United Kingdom, or by teleconference or through electronic exchange of transaction documents by electronic mail, in either case at 9:00 a.m., prevailing New York time, on the tenth (10th) Business Day after the satisfaction or, if permissible, waiver, of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date, or at such other time or place, as shall be mutually agreed upon in writing by the Company and Parent; provided that the Closing shall not occur before January 29, 2020 without the prior written consent of Parent (which may not be provided on less than 10 Business Days’ notice). The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”.

(b) Estimated Closing Statement.

(i) Not less than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent and WWH a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith calculation of the Closing Merger Consideration (such estimate, the “Estimated Closing Merger Consideration”), together with the Company’s good faith estimates of each component thereof (including the Net Cash Amount, Net Working Capital, Transaction Expense Amount, the Aggregate Option Exercise Price, the Quack Shareholder Debt Amount, the Rimberg Shareholder Debt Amount and the Shareholder Debt Amount), based upon the most recent readily available financial information and records of the Company, (y) the amounts to be paid to WWH pursuant to Section 2.3(h), and (z) to the extent available at such time, Transaction Invoices with respect to the estimated Transaction Expense Amount, together with such supporting documentation used by the Company in calculating such amount as Parent may reasonably request (provided, that failure to provide any such supporting information shall not invalidate delivery of the Estimated Closing Statement), and together with the Distribution Waterfall Schedule and the Pro Rata Share Schedule (both collectively, the “Allocation Schedules”), which shall each set forth as of the Closing Date, any such allocations (I) prior to any Rollover and (II) after any Rollover, (A) the name of each Seller; (B) the number of Company Shares (including Company Common Shares and Vested Growth Shares) held by such Seller (designated by type, class and/or series, as applicable) and whether such shares of Company Shares are vested or unvested (including an indication as to those that vest in connection with the transactions contemplated by this Agreement); (C) the number of Company Shares issuable upon the exercise of Vested Options held by such holder (including those Vested Options that vest in connection with the transactions contemplated by this Agreement) and the aggregate exercise price and the Spread Value of such Vested Options; (D) the number of Company Shares issuable upon the exercise of Unvested Options held by such Seller and the aggregate exercise price, vesting schedule and the Spread Value for such Options; (E) the number of Company Common Shares that would have been issuable upon the exercise of Terminated Options held by such Seller, the aggregate exercise price and vesting schedule of such Terminated Options; (F) with respect to the Distribution Waterfall Schedule, the applicable portion of the Estimated Closing Merger Consideration to be paid to each Seller at the Closing in respect of the Company Equity held by such Seller as of immediately prior to the Effective Time; and (G) with respect to the Pro Rata Share Schedule, (1) the amount of such Seller’s Pro Rata Share of the Purchase Price Adjustment Escrow Amount, (2) the amount of such Seller’s Pro Rata Share of the Match Indemnification Holdback Amount (which shall also be deemed to be the Seller’s Pro Rata Share of the Match Indemnification Escrow Account) (3) the amount of such Seller’s Pro Rata Share of the Expense Fund, (4) such Seller’s Pro Rata Share of any Excess Amount, and (5) such Seller’s Pro Rata Share of any Earn-Out Payment. The Estimated Closing Statement shall be prepared according to the same methodologies and Accounting Principles as applicable to the Closing Statement, as described in Section 2.10. For the avoidance of doubt, the aggregate payments to be made at Closing pursuant to the Distribution Waterfall Schedule shall in no event be more than an amount equal to the payments required to be made to the Sellers under this Agreement at the Closing, and the aggregate amounts of the Estimated Closing Merger Consideration allocated to the Sellers prior to any Rollover pursuant to the Distribution Waterfall Schedule shall equal the Estimated Closing Merger Consideration allocated to each such Seller in accordance with Section 2.3(c), Section 2.3(d) and/or Section 2.3(e).

(ii) The Parties hereto acknowledge and agree that (i) each of Parent, Merger Sub, the Surviving Company, the Parent Related Parties, the Escrow Agent and the Paying Agent shall be entitled to rely without further independent verification on the Allocation Schedules as setting forth a true, complete and accurate listing of all items set forth in and amounts payable pursuant to the Organizational Documents of the Company and its Subsidiaries (including the Company Bye-Laws and any other agreements of the Company and its Affiliates applicable to the distribution of the consideration) in connection with the transactions contemplated by this Agreement, and (ii) subject to Parent’s performance of its obligations at Section 2.6(g), Section 2.8 and Section 2.9 in no event will Parent, Merger Sub or any Parent Related Party have, and subject to performance of their respective obligations under the Escrow Agreement and any paying agent agreement entered into in connection with the transactions contemplated by this Agreement in no event will the Escrow Agent or the Paying Agent have, any responsibility or liability for the amounts paid or payable from the Paying Agent Fund or otherwise in accordance with the Allocation Schedules.

(iii) Following their preparation and submission, Parent and WWH shall each be entitled to review the Estimated Closing Statement and the Allocation Schedules prior to the Closing and submit comments thereon to the Company and the Company shall consider in good faith (to the extent reasonably practicable in the time available prior to Closing) any such comments and may (but is not required to) revise the Estimated Closing Statement and/or the Allocation Schedules, as the case may be, prior to the Effective Time to reflect such comments; provided that, (i) to the extent that Parent and the Company (and in respect of any change to the amounts to be paid to WWH pursuant to Section 2.3(h),

WWH) mutually agree on any revisions, the Company shall update the Estimated Closing Statement and the Allocation Schedules to reflect such agreement (which updated versions shall then be considered the Estimated Closing Statement and the Allocation Schedules for all purposes hereunder), and (ii) in no case shall Closing be or be required to be delayed as a result of or in connection with the receipt of any comments from, or discussions or disagreements by the Company with, the Parent or WWH. The amounts payable at the Closing pursuant to this Agreement shall be calculated as set forth in the Estimated Closing Statement and Allocation Schedules delivered by the Company to Parent and WWH (and, if applicable, as modified to reflect any revisions mutually agreed upon by Parent and the Company (and, if applicable, WWH) prior to Closing pursuant hereto). For the avoidance of doubt, no proposed revisions provided by Parent or WWH, or any such resolved disagreements or updates or revisions to the Estimated Closing Statement or Allocation Schedules or any of its contents in accordance herewith, nor any consummation of the Closing regardless of any unresolved disagreements or disputes with respect to the Estimated Closing Statement or Allocation Schedules or any of their contents, shall constitute acceptance by Parent of the Estimated Closing Statement or Allocation Schedules for the purposes of any post-Closing adjustment to the Estimated Closing Merger Consideration under this Agreement.

(c) Pre-Closing Deliveries.

(i) At least six (6) Business Days prior to the Closing Date, Parent shall deliver to the Company a statement (the “Rollover Statement”) setting forth (A) the names of each Rollover Participant and (B) the required Rolled Company Share Value with respect to each Rollover Participant.

(ii) The Company shall execute and/or deliver to Parent at least five (5) Business Days prior to the Closing Date the Company’s good faith estimate of the amount of all other Third-Party Expenses and Transaction Expenses of the Company and the amount thereof payable to each payee thereof and the wire transfer instructions for the payment of such estimated Transaction Expenses (other than those described in clauses (ii), (iv) and (v) of the definition of “Transaction Expenses”) and to the extent available to the Company at such time, any Transaction Invoices together with validly completed and duly executed IRS Form W-9s or applicable IRS Form W-8 for each such payee thereof (and any similar or corollary form under non-U.S. Law); provided, the requirement to deliver such invoices or such IRS forms shall be a condition to the requirement to pay the applicable Transaction Expense, but shall not be a condition to Closing.

Section 2.6 Closing Transactions; Closing Payments. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a) each Party shall take all actions required to be taken by such Party described in Section 2.1(b);

(b) in accordance with Section 2.9(a), Parent shall deliver, or cause to be delivered, to the Escrow Agent the Purchase Price Adjustment Escrow Amount to the Purchase Price Adjustment Escrow Account, by wire transfer of immediately available funds;

(c) in accordance with Section 2.9(b), Parent shall deliver, or cause to be delivered, to the Seller Representative the Expense Fund Amount by wire transfer of immediately available funds to the Expense Fund;

(d) Parent shall deliver, or cause to be delivered, an amount in cash to the Persons owed the Transaction Expenses the amount thereof so owed (to the extent of the reduction in the Estimated Closing Merger Consideration with respect thereto) and in accordance with the wire transfer instructions set forth in the Transaction Invoices (as applicable); provided that (i) any portion thereof attributable to payments of the type described in clause (iv) or clause (v) of the definition of Transaction Expenses shall be paid to the Surviving Company or one of its Subsidiaries for distribution (on or before its then next regularly scheduled payroll run that is at least ten (10) Business Days after the Closing Date) through its payroll system to the applicable payee (less applicable Tax withholding) and (ii) any portion thereof attributable to payments of the type described in clause (v) of the definition of Transaction Expenses shall be paid to the Surviving Company or one of its Subsidiaries for distribution to the applicable Governmental Entity prior to when owed thereto;

(e) Parent shall deliver, or cause to be delivered, an amount in cash to the Persons owed the Third-Party Expenses the amount thereof so owed and in accordance with the wire transfer instructions set forth in the Transaction Invoices (as applicable);

(f) Parent shall deliver, or cause to be delivered, to the Company cash in an amount equal to the aggregate Closing Option Consideration of all Vested Options set forth on the Distribution Waterfall Schedule, calculated in accordance with Section 2.3(e)(i)(A), by wire transfer of immediately available funds to the account(s) designated by the Company by written notice to Parent at least five (5) Business Days prior to the Closing Date; and

(g) Parent shall deliver or cause to be delivered the cash required to be delivered to the Paying Agent in accordance with Section 2.8 by wire transfer of immediately available funds to the account(s) designated by the Paying Agent.

Section 2.7 Closing Deliveries.

(a) Closing Deliveries by Parent and Merger Sub. Subject to the delivery of the items set forth in Section 2.7(b), at the Closing, Parent or Merger Sub, as applicable, shall cause the execution and/or delivery to the Company (or such other Person as indicated below) of all of the following:

(i) one or more signature pages to the Escrow Agreement, duly executed and delivered by each of Parent and the Escrow Agent;

(ii) a certificate executed by an authorized signatory of Parent to the effect that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied; and

(iii) a certificate of the secretary or assistant secretary of the Company certifying as true, correct and complete the following: (A) a copy of the resolutions of the Parent’s board of directors authorizing the execution, delivery and performance of this Agreement, the Bermuda Merger Agreement and any other documents delivered by the Parent hereunder, and (B) a copy of the resolutions of the Merger Sub board of directors authorizing the execution, delivery and performance of this Agreement, the Bermuda Merger Agreement and any other documents delivered by the Merger Sub hereunder.

(b) Closing Deliveries by the Company. Subject to the delivery of the items set forth in Section 2.7(a), at the Closing the Company or Seller Representative, as applicable, shall cause the execution and/or delivery to Parent of all of the following:

(i) one or more signature pages to the Escrow Agreement, duly executed and delivered by Seller Representative;

(ii) the Quack Acquisition Agreement duly executed and delivered by the parties thereto;

(iii) the Quack IP License duly executed and delivered by the parties thereto;

(iv) the Quack Promissory Note, duly executed and delivered by Eyelinkmedia Holding Limited;

(v) the IRS Form 8832s prepared in accordance with Annex F as set forth on Schedule 2.7(b) (collectively, the “Pre-Closing Restructuring Documents”), duly executed and delivered by the parties thereto;

(vi) a certificate of the secretary or assistant secretary of the Company certifying as true, correct and complete the following: (A) the Certificate of Incorporation, Memorandum of Association and the Company Bye-Laws; (B) a copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement, the Bermuda Merger Agreement and any other documents delivered by the Company hereunder and the transactions contemplated hereby, including the Finam Transactions, and (C) the written consent evidencing the Shareholder Approval;

(vii) a certificate executed by an authorized signatory of the Company to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(viii) a validly executed certificate from Bumble Holding pursuant to Section 6.04 of Notice 2018-29;

(ix) a validly executed certificate from Bumble Holding pursuant to Treasury Regulation Section 1.1445-11T(d)(2)(i); and

(x) evidence of the termination, without any continuing obligation or Liability of the Company or any of its Subsidiaries, of the Contracts listed on Section 2.7(b)(x) of the Company Disclosure Schedules.

Section 2.8 Paying Agent; Payments to Sellers; Exchange Procedures.

(a) Engagement of Paying Agent; Paying Agent Fund. Prior to the Closing, Parent shall engage a third party bank or trust to act as paying agent as may be selected by Parent prior to Closing and reasonably acceptable to the Company (such paying agent, the “Paying Agent”), to make the payments and perform the actions contemplated to be made by the Paying Agent pursuant to this Agreement. At the Closing, Parent shall deposit an aggregate amount in cash equal to (i) the amount payable in respect of all Company Common Shares and Vested Growth Shares (excluding, for the avoidance of doubt, amounts that may become payable in respect of Unvested Growth Shares which are addressed in Section 2.3(d)(ii)) pursuant to Section 2.3(c)(i) and Section 2.3(d)(i) respectively, less (save to the extent already deducted or excluded pursuant to Section 2.3(c)(i) or Section 2.3(d)(i)) (ii) (A) with respect to only the amount payable in respect of the Company Common Shares, the aggregate Estimated Closing Merger Consideration attributable to the Rollover Equity in the form of Company Common Shares as of Closing (the “Rolled Company Share Value”) as set forth on the Rollover Statement, (B) the Quack Shareholder Debt Amount, (C) the Rimberg Shareholder Debt Amount, and (D) the Shareholder Debt Amount, for the benefit of the holders of such Company Common Shares or Vested Growth Shares, as applicable, by wire transfer of immediately available funds to a bank account designated by the Paying Agent by written notice to Parent at least five (5) Business Days prior to the Closing Date. Any cash so deposited, together with additional amounts deposited with the Paying Agent pursuant to the last sentence of Section 2.9(b), Section 2.10, Section 2.13 or Section 2.14, together with any interest or other earnings thereon, shall hereinafter be referred to as the “Paying Agent Fund.” In the event that the cash amount in the Paying Agent Fund shall be insufficient to make the payments contemplated to be made by the Paying Agent pursuant to this Section 2.8 (other than any payment as a result of additional amounts deposited with the Paying Agent as described in the immediately preceding sentence), Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent in an amount that is sufficient to remedy such deficiency.

(b) Receipt of Exchange Documents. Each holder of Company Common Shares or Vested Growth Shares outstanding as of immediately prior to the Effective Time (other than Excluded Shares) may deliver to the Paying Agent at least five (5) Business Days prior to the Closing Date a duly executed and properly completed Letter of Transmittal, together with such holder’s certificate(s), if applicable, representing Company Common Shares or Vested Growth Shares owned by such holder (if applicable, each such certificate, a “Company Share Certificate” and, together with the Letter of Transmittal and any other documentation or evidence reasonably required by the Paying Agent or Parent in order to surrender and exchange such Company Shares (whether represented by a Company Share Certificate or held in book-entry form) in accordance with the terms hereof, collectively, the “Exchange Documents”). For the avoidance of doubt any holder of Company Common Shares or Vested Growth Shares in book-entry form shall not be required to deliver a Company Share Certificate to the Paying Agent or the Surviving Company together with such holder’s Letter of Transmittal in order to receive the payments such holder is entitled to in accordance herewith.

(c) Payments to Holders of Company Common Shares and Vested Growth Shares at Closing. Following the Effective Time, the Paying Agent shall pay each holder of Company Common Shares and Vested Growth Shares an amount of cash equal to the amount of cash to which such holder is entitled pursuant to pursuant to Section 2.3(c)(i) and Section 2.3(d)(i), respectively, which amount (without any interest thereon and less applicable Tax withholding made pursuant to Section 2.11) shall be paid by wire transfer to the account(s) designated on such holder’s Letter of Transmittal within the later of (A) the Closing Date (to the extent reasonably practicable), if such holder’s properly executed and completed Exchange Documents are received in the timeframe required by Section 2.8(b) and (B) five (5) Business Days after the date on which the Paying Agent receives such holder’s duly executed and properly completed Exchange Documents. For the avoidance of doubt, for any Shareholder that is a Rollover Participant, the amount payable to such Rollover Participant pursuant to this Section 2.8(c) shall be reduced by the Rolled Company Share Value of such Rollover Participant (save to the extent not already deducted or excluded pursuant to Section 2.3(c)(i) and Section 2.3(d)(i)).

(d) Closing and Post-Closing Payments to Optionholders.

(i) Vested Options. Parent will take all actions reasonably necessary so that at or as soon as administratively practicable after the Effective Time, (A) the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each holder of Vested Options an amount in cash equal to the amount of Closing Option Consideration to which such Optionholder is entitled by virtue thereof (less applicable Tax withholding) as determined in accordance with Section 2.3(e)(i)(A), which amount shall be paid through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system as soon as is reasonably practicable and not later than ten (10) Business Days following the date of Closing, and (B) as soon as administratively practicable after the receipt by the Surviving Company (or its applicable employing Subsidiary or Parent) of such Optionholder’s Pro Rata Share of any amounts payable to such Optionholder from or on behalf of Parent, the Escrow Agent and/or the Seller Representative pursuant to the last sentence of Section 2.9(b), Section 2.10, Section 2.13 or Section 2.14, as the case may be, the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each such Optionholder such amount (less applicable Tax withholding) through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system.

(ii) Unvested Options. Parent will take all actions reasonably necessary so that (A) on a quarterly basis, based on the calendar quarter in which an Option Vesting Event occurs, the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each holder of Unvested Options an amount in cash equal to the amount of Unvested Option Closing Consideration to which such Optionholder is entitled by virtue of such Option Vesting Event (less applicable Tax withholding) as determined in accordance with Section 2.3(e)(ii)(A), which amount shall be paid through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system, and (B) on a quarterly basis, based on the calendar quarter of the later of (x) an Option Vesting Event and (y) receipt by the Surviving Company (or its applicable employing Subsidiary or Parent) of such Optionholder’s Pro Rata Share of any amounts payable to such holder of Unvested Options from or on behalf of Parent, the Escrow Agent and/or the Seller Representative pursuant to the last sentence of Section 2.9(b), Section 2.10, Section 2.13 or Section 2.14, the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each such Optionholder such amount (less applicable Tax withholding) through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system.

(e) Post-Closing Payments.

(i) Company Common Shares; Vested Growth Shares. Promptly (and in any event within five (5) Business Days) after the receipt by the Paying Agent of amounts payable to the Shareholders (other than holders of Unvested Growth Shares) from or on behalf of Parent, the Escrow Agent and/or the Seller Representative pursuant to the last sentence of Section 2.9(b), Section 2.10, Section 2.13 or Section 2.14, as applicable, the Paying Agent shall pay to each holder of Company Common Shares and Vested Growth Shares, by wire transfer to the account(s) designated on such holder’s Letter of Transmittal, such holder’s Pro Rata Share of such amount; provided that such Shareholder has, at least five (5) Business Days prior to the time for such payment, delivered the duly executed and properly completed Exchange Documents; provided, further, that a Shareholder may submit any duly executed and properly completed Exchange Documents following such time, and Paying Agent shall make (or cause to be made) the payment described in this sentence thereto as promptly as practicable thereafter (and in no event later than five (5) Business Days after receipt thereof).

(ii) Unvested Growth Shares. Parent will take all actions reasonably necessary so that (A) on a quarterly basis, based on the calendar quarter in which a Growth Share Vesting Event occurs, the Surviving Company (or its applicable designated Subsidiary) shall pay or cause to be paid to each holder of Unvested Growth Shares an amount in cash equal to the amount of Closing Unvested Growth Share Consideration to which such Shareholder is entitled by virtue of such Growth Share Vesting Event (less applicable Tax withholding) as determined in accordance with Section 2.3(d)(ii)(A), and (B) on a quarterly basis, based on the calendar quarter of the later of (x) a Growth Share Vesting Event and (y) receipt by the Surviving Company (or its applicable designated Subsidiary or Parent) of such Shareholder’s Pro Rata Share of any amounts payable to such holder of Unvested Growth Shares from or on behalf of Parent, the Escrow Agent and/or the Seller Representative pursuant to the last sentence of Section 2.9(b), Section 2.10, Section 2.13 or Section 2.14, as applicable, the Surviving Company (or its applicable designated Subsidiary) shall pay or cause to be paid to each such holder of Unvested Growth Shares such amount (less applicable Tax withholding).

(f) Payments to Other Persons. Notwithstanding the foregoing, if the payments under this Section 2.8 are to be made to a Person other than the Person in whose name the Company Share Certificate (if applicable) or book-entry share, as applicable, is registered with the Company, then such payments may be paid to such other Person, so long as (i) the surrendered Company Share Certificate (if applicable) or, with respect to any Company Shares held in book-entry form, such other Person’s Letter of Transmittal, as applicable, is accompanied by all documents reasonably required by Parent, the Company or the Paying Agent, as applicable, to evidence and effect such transfer and (ii) the Person requesting such payment (A) pays any applicable transfer Taxes or (B) establishes to the reasonable satisfaction of Parent, the Company and the Paying Agent that any and all such transfer Taxes have already been paid or are not applicable. Further, without limiting Section 2.11, if the Paying Agent (or if Parent is making any payment under this Section 2.8, Parent) has not received a completed and executed IRS Form W-9 or applicable IRS Form W-8 (and any similar or corollary form under non-U.S. Law) from any payee hereunder at least three (3) days prior to the applicable payment, then applicable Tax withholding may be withheld from such payment.

(g) Lost Company Share Certificates and Warrants. Notwithstanding anything to contrary herein, if any Company Share Certificate that was issued and outstanding shall have been lost, stolen or destroyed, in lieu of the delivery thereof as described above, the Person claiming such Company Share Certificate to be lost, stolen or destroyed may provide an affidavit of that fact in form reasonably acceptable to Parent and, if requested by Parent, execute and deliver a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Company Share Certificate, and such deliver(ies) shall be deemed to satisfy the requirement to deliver the Company Share Certificate under Section 2.8(b), as applicable, to which they relate for all purposes of this Agreement.

(h) Close of Transfer Books. All cash paid hereunder shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares and Options. From and after the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Company of any Company Shares or Options that were outstanding immediately prior to the Effective Time (other than with respect to Excluded Shares, if any, that remain outstanding pursuant to Section 2.3(b)).

(i) Effect of Failure to Deliver Exchange Documents. For the avoidance of doubt, in the event a Shareholder does not deliver fully completed and executed Exchange Documents, such failure shall not alter, limit or delay the Closing or the conversion of such Company Shares as provided in Section 2.3, with such documentation, after the Effective Time, representing only the right to receive such amounts once duly delivered; provided, however, that such Shareholder shall not be entitled to receive the payments or other consideration contemplated by Section 2.3 unless and until such Shareholder delivers to Parent (or the Paying Agent on its behalf) fully completed and executed Exchange Documents (or applicable affidavits and, if required hereby, indemnity with respect thereto).

(j) Unpaid Amounts. Notwithstanding anything to the contrary in this Agreement, any portion of the Paying Agent Fund which remains undistributed to the Sellers on the date that is twelve (12) months after the Effective Time (and any Post-Closing Payments which are otherwise to be distributed to any Seller from and after such time) shall, in each case, be delivered to Songsir or its nominee (in each case, to such account as notified by Songsir from time to time). In such event, any Sellers that have not previously complied with this Section 2.8 shall thereafter look only to the Songsir for payment of any such portions thereof as such Seller is entitled under this Agreement (without any interest thereon). To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Surviving Company shall be liable to any Person in respect of any portion of the consideration payable pursuant to Section 2.3 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Exchange Documents shall not have been delivered and surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such underlying Company Shares shall, to the extent permitted by applicable Law, become the property of Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(k) WWH Post-Closing Payment. Notwithstanding anything to contrary contained in this Agreement, in the event any amounts become payable to any Seller or the Company pursuant to Section 2.14, Section 10.6(b) or Section 11.3, Parent shall pay, or cause to be paid, to WWH, an amount in cash by wire transfer of immediately available funds to the account designated by WWH, WWH’s Pro Rata Share of such amount.

Section 2.9 Escrow Account; Expense Fund.

(a) Escrow Account. Notwithstanding any other provisions in this Article II, concurrent with the Effective Time and in accordance with Section 2.6(b), Parent shall deduct from the Estimated Closing Merger Consideration due to the Sellers (in accordance with each Seller’s Pro Rata Share) and deposit an aggregate cash amount equal to Twenty Five Million Dollars ($25,000,000) (the “Purchase Price Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Purchase Price Adjustment Escrow Account”) with Citibank, N.A. or such other third party escrow agent as may be selected by Parent prior to Closing and reasonably acceptable to the Company (together with its successors and permitted assigns, the “Escrow Agent”) to be established and maintained pursuant to the terms and conditions of the escrow agreement substantially in the form and on the terms attached hereto as Exhibit A (as amended, restated, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”), it being acknowledged and agreed that such amounts are being held to secure Parent’s rights to any Shortfall Amount pursuant to Section 2.10.

(b) Expense Fund. Notwithstanding any other provisions in this Article II, concurrent with the Effective Time and in accordance with Section 2.6(c), Parent shall deduct from the Estimated Closing Merger Consideration due to the Sellers (in accordance with each such Seller’s Pro Rata Share) an aggregate cash amount equal to $1,000,000 (the “Expense Fund Amount”) and deliver such amount to the Seller Representative, on behalf of the Sellers, at the Closing by wire transfer of immediately available funds, to be held by the Seller Representative as agent and for the benefit of the Sellers in a separate client account (the amounts held therein, the “Expense Fund”). The Expense Fund shall be used solely (i) for the purposes of paying directly or reimbursing the Seller Representative for any Seller Representative Expenses incurred pursuant to this Agreement or the Escrow Agreement (in each case, in its capacity as such) and (ii) to fund any indemnification obligations owed to the Seller Representative pursuant to Section 12.5. The Seller Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder. The Sellers will not receive any interest on the Expense Fund and assign to the Seller Representative any such interest. The Seller Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Sellers. As soon as reasonably determined by the Seller Representative that the Expense Fund is no longer required to be withheld, and in any event not later than the date on which all funds are released from the Purchase Price Adjustment Escrow Account, the Seller Representative shall distribute the then remaining amount of the Expense Fund (the “Residual Expense Fund Amount”) as follows: (A) the aggregate portion payable to the Shareholders (other than holders of Unvested Growth Shares) in accordance with their respective Pro Rata Shares shall be paid to the Paying Agent (or, if twelve months or more shall have elapsed since the Effective Time as of the date of such distribution by the Seller Representative, then such amounts shall be paid to Songsir) for further distribution thereto in accordance with, and subject to, Section 2.8(e) and (B) the aggregate portion payable to the holders of Options and Unvested Growth Shares in accordance with their respective Pro Rata Shares shall be paid to the Surviving Company for further distribution to such Optionholders and holders of Unvested Growth Shares in accordance with, and subject to, Section 2.8(d) and Section 2.8(e)(ii), as applicable.

Section 2.10 Closing Statement; Final Calculation of Closing Merger Consideration.

(a) Delivery of Closing Statement. Parent shall prepare and deliver to the Seller Representative no event later than seventy-five (75) days after the Closing Date a statement (the “Closing Statement”) comprising Parent’s good faith calculation of the components of the Closing Merger Consideration as set forth in Section 2.4 and the calculation of the Closing Merger Consideration based thereon. The Closing Statement shall be accompanied with an allocation of the Closing Merger Consideration among the Sellers. The Closing Statement and components thereof, including Net Working Capital, Transaction Expenses, the Quack Shareholder Debt Amount, the Rimberg Shareholder Debt Amount, the Shareholder Debt Amount, and the Net Cash Amount (and components of each such item), shall be calculated with respect to the Company and its Subsidiaries in accordance with the accounting principles and procedures set forth in Annex G (the “Accounting Principles”).

(b) Disputes Regarding the Closing Statement. The Seller Representative shall have from the time the Closing Statement is delivered to it until 5:00 p.m. on the date sixty (60) days after the date of such delivery (the “Dispute Period”) to dispute in writing any amounts or items reflected in the Closing Statement (the “Dispute”). The Seller Representative and its advisors and representatives shall have reasonable access during regular business hours to such documents, books, records, work papers, facilities, personnel and other information (including in electronic format, if available) and employees of the Surviving Company and its Subsidiaries, in each case, to the extent relevant to the preparation of the Closing Statement and as the Seller Representative, its advisors and representatives may reasonably require to complete its review of the Closing Statement and the components thereof, subject, if required by the accountants of the Surviving Company or its Subsidiaries, to the prompt execution of a customary (in form and content) access letter. If the Seller Representative does not deliver to Parent within the Dispute Period a written notice of the Dispute that sets forth in reasonable detail, to the extent of the information provided to the Seller Representative, its advisors and representatives, the elements and amounts with which the Seller Representative disagrees and, to the extent practicable, proposed adjustments to such amounts (a “Dispute Notice”), the Closing Statement (and the Closing Merger Consideration and the components thereof) shall be deemed to have been accepted and agreed to by the Seller Representative in the form in which it was delivered by Parent and shall be final and binding upon the Parties. If Seller Representative delivers a Dispute Notice to Parent within the Dispute Period, Parent and the Seller Representative shall attempt in good faith to resolve the Dispute and agree in writing upon the final content of the disputed Closing Statement within thirty (30) days after delivery of such Dispute Notice; provided any items not disputed in the Dispute Notice shall be final and binding on the Parties for all purposes of this Agreement.

(c) Independent Expert. If Parent and the Seller Representative are unable to resolve each element of the Dispute within the thirty (30)-day period after Parent’s receipt of a Dispute Notice, either Parent or the Seller Representative may, by written notice to the other, require Parent and Seller Representative to jointly engage the UK practice of one of Alvarez and Marsal or FTI Consulting to resolve the Dispute and determine the final Closing Merger Consideration (the “Independent Expert”); provided that in the absence of agreement as to the identity of the Independent Expert within 10 days of delivery of the written notice referred to above, the Independent Expert shall be chosen by mutual agreement of the proposed Independent Experts of each of Parent and the Seller Representative of a mutually acceptable international boutique specialty firm with an active practice area in the UK focused on post-merger and acquisitions purchase price dispute resolution or an independent firm of accountants in the UK (other than Deloitte, EY, PwC and KPMG) of international repute. The Independent Expert’s function shall be to resolve each element of the Dispute that has not been resolved by Parent and the Seller Representative (or deemed resolved hereunder), to revise the Closing Statement to reflect only such resolutions and to calculate the Closing Merger Consideration based on the elements and amounts reflected on the revised Closing Statement. The Independent Expert shall act as an expert and not as an arbitrator, but shall be entitled to privileges and immunities of arbitrators. In connection with the resolution of the final Closing Merger Consideration, the Independent Expert shall allow Parent and the Seller Representative to present in writing their then current respective positions regarding the elements and amounts of the Closing Statement in dispute; provided that (i) any such submissions of the Parent or Seller Representative shall only be provided by the Independent Expert to the other party on the earlier of (A) the receipt of both parties’ submissions or (B) the expiry of the deadline set by the Independent Expert for such submissions, and (ii) each party shall be given an opportunity to respond in writing to the written submission of the other party. The Independent Expert may, at its discretion, conduct a conference concerning the matters submitted to it under this Section 2.10, at which conference Parent and the Seller Representative shall have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants. In connection with the resolution of the final Closing Merger Consideration, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. Each of Parent and the Seller Representative shall make available to the other Party and the Independent Expert, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as the Seller Representative or the Independent Expert may reasonably require to review the Closing Statement and to resolve the final Closing Merger Consideration, subject, if required by the accountants of the Surviving Company or its Subsidiaries, to the execution of a customary access letter.

(d) Decisions by the Independent Expert. The Independent Expert shall be instructed (and each of the Parties shall use all reasonable endeavors to cause the Independent Expert) to render its decision under this Section 2.10 in writing to Parent and the Seller Representative, together with a revised Closing Statement reflecting its decision and a revised calculation of the Closing Merger Consideration, as promptly as possible, and in any event within sixty (60) days after the date of its appointment. In resolving the Dispute and determining the final Closing Merger Consideration, the Independent Expert shall be bound by the provisions of this Agreement, shall be limited to (i) fixing mathematical errors that are readily apparent, and (ii) determining whether the items in dispute were determined in accordance with the terms of this Agreement and may not revise any element of the Closing Statement that is not in Dispute and contested by the Parties and submitted to such Independent Expert for resolution in accordance with this Section 2.10 or assign a value to any disputed element of the Closing Statement greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party in each case between the Dispute Notice and the Closing Statement delivered by Parent pursuant to Section 2.10(a). The Independent Expert’s decision shall be based solely on the written and other submissions of the Parent and the Seller Representative and not on an independent review. Each of the Independent Expert’s decision, the revised Closing Statement and the revised calculation of the Closing Merger Consideration shall, absent fraud or manifest error, be final and binding upon the Parties, and judgment may be entered on the award. The proportion of fees and expenses of the Independent Expert to be paid by the Seller Representative (on behalf of the Sellers), on the one hand, and Parent, on the other hand, shall be allocated based on the degree to which the Independent Expert has accepted the positions of the other Party (measured based upon the total value of disputed items in dispute under this Section 2.10 by such Party and resolved in favor of such other Party). Prior to the Independent Expert’s final determination of the Closing Merger Consideration hereunder, (A) Parent, on the one hand, and the Seller Representative, on the other hand, shall each pay 50% of any retainer paid to the Independent Expert, and (B) during the engagement of the Independent Expert, the Independent Expert will bill 50% of the total charges to each of Parent, on the one hand, and Seller Representative, on the other hand. In connection with the Independent Expert’s determination of the final Closing Merger Consideration hereunder, the Independent Expert shall also determine, pursuant to the terms of this Section 2.10(d) and taking into account all fees and expenses already paid by each of Parent and the Seller Representative, as of the date of such determination, the allocation of its fees and expenses between Parent and the Seller Representative, which such determination shall be conclusive and binding upon the parties hereto.

(e) Excess Amount. If the Closing Merger Consideration, as finally determined in accordance with the adjustments and procedures set forth in this Section 2.10 (such amount, the “Final Closing Merger Consideration”), exceeds or is equal to the Estimated Closing Merger Consideration (such amount, the “Excess Amount”), then (i) Parent shall promptly (but in any event within five (5) Business Days thereof) pay, or cause to be paid, by wire transfer of immediately available funds, an aggregate amount equal to the lesser of (A) such Excess Amount and (B) an amount equal to the Purchase Price Adjustment Escrow

Amount, for the benefit of the Sellers in accordance with their respective Pro Rata Shares as described in the following sentence, and (ii) in addition, the Seller Representative and Parent shall promptly (but in any event within five (5) Business Days thereof), instruct the Escrow Agent to deliver the total amount then remaining in the Purchase Price Adjustment Escrow Account for the benefit of the Sellers in accordance with their respective Pro Rata Shares as described in the following sentence. Such amounts described in the preceding sentence shall be distributed as follows: (1) the aggregate amount payable to the Shareholders (other than holders of Unvested Growth Shares) in accordance with their respective Pro Rata Shares shall be paid to the Paying Agent (or, if twelve months or more shall have elapsed since the Effective Time as of the date of such distribution by the Seller Representative, then such amounts shall be paid to Songsir or its nominee) for further distribution thereto in accordance with, and subject to, Section 2.8(e)(i) and (2) the aggregate amount payable to the holders of Options and Unvested Growth Shares in accordance with their respective Pro Rata Shares shall be paid to the Surviving Company for further distribution to such Optionholders and holders of Unvested Growth Shares in accordance with, and subject to, Section 2.8(d) and Section 2.8(e)(ii), as applicable.

(f) Shortfall Amount. If the Estimated Closing Merger Consideration exceeds the Final Closing Merger Consideration (such amount, the “Shortfall Amount”), then (i) the Seller Representative and Parent shall promptly (but in any event within five (5) Business Days thereof) instruct the Escrow Agent to pay to Parent out of the Purchase Price Adjustment Escrow Account such Shortfall Amount (up to the total amount then held in the Purchase Price Adjustment Escrow Account) by wire transfer of immediately available funds to an account designated by Parent and otherwise in accordance with the terms and provisions of the Escrow Agreement and (ii) if the funds held in the Purchase Price Adjustment Escrow Account are greater than the Shortfall Amount (such net amount, the “Residual Purchase Price Adjustment Escrow Amount”), then the Seller Representative and Parent shall promptly (but in any event within five (5) Business Days thereof) direct the Escrow Agent to distribute such amount for the benefit of the Sellers in accordance with their respective Pro Rata Shares as described in the following sentence. The amounts described in clause (ii) of the preceding sentence shall be distributed as follows: (A) the aggregate amount payable to the Shareholders (other than holders of Unvested Growth Shares) in accordance with their respective Pro Rata Shares shall be paid to the Paying Agent (or, if twelve months or more shall have elapsed since the Effective Time as of the date of such distribution by the Seller Representative, then such amounts shall be paid to Songsir or its nominee) for further distribution thereto in accordance with, and subject to, Section 2.8(e)(i) and (B) the aggregate amount payable to the holders of Options and Unvested Growth Shares in accordance with their respective Pro Rata Shares shall be paid to the Surviving Company for further distribution to such Optionholders and holders of Unvested Growth Shares in accordance with, and subject to, Section 2.8(d) and Section 2.8(e)(ii), as applicable.

(g) Tax Treatment. All payments pursuant to this Section 2.10 shall be treated by the Parties for applicable Tax purposes as adjustments to the Closing Merger Consideration, unless otherwise required by Law. For the avoidance of doubt, the payments provided in this Section 2.10 shall not result in any adjustment to the amount of Rollover Equity.

(h) Tax Allocation. The transactions contemplated by this Agreement will require an allocation of the consideration payable under such Agreement for Tax purposes. It is agreed that solely for US federal income Tax purposes, (i) the aggregate consideration allocated to the assets held directly or indirectly by Bumble Holding (the “Bumble Assets”) shall be calculated as the sum of (I) the liabilities of Bumble Holding and its Subsidiaries as of Closing and (II) the amount of Cash payable to WWH on the Closing Date plus the fair market value of any contingent amounts payable to WWH after the Closing Date plus the value of any Parent Capital Interests issued to WWH under the Rollover Agreement (“WWH Consideration”) divided by 20% and (ii) the aggregate consideration allocated to the assets held directly or indirectly by the Company (other than its interest in Bumble Holding) shall be calculated as the excess of (A) the sum of (I) the amount of consideration payable to the shareholders of the Company at Closing pursuant to the Merger, (II) the fair market value as of Closing of any contingent amounts payable to such shareholders after Closing, and (III) the amount of liabilities of the Company and its Subsidiaries (other than Bumble Holding) as of the Closing over (B) the amount allocated to the Bumble Assets in clause (i). Any adjustment made to the consideration payable pursuant to this Agreement shall be allocated in a manner consistent with the methodology set forth in this paragraph. For the avoidance of doubt, such Tax Allocation shall not be binding for any purpose on the Shareholders (other than WWH).

(i) Sole Recourse. Notwithstanding anything in this Agreement to the contrary, recovery of the Purchase Price Adjustment Escrow Amount from the Purchase Price Adjustment Escrow Account shall be Parent’s sole and exclusive remedy for any Shortfall Amount absent fraud on the part of the Company, any Seller, or any of their respective Affiliates or any of their respective representatives.

Section 2.11 Withholding. Parent, the Company, the Escrow Agent and Paying Agent and any of their Affiliates (each, a “Payer”) shall be entitled to deduct and withhold from any payments hereunder such amounts as are required to be deducted or withheld therefrom pursuant to the Code or any applicable provision of state, local or foreign Tax Law. Any amounts so withheld shall be timely paid to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any payment to the Paying Agent or the Seller Representative for further distribution to the Sellers by Parent or, following the Closing, by the Surviving Company under this Agreement shall be considered a payment by such Payer to the Sellers among them in accordance with their respective appropriate entitlement thereto. The Payer shall use all reasonable endeavors to promptly notify the Seller Representative of its intention to deduct or withhold such amounts prior to deducting or withholding any such amounts, and each of the Payers and their respective Affiliates, as applicable, shall reasonably cooperate in good faith with Seller Representative to minimize any such deductions or withholding to the extent permitted by applicable Law.

Section 2.12 Dissenting Shares.

(a) Notwithstanding anything to the contrary in this Agreement and to the extent permitted by applicable law, each Dissenting Share of a Dissenting Shareholder who has perfected and not withdrawn or waived their right to appraisal in respect of such Dissenting Shares under Section 106(6) of the Bermuda Companies Act shall not be converted into the right to receive, nor otherwise be entitled to receive, the amounts or payments to which such holder would otherwise be entitled in respect of such shares in accordance with the terms of this Agreement (pursuant to this Section 2.12 or otherwise), and such Dissenting Shareholders shall instead only be entitled to payment from the Company with respect thereto in accordance with the fair value of such Dissenting Shareholder’s Dissenting Shares as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act, and any such payment shall be made within thirty (30) days after such appraised fair value is finally determined pursuant to such appraisal procedures under the Bermuda Companies Act. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act.

(b) Notwithstanding the foregoing, if any holder of Dissenting Shares fails to perfect, effectively withdraws or otherwise loses or waives his, her or its rights to appraisal and payment under Section 106(6) of the Bermuda Companies Act (each, an “Appraisal Withdrawal”), then, as of the later of the Effective Time and the occurrence of such event, the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 106(6) of the Bermuda Companies Act shall cease and such holder’s Company Shares shall automatically convert into the right to receive, as and when such amounts would otherwise be payable under this Agreement, the payments described in Section 2.3(c) or Section 2.3(d) with respect thereto (in each case, without interest thereon) to which such holder is entitled in respect of such shares in accordance with the terms of this Agreement, with payment thereof subject to such Person’s delivery of a properly completed and duly executed Exchange Documents in accordance with the terms and conditions of this Agreement.

(c) The Company shall deliver to Parent prompt written notice, but in any event within two (2) Business Days of receipt or knowledge of the Company, of (i) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals, and any other written instruments, notices, petitions or other written communication received by the Company or any of its Affiliates in connection with the matters of this Section 2.12 and (ii) any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares. To the fullest extent permitted by applicable Law, the Company shall provide Parent the right to direct and control (or, if not so permitted by applicable Law, then the Company shall provide Parent the right to participate in) all settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make and payment with respect to, offer to settle, or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act, or agree to do any of the foregoing.

Section 2.13 Forfeited Growth Shares and Options. Notwithstanding anything to the contrary in this Agreement, any amounts that would otherwise be payable in respect of any Unvested Growth Shares or Unvested Options pursuant to Section 2.3(d)(ii) or Section 2.3(e)(ii) that terminate, expire or are otherwise forfeited without vesting shall revert, or otherwise be paid, to the Sellers pursuant to Section 2.8. Payments to the Sellers under this Section 2.13 (to the extent not made at Closing in respect of any forfeit of Growth Shares or Unvested Options which takes place at and as a result of the Merger) shall be made on the third (3rd) Business Day following the last day of each calendar quarter beginning at the end of the first full calendar quarter following the Closing Date and shall be made in respect of any forfeited Unvested Growth Shares or Unvested Options that were forfeited during the applicable calendar quarter.

Section 2.14 Deferred Consideration.

(a) To the extent that from time to time the Qualifying Parent Equityholders have received in aggregate Realized Cash Proceeds equal to the Threshold Amount:

(i) Parent shall not, and shall cause the Company and its Subsidiaries not to, make any dividend, distribution or other payment to (or on behalf of, or for the benefit of) any Qualifying Parent Equityholder that would constitute Realized Cash Proceeds unless and until the Sellers have received the Maximum Earn-Out Payment in accordance with this Section 2.14; and

(ii) until the Sellers have received the Maximum Earn-Out Payment in accordance with this Section 2.14, Parent shall pay, or cause to be paid, an amount in cash equal to 100% of any amounts that would be incremental Realized Cash Proceeds in excess of the Threshold Amount (any such payments not to exceed individually or in the aggregate the Maximum Earn-Out Payment, an “Earn-Out Payment”) to the Sellers in accordance with their respective Pro Rata Share of such Earn-Out Payment and the terms and conditions of Section 2.3 and Section 2.8.

(b) No Earn-Out Payment shall be made unless and until there has been Realized Cash Proceeds equal to the Threshold Amount. Notwithstanding anything to the contrary, in no event will the aggregate amount of Earn-Out Payments made by Parent or its designee under this Agreement exceed an aggregate amount equal to the Maximum Earn-Out Payment.

(c) Until such time as the obligations of the Parties under this Section 2.14 shall cease pursuant to Section 2.14(h), not later than (i) twenty (20) Business Days prior to any receipt by a Qualifying Parent Equityholder of Realized Cash Proceeds (where such receipt would result in aggregate Realized Cash Proceeds exceeding the Threshold Amount), if the transaction resulting in such receipt is publicly disclosed, at such time, or (ii) if not so disclosed, at the Closing of the transaction resulting in such receipt, in the case of each of the foregoing clauses (i) and (ii), Parent shall deliver, or cause to be delivered, to the Seller Representative a written notice (an “Earn-Out Notice”) setting forth the following with respect to such Qualifying Parent Equityholder receiving Realized Cash Proceeds and all Qualifying Parent Equityholders as at such time (A) a calculation of the aggregate amount of Realized Cash Proceeds of such Qualifying Parent Equityholder and all Qualifying Parent Equityholders; (B) the amount of such Qualifying Parent Equityholder’s and all Qualifying Parent Equityholders receipt(s) of Realized Cash Proceeds; (C) the amount of the Qualifying Parent Equityholders’ Cumulative Investment; and (D) the Earn-Out Payment, if any, payable in respect thereof, in each case, calculated in a manner consistent with the terms of this Agreement and accompanied by reasonable supporting detail with respect to the calculation of such amounts.

(d) Parent will ensure that any transaction that would involve the realization of Realized Cash Proceeds by Qualifying Parent Equityholders in excess of the Threshold Amount is structured and effected so as to provide that on closing of such transaction (if not before), the full amount of any proceeds payable to (or on behalf of, or for the benefit of) any Qualifying Parent Equityholders is paid to the Sellers in a manner contemplated by Section 2.14(a).

(e) The Seller Representative and its advisors and representatives shall have reasonable access during regular business hours to such documents, books, records, work papers, facilities, personnel and other information (including in electronic format, if available) and employees of the Surviving Company and its Subsidiaries, in each case, to the extent used or involved in the preparation of an Earn-Out Notice, and as the Seller Representative, its advisors and representatives may reasonably require to complete its review of such Earn-Out Notice and the components thereof (in such a manner so as not to unreasonably interfere with the conduct of the business of the Surviving Company or its Subsidiaries), subject, if required by the accountants of the Surviving Company or its Subsidiaries, to the prompt execution of a customary (in form and content) access letter.

(f) Within 30 days following delivery by the Surviving Company of an Earn-Out Notice (the “Earn-Out Objection Period”), the Seller Representative shall either inform the Surviving Company in writing that such Earn-Out Notice is acceptable, or deliver written notice (the “Earn-Out Dispute Notice”) to the Surviving Company notifying the Surviving Company that the Seller Representative disagrees with the calculations set forth in such Earn-Out Notice and setting forth the Seller Representative’s calculation of the disputed amounts and, a description in reasonable detail of the grounds for each such disagreement (each such item or amount as to which the Seller Representative disagrees and set forth in the Earn-Out Dispute Notice, an “Earn-Out Item of Disagreement”). Except for those Earn-Out Items of Disagreement set forth in an Earn-Out Dispute Notice delivered during the Earn-Out Objection Period, the Seller Representative shall be deemed to have agreed with all other items and amounts set forth in such Earn-Out Notice, which items and amounts shall be final, conclusive and binding upon all of the parties hereto. In the event an Earn-Out Dispute Notice is delivered to the Surviving Company, the Surviving Company and the Seller Representative shall attempt in good faith to resolve such dispute, and any mutual agreement resulting from such good faith attempt shall be final, conclusive and binding on the parties.

(g) If the Surviving Company and the Seller Representative, notwithstanding such good faith attempt, fail to resolve such dispute within 15 calendar days after the Seller Representative delivers the Earn-Out Dispute Notice, then the Surviving Company and the Seller Representative jointly shall engage the Independent Expert to resolve any Earn-Out Items of Disagreement that remain unresolved in accordance with the standards set forth in this Section. The Surviving Company and the Seller Representative shall use all reasonable endeavors to cause the Independent Expert to render a written decision resolving the matters submitted to the Independent Expert within 30 calendar days of the making of such submission and each of the Surviving Company and the Seller Representative shall, and shall cause its representatives to, cooperate with the Independent Expert so as to enable it to make its determination as quickly and as accurately as practicable. The Surviving Company and the Seller Representative agree that the engagement of the Independent Expert shall provide that neither party shall have any ex parte communications with the Independent Expert. The Surviving Company and the Seller Representative shall direct the Independent Expert to decide all remaining Earn-Out Items of Disagreement solely based on the terms and standards set forth in this Agreement and the written submissions of the Surviving Company and the Seller Representative and their respective representatives, and shall not be based on independent review, and each of the Surviving Company and the Seller Representative shall have the opportunity to respond in writing to the other’s written submission. The Independent Expert shall only address Earn-Out Items of Disagreement and shall not adjust any amounts or items that are not in dispute by the parties hereto; provided that the amount of any Earn-Out Items of Disagreement and the Earn-Out Payment as so determined by the Independent Expert shall not be greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Prior to the Independent Expert’s final determination under this Section 2.14(g), (A) Parent, on the one hand, and the Seller Representative, on the other hand, shall each pay 50% of any retainer paid to the Independent Expert, and (B) during the engagement of the Independent Expert, the Independent Expert will bill 50% of the total charges to each of Parent, on the one hand, and Seller Representative, on the other hand. In connection with the Independent Expert’s final determination under this Section 2.14(g), the Independent Expert shall also determine, pursuant to the terms of this Section 2.14(g) and taking into account all fees and expenses already paid by each of Parent and the Seller Representative, as of the date of such determination, the allocation of its fees and expenses between Parent and the Seller Representative, which such determination shall be conclusive and binding upon the parties hereto. All determinations made by the Independent Expert will be final, conclusive and binding on the parties hereto.

(h) The obligations of the Parties under this Section 2.14 shall cease and be of no further force and effect from and after the earliest to occur of (i) the date on which no Qualifying Parent Equityholder, directly or indirectly, owns beneficially or of record any Parent Securities (but subject to satisfaction of any obligations arising at or prior to such time, including any obligation to pay any Earn-Out Payment) and (ii) the date as of which an aggregate amount equal to the Maximum Earn-Out Payment has been paid hereunder.

(i) The Parties (including the Seller Representative on behalf of itself in its capacity as a Seller and on behalf of the other Sellers) acknowledge and agree that in connection with the Earn-Out Payment and subject to the final sentence of this Section 2.14(i), (i) the Surviving Company and its post-Closing Affiliates (including Parent) shall have the right to operate its and their respective businesses, in the sole discretion of the Surviving Company and its Affiliates and make all decisions with respect to the Surviving Company and its and its Affiliates’ businesses (including decisions with respect to the commercial viability of a product, development budgets and costs and potential market for products) in the sole discretion of the Surviving Company and its Affiliates; (ii) the Surviving Company and its post-Closing Affiliates (including Parent) shall have no obligation to operate the Surviving Company and its businesses in order to achieve or maximize any amount of Realized Cash Proceeds, the Threshold Amount, or any Earn-Out Payment; (iii) any Earn-Out Payments and the receipt by the Qualifying Parent Equityholders of any Realized Cash

Proceeds are speculative and are subject to numerous factors outside the control of the Surviving Company, Parent and their respective Affiliates; (iv) there is no assurance that the Sellers will receive any Earn-Out Payments; (v) none of the Surviving Company, Parent, nor any of the Parent Related Parties owe a fiduciary duty or express or implied duty to the Sellers or the Seller Representative (and any such fiduciary duty is irrevocably waived); (vi) the contingent right of the Sellers to receive any Earn-Out Payment is not an investment in the Surviving Company, Parent or any of its Affiliates and such rights in this Section 2.14 shall not entitle any Seller or the Seller Representative to any rights as an equityholder of the Surviving Company, Parent or any of its Affiliates; (vii) the parties intend the express provisions of this Agreement to govern all of their rights and obligations, if any, with respect to the Earn-Out Payments contemplated by this Section 2.14; (viii) nothing herein will prohibit the Surviving Company, Parent, or their respective Affiliates from engaging in any business or opportunity either with or without the Surviving Company or its Affiliates or acquiring, entering into joint ventures, investing in, or otherwise cooperating with other Persons, including Persons that may have interests adverse to or otherwise compete, directly or indirectly, with the Surviving Company and its Subsidiaries; (ix) neither the Surviving Company nor any of its Affiliates is under any obligation to continue any aspect of the Surviving Company’s and its Subsidiaries’ businesses or to operate the Surviving Company, its Subsidiaries or their respective businesses consistent with past practice; (x) none of the Sellers or the Seller Representative (on behalf of itself or any Seller) shall have any right to claim or assert any lost Earn-Out Payment or other damages pursuant to this Agreement or otherwise, including this Section 2.14 as a result of any conduct, decisions or other actions or inactions of the Surviving Company, Parent or their respective Affiliates (other than a claim for breach of the payment obligations under this Section 2.14 to the extent any Earn-Out Payment is payable hereunder and not paid when due and payable); (xi) nothing shall prohibit, prevent or otherwise restrict the Surviving Company or any of its Affiliates from incurring any Lien with respect to the Surviving Company or its Affiliates, any equity interest therein or any asset thereof or otherwise restrict the secured party in whose favor such Lien is granted from enforcing its rights in respect of such Lien. Notwithstanding anything to the contrary herein or otherwise, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Surviving Company, Parent, or any Qualifying Parent Equityholder or any of the Parent Related Parties for payment of any of the Earn-Out Payments is to seek the payment from the Parent or the Company in accordance with this Section 2.14. Parent agrees that it shall not take any action the principal purpose or intent of which is to circumvent or reduce the payments contemplated by this Section 2.14.

(j) The rights of the Sellers under this Section 2.14 are personal to each Seller and, notwithstanding anything to the contrary in this Agreement or otherwise, no rights or interests of any Seller under this Section 2.14, including any rights to receive any Earn-Out Payment due pursuant hereto, may be sold, assigned, transferred, in whole or in part by any Seller (other than by operation of Law or the Laws of descent) to any Person and any attempted sale, assignment or transfer shall be null and void ab initio.

(k) All payments pursuant to this Section 2.14 shall be treated by the Parties for applicable Tax purposes as adjustments to the Total Merger Consideration, unless otherwise required by Law.

Section 2.15 Third-Party Expenses.

(a) If any Transaction Invoice in respect of Third-Party Expenses is not delivered at or prior to the Closing, the Seller Representative shall procure that such Transaction Invoice is delivered to Parent promptly following Closing, and in any case by no later than twenty (20) Business Days following Closing, and Parent shall deliver, or cause to be delivered, in cash to the Persons owed such Third-Party Expenses the amount thereof so owed in accordance with the wire transfer instructions set forth in the relevant Transaction Invoice. Each such payment shall be made within one (1) Business Day of payment of any Excess Amount in accordance with Section 2.10(e) or receipt of any Shortfall Amount in accordance with Section 2.10(f), as applicable.

(b) The Company has agreed to pay (without obligation of reimbursement) for and on behalf of Morico Continental Corp., Rimberg and Andrey Ogandzhanyants the fees, costs and expenses of Baker & McKenzie LLP, Carey Olsen Bermuda Limited and Deloitte LLP, in each case, to the extent incurred from and after August 7, 2019 through and including the Effective Time.

ARTICLE III

WARRANTIES OF THE COMPANY

The Company hereby makes the warranties to Parent that are set forth in this Article III. To the extent described in Section 13.4(b), all warranties of the Company are made subject to and modified by the exceptions noted in the disclosure schedules delivered by the Company to Parent concurrently herewith and identified as the “Company Disclosure Schedule.”

Section 3.1 Organization, Existence and Good Standing. The Company is an exempted limited company duly incorporated, validly existing and in good standing under the Laws of Bermuda. Each of the Company’s Subsidiaries has been duly organized, validly exists and is in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing (where applicable), under the Laws of all jurisdictions where the ownership, operation or leasing of its properties, rights or assets or conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed or to be in good standing would not have a Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach of such Person’s Organizational Documents where such breach would be material.

Section 3.2 Power and Authority.

(a) The Company has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company or any of its Subsidiaries is or will become a party and the consummation by the Company or such Subsidiary of the transactions contemplated in this Agreement and such Transaction Documents, as applicable, have been duly and validly approved by all requisite corporate, limited liability company, partnership or other action, other than receipt of the Shareholder Approval. No other proceedings are necessary on the part of the Company, the board of directors of the Company, or any of the Subsidiaries of the Company, or the Sellers to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company or any of its Subsidiaries is or will be a party and the consummation by it of the transactions contemplated herein or therein, other than receipt of the Shareholder Approval.

(b) The board of directors of the Company has (i) determined that the terms of this Agreement, the Bermuda Merger Agreement and the other Transaction Documents to which it is a party are fair to and in the best interests of the Company and the Shareholders, (ii) determined that the consideration payable in respect of the Company Shares pursuant to Section 2.3(c) constitutes fair value for such Company Shares in accordance with the Bermuda Companies Act, (iii) approved the Merger, with the Merger Sub as the surviving Company of such Merger, so that immediately following the Merger, the Merger Sub will be a wholly owned Subsidiary of Parent and (iv) resolved to recommend that the Shareholders approve and adopt this Agreement, the Bermuda Merger Agreement and the Merger. The Shareholder Approval is the only vote of the holders of any class or series of the Company’s share capital (in their capacity as Shareholders) necessary to approve and adopt this Agreement, the Bermuda Merger Agreement and the Merger under applicable Law or governing documents or Contract to which the Company is a party or otherwise bound, and such vote shall be taken in the form of a written consent contemplated by Section 5.5.

(c) The Company and each of its Subsidiaries has full power and authority to own, operate or lease all of its respective properties, rights and assets owned, operated or leased by it and to carry on its business as it is now conducted, except where such failure to own, operate or lease would not have a Material Adverse Effect.

Section 3.3 Enforceability. This Agreement and each other Transaction Document to be entered into as of the date hereof has been duly authorized, executed and delivered by the Company (or its Subsidiaries or Affiliates to the extent a party thereto), and constitutes a legal, valid and binding obligation of the Company (or its Subsidiary, or Affiliates as applicable), enforceable against such Person in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the other Transaction Documents to be executed and delivered by the Company (or its applicable Subsidiaries or Affiliates) as of the date thereof will be duly executed and delivered by duly authorized officers or other duly authorized signatories of the Company (and, with respect to its Subsidiaries or Affiliates, by duly authorized officers or other duly authorized signatories thereof, as applicable), and will constitute valid and binding obligations of the Company (or its Subsidiaries or Affiliates to the extent a party thereto), enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.4 Consents; Non-contravention. Except for (i) filings and approvals or expiration or termination of applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, the rules and regulations promulgated thereunder (the “HSR Act”), (ii) the filings and approvals or expiration or termination of applicable waiting periods under the other Specified Antitrust Laws (and the post-Closing filings under the Antitrust Laws of Argentina and Egypt), and (iii) consents, no objections, approvals from, or notification to, the BMA, neither the Company, any Affiliate of the Company nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent, Order, Permit or approval of any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein and therein. Except as set forth in the preceding sentence or in Section 3.4 of the Company Disclosure Schedules, neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein do or will (with or without notice or lapse of time, or both): (a) conflict with, violate or result in a breach or default of any provision of the Company’s or any of its Subsidiaries’ Organizational Documents; (b) conflict with, violate or result in a material breach of any Law or Order to which the Company or any of its Subsidiaries or any of their assets, rights, properties or businesses is subject or otherwise bound; (c) conflict with, result in a material breach of, constitute a material default or an event creating rights of acceleration, termination, modification or cancellation or a loss of material rights under or require that any authorization, consent or approval be obtained with respect to any material Contract, Permit, indenture, mortgage, debenture, note or other instrument to which the Company or any of its Subsidiaries is a party, subject or otherwise bound; or (d) result in the creation or imposition of any material Lien (other than Permitted Liens) upon any of the material assets or businesses of the Company or any of its Subsidiaries.

Section 3.5 Capitalization.

(a) A true, accurate and complete description of the authorized, issued and outstanding share capital and Equity Rights (including any shares reserved for issuance, but other than any Equity Rights expressly contemplated by the Rollover) of the Company as of the date hereof is set forth on Section 3.5(a) of the Company Disclosure Schedules, including all Company Common Shares, Vested Growth Shares, and Vested Options. Except as expressly set forth on Section 3.5(a) of the Company Disclosure Schedules, there are no securities of the Company or any of its Subsidiaries reserved or available for issuance and there are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any of its Subsidiaries. All of the issued Company Shares have been duly authorized, validly issued, fully paid and non-assessable and issued free of and not in violation of preemptive or similar rights and offered and issued in compliance with applicable securities Laws. All of the issued and outstanding Company Shares are owned of record by Shareholders in the amounts set forth on Section 3.5(a) of the Company Disclosure Schedules as of the date of this Agreement. No Company Shares are owned by any Subsidiary of the Company. Section 3.5(a) of the Company Disclosure Schedules also sets forth an indication as to (i) which Company Shares set forth thereon are Vested Growth Shares on the date hereof and the vesting schedule and vesting conditions with respect thereto (including conditions of acceleration of the vesting (if any)), (ii) the price per share paid to acquire such Company Shares (if any) and (iii) the repurchase rights of the Company with respect thereto (with a separate indication if the repurchase price thereof exceeds the original price per share paid with respect thereto as set forth on Section 3.5(a) of the Company Disclosure Schedules).

(b) All of the issued Options have been duly authorized, validly issued and were offered and issued free of and not in violation of preemptive or similar rights and offered and issued in compliance with applicable securities Laws. All of the issued and outstanding Options are held or owned of record, as applicable, by the holders in the amounts set forth on Section 3.5(b) of the Company Disclosure Schedules as of the date of this Agreement and, except with respect to (i) the forfeiture of Options on the terms thereof upon the termination of employment or service of the individual holding such Options and (ii) the exercise of Options, as of immediately prior to the Closing. All of the Options are for Company Common Shares. Section 3.5(b) of the Company Disclosure Schedules sets forth an indication as to which of the Options are Vested Options and which are Unvested Options as of the date of this Agreement, the country of employment or service of the Optionholder to the extent that Optionholder is employed by the Company or its Subsidiaries, the date of grant, the vesting commencement date, the vesting schedule and vesting conditions thereof, conditions of acceleration of the vesting schedule (if any), the number of Company Common Shares subject to each such Option, and the exercise price for each of the Options. Since January 1, 2012, with respect to any Option intended to be exempt from Section 409A of the Code, the Company has relied on the safe harbor provisions of Section 409A of the Code such that each Option has an exercise price per share equal to or greater than the fair market value (within the meaning of Section 409A of the Code) of a Company Common Share on the date of grant of such Option. Except as set forth on Section 3.5(a) or Section 3.5(b) of the Company Disclosure Schedules (or as may result from the Rollover), there are no outstanding equity, securities, or Equity Rights with respect to the Company.

(c) The Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or cause to be purchased, redeemed or otherwise acquired any equity, securities or Equity Rights. There is no Indebtedness providing holders thereof the right to vote (or which are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company on any matter. The Company Shares are not subject to, and have not been issued in violation of, any purchase option, warrant, call, right of first refusal or offer, preemptive, subscription or similar rights, and no Person has any right of first offer, right of first refusal or preemptive right in connection with any offer, sale or issuance of any Equity Rights of the Company. Except as set forth on Section 3.5(c) of the Company Disclosure Schedules, there are no voting trusts, voting agreements, proxies, shareholder agreements or other Contracts that may affect the voting or transfer of the Company Shares or any other Equity Rights of the Company to which it is a party or bound. There are no declared or accrued but unpaid dividends or distributions with respect to the Company Shares or other Equity Rights in the Company.

(d) Except as set forth on Section 3.5(d) of the Company Disclosure Schedules, there is no material Indebtedness of the Company or any of its Subsidiaries of the type set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (ix), (xii) and to the extent related thereto, (xvi) of the definition of Indebtedness.

Section 3.6 Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Schedules sets forth (i) each of the Company’s Subsidiaries, (ii) each such Subsidiaries’ respective jurisdiction of incorporation, formation or organization, as applicable, and (iii) a list of the names of each record and beneficial owner of all the outstanding shares of capital stock or other Equity Rights of each such Subsidiary and set forth opposite the name of each such owner, the number, class and series of shares of capital stock or Equity Rights. Such Equity Rights (including capital stock, limited liability company interests, securities or other equity interests of any kind) of the Subsidiaries of the Company are held by the record and beneficial owners thereof, all as set forth on Section 3.6(a) of the Company Disclosure Schedules, in each case, free and clear of all Liens (other than Permitted Liens). All of the issued and outstanding shares of capital stock, limited liability company interests, securities or other equity interests of each Subsidiary of the Company have been validly issued, are fully paid and non-assessable (where applicable) and free of and not in violation of preemptive or similar rights, and were offered and issued in compliance with applicable securities Laws. Except as set forth on Section 3.6(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns, directly or indirectly, or has any Contract relating to the acquisition of, any security or other Equity Right of any Person or is otherwise subject to any obligation or requirement to provide capital contributions to or invest any other Person.

(b) Except as set forth on Section 3.6(a) of the Company Disclosure Schedules, there are no outstanding equity or Equity Rights with respect to any Subsidiary of the Company (other than any Equity Rights expressly contemplated by the Rollover). No Subsidiary of the Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or cause to be purchased, redeemed or otherwise acquired any equity or Equity Rights. There is no Indebtedness providing holders thereof the right to vote (or which are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of any Subsidiary of the Company on any matter. The equity interests of the Subsidiaries of the Company are not subject to, and have not been issued in violation of, any purchase option, warrant, call, right of first refusal or offer, preemptive, subscription or similar rights, and no Person has any right of first offer, right of first refusal or preemptive right in connection with any offer, sale or issuance of any Equity Rights any Subsidiary of the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other Contracts that restrict or otherwise affect the voting or transfer of any equity of any Subsidiary of the Company to which any of them is a party or bound. There are no declared or accrued but unpaid dividends or distributions with respect to any equity or other Equity Rights in any Subsidiary of the Company. No Person is entitled to any additional payment or compensation with respect to any capital stock or other Equity Rights of the Company or any Subsidiary of the Company that was repurchased or otherwise acquired by the Company or any Subsidiary thereof prior to the Closing.

Section 3.7 Financial Statements.

(a) True, correct and complete copies of the consolidated audited financial statements including statements of profit or loss, other comprehensive income, financial position, changes in equity, and cash flows (together with any notes thereto) of the Company and its Subsidiaries as of and for the years ended December 31, 2016, December 31, 2017 (as restated in the prior year comparatives in the December 31, 2018 audited financial statements) and December 31, 2018 (the “Financial Statements”), have been provided to Parent and are set forth on Section 3.7(a)(i) of the Company Disclosure Schedules. True, correct and complete copies of the unaudited, consolidated statements of profit or loss and financial position of the Company and its Subsidiaries as of and for the seven (7)-month period ended on July 31, 2019 (such financial statements, the “Interim Financial Statements”) have also been provided to Parent and are set forth on Section 3.7(a)(ii) of the Company Disclosure Schedules. The Financial Statements give a true and fair view of the consolidated financial position and affairs of the Company and its Subsidiaries as of the dates thereof and of the consolidated results of operations, cash flows and statement of changes in equity of the Company and its Subsidiaries for the periods covered by such statements, and have been prepared in accordance with IFRS consistently applied through the periods covered thereby (except as disclosed therein), and have been prepared in accordance with IFRS and based on the books and records of the Company and its Subsidiaries. The Financial Statements have been prepared on a consistent basis with the consolidated financial statements for the previous financial year, except as described therein. The Interim Financial Statements have been prepared in good faith from the books and records of the Company and its Subsidiaries and, having regard for the fact that they are not audited or prepared to the same standard as a set of annual audited financial statements, (i) have been prepared using accounting policies which are materially consistent with those used in the Financial Statements for the year ended December 31, 2018, and (ii) reasonably reflect the consolidated profit of the Company and its Subsidiaries for the period to which they relate and the consolidated financial position of the Company and its Subsidiaries as at July 31, 2019.

(b) The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS in all material respects. Since January 1, 2016, there has not been any fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries, who have a significant role in the Company’s and its Subsidiaries’ internal controls over financial reporting.

(c) The books, records and other financial reports of the Company and its Subsidiaries relating to the operations of the Business have been maintained in material compliance with applicable Laws. In addition, the books of account, minute books and other books and records of and relating to each of the Company and its Subsidiaries have been maintained in material compliance with applicable Laws.

(d) All accounts and notes receivable of the Company and its Subsidiaries represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by the Company or any of its Subsidiaries. No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of the Company or its Subsidiaries are pending or to the Company’s knowledge threatened. All of the accounts and notes receivable of the Company and its Subsidiaries relate solely to sales of goods or services to customers of the Company or its Subsidiaries, none of whom are Shareholders, Optionholders, or Affiliates of the Company or its Subsidiaries.

Section 3.8 Undisclosed Liabilities(a) . Neither the Company nor any of its Subsidiaries has any Liability that would be required to be recorded on a consolidated balance sheet of the Company and its Subsidiaries or other financial statement (or the notes thereto) prepared in accordance with IFRS (other than IFRS 16), other than: (a) Liabilities specifically reflected in and adequately reserved against on the Financial Statements and the Interim Financial Statements (or, in each case, the notes thereto); (b) Liabilities incurred by the Company or any of its Subsidiaries subsequent to the date of the Interim Financial Statements in the ordinary course of the business consistent with past practices (none of which is a Liability resulting from a breach of Contract, tort, infringement or misappropriation); (c) Liabilities incurred under the Transaction Documents; (d) Transaction Expenses or Third-Party Expenses; and (e) other undisclosed liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the consolidated Company and its Subsidiaries, taken as a whole.

Section 3.9 Taxes.

(a) The Company and each of its Subsidiaries has timely filed (taking into account valid extensions) all income Tax Returns and all other material Tax Returns that were required to be filed by any of them, and each such Tax Return is true, correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or have withheld and timely paid or have had timely paid on their behalf) all income Taxes and all other material Taxes (for the avoidance of doubt, including estimated Taxes) required to be paid by it, whether or not shown as due and owing on all Tax Returns, that were required to be paid on or prior to the Closing Date. There are no Liens for Taxes other than Permitted Liens upon any asset of the Company or any of its Subsidiaries. The Company has provided or made available to Parent true, correct and complete copies of all Tax Returns filed by the Company and its Subsidiaries for all Tax periods since December 31, 2016.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto).

(c) No disputes, audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending or, to the knowledge of the Company, threatened with regard to any Tax Returns filed by the Company or any of its Subsidiaries or otherwise respecting Taxes. To the knowledge of the Company, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely (within any applicable extension periods) paid or settled.

(d) All material Taxes required to be withheld or collected and remitted by or on behalf of the Company or any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been properly and timely withheld or collected, and all such Taxes either have been duly and timely paid to the proper Governmental Entity. The Company and each of its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity agreement, tax receivables agreement, tax sharing agreement, tax allocation agreement or any similar arrangement that obligates it to make any payment with respect to Taxes of any other Person (other than commercial agreements or arrangements not primarily related to Taxes entered into in the ordinary course of business).

(f) Neither the Company nor any of its Subsidiaries (i) is or was a member of any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries (i) has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any other similar transaction under non-U.S. Law) or (ii) has engaged in any transaction to which Sections 355 or 361 of the Code applies within the two (2) year period ending as of the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries has been notified in writing by any Governmental Entity that it is or may be subject to taxation by, or required to file Tax Returns in, a jurisdiction where it does not file Tax Returns, which claim has not been fully resolved.

(i) No power of attorney granted by either the Company or any of its Subsidiaries with respect to Taxes is currently in force.

(j) Neither the Company nor any of its Subsidiaries is a partner in a partnership (or an equity holder in any entity treated as a partnership for U.S. federal, state, local or non-U.S. income Tax purposes).

(k) Section 3.9(k) of the Company Disclosure Schedules set forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes prior to the completion of the Pre-Closing Restructuring (disregarding the effects of the Pre-Closing Restructuring).

(l) Neither the Company nor any of its Subsidiaries has made an entity classification election under Treasury Regulations Section 301.7701-3(c)(1) within the last 60 months.

(m) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, in a country other than the country in which it is incorporated or organized.

(n) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(o) No Subsidiary of the Company organized in the United States is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) Any UK equity holders of the Company paid Unrestricted Market Value (UMV) for any shares of the Company acquired by them, or they paid tax on UMV for any shares of the Company they acquired for less than UMV.

Section 3.10 Conduct of Business. (i) Between December 31, 2018 and the date of this Agreement, the Company and each of its Subsidiaries thereof has conducted its business, in all material respects, in the ordinary course of business consistent with past practices, and (ii) since December 31, 2018, there has been no Material Adverse Effect. Except as set forth on Section 3.10 of the Company Disclosure Schedules, since December 31, 2018, neither the Company nor any of its Subsidiaries has:

(a) paid, declared, set aside, adopted or set a record date for or otherwise set aside or committed to make, any dividends or other distributions on its share capital, limited liability company interests, securities or other equity interests or Equity Rights or otherwise make any payments to the Company’s shareholders in their capacity as such (other than (i) distributions from the Subsidiaries of the Company to the Company or (ii) cash dividends or cash distributions by the Company to the Shareholders (and solely for the purposes of Section 5.3, so long as such dividends or distributions are paid in full prior to the Measurement Time)), or purchased, redeemed or otherwise acquired any of its share capital, limited liability company interests, securities or other equity interests or Equity Rights of any kind;

(b) (i) sold, assigned, licensed, leased, abandoned, allowed to lapse, transferred, or otherwise disposed of, or subjected to any Lien (other than a Permitted Lien) any of its assets, rights or property (including Intellectual Property), except for sales of non-exclusive licenses of the Intellectual Property owned by the Company or its Subsidiaries or the disposition of obsolete equipment, in each case otherwise than in the ordinary course of business or (ii) acquired any classes of assets, rights or property (including Intellectual Property) in any case for a purchase price in excess of $1,000,000, where such acquisitions would exceed $5,000,000 in the aggregate;

(c) suffered any material loss, or any interruption in use, of any of its material assets or property that is not fully covered by insurance (excepting any applicable deductible or retention), whether on account of fire, flood, riot, strike, act of God or otherwise;

(d) (i) settled, compromised or released any rights, or agreed to settle, compromise, or release any rights, with respect to any claim or Proceeding, other than settlements or compromises of claims or Proceedings arising in the ordinary course of business involving solely money damages which are not in excess of $1,000,000 individually and in excess $5,000,000 in the aggregate and only if all such amounts are paid in full prior to the Closing, or (ii) entered into any consent decree or settlement agreement with any Governmental Entity;

(e) (i) created, incurred, assumed or guaranteed any Indebtedness or made any pledge of any of its assets, rights or properties or otherwise permitted any of its assets, rights or properties to become subject to any Lien (other than Permitted Liens), other than in the ordinary course of business under (x) existing lines of credit or (y) intercompany Indebtedness between the Company and a Subsidiary thereof, (ii) made any loans, investments or advances to any Person or purchased, redeemed or otherwise acquired or offered to acquire any Equity Rights of any Person, other than intercompany loans between the Company and a Subsidiary and routine advances of business expenses to employees or directors, in each case, in the ordinary course of business, or (iii) cancelled any third party indebtedness owed to the Company or any of its Subsidiaries;

(f) made any change to its accounting or auditing methods or practices, except as required by IFRS;

(g) except in each case in the ordinary course of business or which has not resulted in a Material Adverse Effect (i) made, revoked or changed any entity classification election or other material Tax election, changed an annual accounting period in respect of Taxes or adopted or changed any material accounting method in respect of Taxes, (ii) amended any material Tax Return, (iii) entered into any closing agreement, settled or compromised any claim, assessment or proceeding in respect of a material amount of Taxes, or surrendered any right to claim a refund of Taxes, (iv) consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment except as may be required by applicable Law, (v) initiated any voluntary disclosure to any Governmental Entity in respect of a material amount of Taxes or entered into any contractual obligation (or received or requested any ruling) in respect of a material amount of Taxes with any Governmental Entity, or (vi) taken or omitted to take any other similar action or omission relating to the filing of any material Tax Return or the payment of any material Tax;

(h) made or committed to make any capital expenditure in an amount that exceeds $1,000,000 individually, where such individual capital expenditures would exceed $10,000,000 in the aggregate, or delayed or failed to make any budgeted capital expenditure research and development expenditure, or budgeted marketing expenditure where such delay or failure would result in the relevant fiscal year budget being underspent by more than ten per cent. (10%), in each case based on the fiscal year 2019 budget (which shall apply to fiscal year 2020 for purposes of this Section 3.10(h)); or

(i) entered into any Contract (or other legally binding commitment or agreement or otherwise resolved) to do any of the foregoing.

Section 3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedules contains a complete and accurate list of the following Contracts as of the date hereof (other than with regard to Benefit Plans set forth on Section 3.19(a) of the Company Disclosure Schedules), including any amendments, modifications and supplements thereto, to which the Company or any of its Subsidiaries is a party or to which their respective assets, rights, property or business are bound or subject to (each Contract required to be listed on Section 3.11(a) of the Company Disclosure Schedules, whether or not actually listed thereon, a “Material Contract”):

(i) Contracts with the Material Advertisers, Material Aggregators and Material Suppliers;

(ii) Contracts the Company reasonably anticipates will involve payments by or to the Company and its Subsidiaries in the current fiscal year in excess of $1,000,000 individually, other than Contracts with Material Advertisers, Material Aggregators and Material Suppliers;

(iii) leases or subleases, either as lessee or sublessee or lessor or sublessor, of personal property, where the lease or sublease provides for an annual rent in excess of $1,000,000 and has an unexpired term as of the date hereof in excess of one (1) year;

(iv) Contracts that restrict or purport to restrict the right of the Company or any of its Subsidiaries or Affiliates to compete with any other Person or to engage in any business activity or line of business, other than in the ordinary course;

(v) Contracts (A) granting to the counter-party any rights of first refusal or first offer, most favored customer pricing, or any material Contract providing for the grant of exclusive sales, distribution, marketing, franchising consignment or other exclusive rights, rights of first negotiation or similar rights and/or terms to any Person; or (B) requiring the Company or any of its Subsidiaries to purchase all or substantially all of a particular service, product or material from a supplier or containing a minimum purchase or supply commitment, in the case of the foregoing clause (B), only where the contract price for such Contract is in excess of $1,000,000 per annum individually or where such individual contracts would exceed $5,000,000 per annum in the aggregate;

(vi) material Contracts relating to Intellectual Property or IT Systems, excluding (i) commercially available, off-the-shelf, non-exclusive software licenses to the Company or any of its Subsidiaries which involve payments in the current fiscal year of less than $1,000,000 and (ii) non-exclusive licenses granted by the Company or such of its Subsidiaries to customers in the ordinary course of business;

(vii) leases or sublease or material license of any Leased Real Property;

(viii) Contracts evidencing or securing Indebtedness of the Company or any of its Subsidiaries in excess of $1,000,000 (other than intercompany loans involving wholly-owned Subsidiaries);

(ix) Contracts relating to any interest rate, currency, commodity derivatives, swap or hedging transaction;

(x) Contracts (other than any non-disclosure agreements entered into by the Company or any of its Subsidiaries) relating to the acquisition or disposition (whether directly or indirectly, in a single transaction or a series of related transactions) of, or merger with, any business or Person or division thereof, in each case, (i) within the last three (3) years or (ii) that contain any surviving payment or indemnification obligations with respect to the Company or any of its Subsidiaries or Affiliates;

(xi) Contracts involving a partnership, strategic alliance, joint venture or the sharing of revenues, profits, losses, costs or liabilities (other than (i) Contracts entered into in the ordinary course of business with billing aggregators respecting the allocation of user revenue, (ii) marketing or advertising agreements; or (iii) Contracts entered into between the Company and its Subsidiaries, or between any of the Subsidiaries) and any shareholder or limited liability company agreements;

(xii) Contracts with any Governmental Entity (other than Permits);

(xiii) Contracts containing continuing obligations of the Company or any of its Subsidiaries relating to any resolution or settlement of any actual or threatened Proceeding (including, without limitation, any Proceeding to which a Governmental Entity is a party) for an amount in excess of $1,000,000;

(xiv) Contracts requiring any capital lease, capital commitment or capital expenditures (including any series of related expenditures) in excess of $1,000,000 per annum;

(xv) Contracts for the employment of, or receipt of any services from, any employee or consultant on a full-time or part-time basis providing for an annual base salary in excess of $150,000, and Contracts providing for severance, termination, retention, change in control or similar payment to any employee;

(xvi) Contracts under which the Company or any of its Subsidiaries has an outstanding advance or loan to any other Person (including a Subsidiary of the Company, exclusive of intercompany payables or receivables arising in the ordinary course of business and for which there is no underlying written Contract), excluding (i) advances of business expenses to employees or directors in the ordinary course of business, and (ii) loans to employees for travel season tickets, relocation or otherwise, in each case (for clause (ii)) not exceeding £10,000;

(xvii) Contracts for or relating to each datacenter facility used by the Company or any of the Company’s Subsidiaries to conduct a material part of their respective businesses; and

(xviii) Contracts with a Related Party.

(b) Each Material Contract is valid, binding and in full force and effect with respect to the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, the other parties thereto. Each Material Contract is enforceable against the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. Neither the Company nor any of its Subsidiaries has received any written notification that is in material breach or default in the performance of any of their respective obligations under any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in material breach or default thereunder. No event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of the Company or any of its Subsidiaries under any Material Contract or, to the knowledge of the Company, any other party thereto. Except in the ordinary course of business, there is no pending or, to the knowledge of the Company, threatened audit or Proceeding of or regarding the Company’s or any Subsidiaries’

compliance with any Material Contract by any other party to such Material Contract. The Company has made available to Parent a true, correct and complete copy of each written Material Contract; provided that Material Contracts that are solely statements of work, purchase orders or invoices for the purchase or sale of products or services entered into in the ordinary course of business shall not be required to have been made available to Parent solely to the extent they do not deviate in any substantive respect from the standard forms for such counterparty made available to Parent prior to the date hereof.

Section 3.12 Permits. All Permits that are required in order for the Company or its Subsidiaries to conduct its business as presently or contemplated to be conducted are in the possession of the Company, are in full force and effect and are being complied with, except for such Permits the failure of which to be in possession or be in compliance with would not have a material effect, individually or in the aggregate, on the Company and its Subsidiaries. Since December 31, 2016, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Entity regarding (a) any actual or possible violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit or (b) any actual or possible revocation, withdrawal, suspension, cancellation, non-renewal, termination or modification of any Permit, in each case other than as would not, individually or in the aggregate, be reasonably expected to be material to the Company.

Section 3.13 Litigation. There are no, and since December 31, 2016, there have not been any, Proceedings of any kind or nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective directors or officers, businesses, assets, rights or properties (including Intellectual Property), except Proceedings that (a) have not been material individually or in the aggregate and (b) if adversely determined would reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor their respective directors or officers is a party to, or bound by, any Order, or any directed or involuntary disclosure to any Governmental Entity, the enforcement of which or compliance with which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or would, individually or in the aggregate, materially affect, impede or restrain the operation of the business of the Company or any of its Subsidiaries or otherwise have a Material Adverse Effect.

Section 3.14 Compliance with Laws.

(a) Each of the Company and its Subsidiaries is, and since December 31, 2016, has been, in compliance with all applicable Laws and Orders, except where the failure to comply would not have, individually or in the aggregate, a material effect on the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of material violation of any Law or Order by the Company or any of its Subsidiaries since December 31, 2016 and, to the knowledge of the Company, no investigation by any Governmental Entity is pending with respect to any actual or alleged material violation of Law by the Company or any of its Subsidiaries or any officer, director or management employee of any of them in their capacities as such.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of their employees, officers or directors, agents, or other Person acting for or on behalf of the Company or any of its Subsidiaries, (i) has been or is designated on any list of any Governmental Entity as Persons whose property must be blocked or with whom Persons cannot transact business, including the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), or any similar list of sanctioned persons issued by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity administering sanctions, including the U.S. Department of State, (ii) is a national or citizen of, organized under the laws of or resident or operating in any country or territory which is itself the subject of country-wide or territory-wide sanctions, including, but not limited to, as of the date of this Agreement, Iran, Cuba, Syria, Crimea, and North Korea, (iii) is a Person owned or controlled by any Persons described in clauses (i) and/or (ii) of this sentence (Persons described in clauses (i), (ii) and/or (iii) collectively, “Sanctioned Persons”), (iv) has been convicted of or charged with violating Anti-Money Laundering Laws, or (v) is under investigation by any Governmental Entity for suspected violations of Anti-Money Laundering Laws.

(c) Except to the extent that noncompliance would not be material to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries is in compliance, and since December 31, 2016 has been in compliance, with all applicable Laws relating to the import and export of goods, Software, services and technology.

(d) Since December 31, 2016, neither the Company nor any of its Subsidiaries, nor any predecessors or former Subsidiaries of the Company, nor to the Company’s knowledge, any of their directors, officers or employees agents, representatives, consultants, or other Persons, acting or purporting to act for or on behalf of any of the foregoing (individually and collectively) has at any time, directly or indirectly, (i) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, authorized the giving of, received or solicited anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other payments to any governmental official, including any officer, employee, or representative of any Governmental Entity, or to any candidate for political office, political party or official thereof, or other Persons, in violation of any applicable Law, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, any applicable Laws prohibiting commercial bribery, or any other applicable anti-corruption Laws, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or (ii) made any bribe, kickback or illegal political contribution, or (iii) improperly given, offered, promised or authorized the giving of money or anything of value, to any government official or employee (including officials, officers, directors or employees of Governmental Entities), political party or campaign official, candidate for foreign political office, official or employee of a public international organization, or any other person acting on behalf of any of the foregoing (each, a “Government Official”), for the purpose of (x) improperly influencing an act or decision of such Government Official or improperly inducing such Government Official to use his or her influence or position to affect any act or decision of a Governmental Entity, (y) obtaining an improper business advantage, or (z) improperly obtaining or retaining business.

Section 3.15 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns, and none of them has ever owned, any real property. Neither the Company nor any of its Subsidiaries is obligated under any Contract to purchase any real property or interest therein.

(b) Section 3.15(b) of the Company Disclosure Schedules identifies by street address a complete and accurate list of all real property leased, by the Company or a Subsidiary of the Company (“Leased Real Property”) and there is no other real property subleased, licensed to or used by the Company or a subsidiary of the Company that is material to the Business. The Company or a Subsidiary of the Company has good and valid leasehold interests in all Leased Real Property, free and clear of any Liens other than Permitted Liens. All Leased Real Property is leased to the Company or a Subsidiary of the Company (as the case may be) pursuant to written leases (the “Leases”), and all such Leases are valid, binding and in full force and effect. No material default by the Company or any of its Subsidiaries has occurred under the Leases and, to the knowledge of the Company, no material default by the other contracting parties thereto has occurred thereunder, and the possession and quiet enjoyment by the Company and its Subsidiaries of the Leased Real Property has not been disturbed.

(c) Except as would not, individually or in the aggregate, be material to the Business: (i) there are no condemnation or eminent domain proceedings or compulsory purchase pending or, to the knowledge of the Company, threatened that would interfere with the present use of any Leased Real Property, (ii) neither the Company nor any of its Subsidiaries has leased, subleased, licensed or permitted use of any Leased Real Property to any Person or entered into any Contract or obligation with respect thereto; (iii) no event has occurred or condition exists that constitutes, or after notice or the lapse of time or both would constitute, a material breach or a material default under any of the Leases and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to any of the Leases.

(d) Each of the datacenter facilities serving the Business is set forth Section 3.15(d) of the Company Disclosure Schedules.

Section 3.16 Environmental Matters.

(a) Each of the Company and its Subsidiaries is in material compliance with all, and has not materially violated any, applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has any material Liability under any Environmental Law.

(b) Each of the Company and its Subsidiaries possesses, and is in compliance with, all Permits that are required to be held by it under applicable Environmental Law in order to operate as it currently operations, except where the failure to possess, or noncompliance with, any such Permits would not have a material effect on the Company and its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has received or could be adversely affected by any pending Environmental Claim, including any Environmental Claim for investigatory, remedial or corrective obligations relating to the Company, any of its Subsidiaries or the Leased Real Property, and, to the knowledge of the Company, no Environmental Claims have been threatened against any of them. There is no pending or threatened Order under any Environmental Law to which the Company or any of its Subsidiaries, or any assets, rights or properties owned or used by such Person, is, or would be, subject.

(d) Hazardous Materials are not present (and, to the Company’s knowledge, since December 31, 2016 have not been present) at or affecting any real property currently or previously owned or leased by the Company or any of its Subsidiaries, or at any other location for which the Company or any of its Subsidiaries may be liable, under circumstances or in a condition that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e) The Company has made available to Parent a copy of all material reports of any environmental assessments (including Phase I or Phase II environmental site assessments), audits, and any other environmental studies or reviews relating to the Company or any of its Subsidiaries, to the extent any such report is in the Company’s possession or control.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all material Intellectual Property registrations and applications owned by the Company and/or its Subsidiaries.

(b) The Company or its Subsidiaries are the exclusive owner of all of their material proprietary Intellectual Property, free and clear of any and all Liens except for Permitted Liens, and all persons who created, invented or developed any such Intellectual Property have assigned to the Company all of their rights therein that do not vest initially in the Company or its Subsidiaries by operation of law. Each item on Section 3.17(a) of the Company Disclosure Schedules is unexpired and subsisting, and, if registered or issued, to the Company’s knowledge, valid and enforceable.

(c) The conduct of the Company’s and its Subsidiaries’ business as conducted since December 31, 2016, and as currently conducted, have not and do not materially infringe, misappropriate or otherwise materially violate the Intellectual Property of any Person, and to the Company’s knowledge, no Person is materially infringing the Intellectual Property of the Company or its Subsidiaries. Except as set forth on Section 3.17(c) of the Company Disclosure Schedules, there are no material Proceedings pending or, to the Company’s knowledge, threatened (including “cease and desist” letters or requests to take a patent license) against the Company or any of its Subsidiaries relating to Intellectual Property.

(d) The IT Systems used by the Company and its Subsidiaries (i) are sufficient in all material respects to operate their businesses as currently conducted; (ii) are fully functional and maintained properly in all material respects; and (iii) are free from (and are designed to prevent the insertion of) material harmful code, viruses, worms, time bombs, key locks, malware and other corruptants.

(e) No material Software owned by the Company or its Subsidiaries that has been licensed, made available, conveyed or distributed to third parties is subject to any open source or similar license that requires the disclosure, licensing, availability or distribution of any source code or otherwise imposes any material limitation, restriction or condition on any source code under such circumstances, other than for any licenses of Software between the Company and its Subsidiaries, or between the Subsidiaries. No material source code of the Company or its Subsidiaries has been provided to any escrow agent or other Person or is subject to any current or contingent obligation to be provided to any escrow agent or other Person. The source code for any material proprietary Software of the Company or its Subsidiaries is stored in a secured facility controlled by the Company, with restricted access.

(f) The Company and its Subsidiaries have taken all reasonable endeavors to protect their Confidential Information and trade secrets and to protect and maintain the security, integrity, continuous operation, redundancy and backup of the IT Systems used in their businesses (and all data, including personal data, stored therein or processed thereby), and there have been no material breaches, violations or outages of or unauthorized access to same, other than those that have been remedied without material cost, liability of the duty to notify any Person.

(g) No funding from any Governmental Entity, including any university or college, was used in the development of any part of the Intellectual Property owned by the Company and/or its Subsidiaries.

Section 3.18 Data Protection; Privacy. The Company and its Subsidiaries (i) are, and since December 31, 2016 have been, in compliance in all material respects with all Privacy Requirements and (ii) take, and since December 31, 2016 have taken all reasonable endeavors (including implementing and monitoring compliance with technical, administrative and physical security measures), to protect Personally Identifiable Information against loss, damage, and unauthorized access, use, modification, or other misuse, and no material instance of the foregoing has occurred. Neither the Company nor any Subsidiary has received any notice or other communication, from any Governmental Entity or other Person regarding any actual or possible material violation of any applicable law. There is no pending or, to the Company’s knowledge, threatened Proceeding against the Company or its Subsidiaries alleging any violation of any Privacy Requirement. Section 3.18 of the Company Disclosure Schedules lists all of the publicly posted privacy policies of the Company and its Subsidiaries in effect since December 31, 2016.

Section 3.19 Employee Benefits.

(a) Section 3.19(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Benefit Plans. The Company has made available to Parent, with respect to each such material Benefit Plan (to the extent applicable thereto), copies of (i) the plan document as currently in effect or, if such material Benefit Plan is not in writing, a written description of such Benefit Plan, (ii) the most recent annual report (Form 5500 series) filed with respect to such Benefit Plan, (iii) all material Contracts relating to such Benefit Plan, including all trust agreements, administrative services agreements, group annuity contracts and insurance contracts, (iv) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination, opinion or advisory letter issued with respect to such Benefit Plan, (v) in relation to each Company UK Pension Plan, the Company has made available to Parent all material documentation which provides material details of the benefits payable under each Company UK Pension Plan.

(b) As of the date of this Agreement, no contributions notice or financial support directly has been made by the UK Pensions Regulator or warning notice issued against or involving the Company or any of its Subsidiaries (or any Person connected or associated (as defined in Section 38(10) of the Pensions Act 2004) with the Company or any of its Subsidiaries), nor has the UK Pensions Regulator indicated to the Company or any of its Subsidiaries or Parent that it is considering making such an order nor, to the knowledge of the Company, are there any facts or circumstances that would be likely to lead the UK Pensions Regulator to make or consider making such an order.

(c) Each Company UK Pension Plan complies in all material respects with their respective terms and applicable Laws and other relevant requirements of the appropriate Governmental Entity.

(d) To the extent that any contributions are or were required to be paid by the Company under each Company UK Pension Plan, they have been timely paid in accordance with the applicable Benefit Plan and Law. Each Benefit Plan has been maintained and administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code. None of the Company, any of its Subsidiaries or any other Person has engaged in a non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to a Benefit Plan, as a result of which the Company or any of its Subsidiaries would incur a Tax under Section 4975 of the Code or a penalty under Section 502(i) of ERISA. All contributions required to be made by the Company or any of its Subsidiaries to the Benefit Plans with respect to all periods prior to the Closing Date have been (or will be) made or provided for prior to the Closing.

(e) Each Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan’s qualified status under the Code, and to the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification or (ii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification under Section 401(a) of the Code of any such Benefit Plan.

(f) None of the Benefit Plans sponsored, maintained, contributed to, or been obligated to contribute to by the Company or any of its Subsidiaries or any ERISA Affiliate is (and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any Liability with respect to), and none of the Company or any of its Subsidiaries or any ERISA Affiliate has ever sponsored, maintained, contributed to or been obligated to contribute to or had any Liability with respect to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA and Section 414(j) of the Code) or (ii) a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA). None of the Benefit Plans is a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of ERISA) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). With respect to the Benefit Plans, all required contributions, premiums or payments of the Company or any of its Subsidiaries or any ERISA Affiliate have been made or properly accrued in accordance with IFRS, as applicable, the terms of the Benefit Plan and applicable Law. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred, and there are no circumstances under which the Company or any of its Subsidiaries or any ERISA Affiliate would reasonably expect to incur, any Liability under Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has maintained a Benefit Plan providing medical or life insurance benefits to employees after retirement or other separation of service except (A) to the extent required by applicable Law, including Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and similar state Law, (B) coverage through the end of the month of retirement or other separation of service, and (C) life insurance benefits attributable to deaths occurring at or prior to retirement or other separation of service. Neither the Company nor any of its Subsidiaries has had incurred or expects to incur (whether or not assessed), or is otherwise subject to, any Liability pursuant to Section 4980H of the Code.

(g) Except as specifically contemplated by Section 2.2, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event), could (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due from the Company or any of its Subsidiaries, in each case to any current or former employee, director, or individual service provider of the Company or any of its Subsidiaries, (ii) entitle any current or former employee, director or individual service provider of the Company or any of its Subsidiaries to severance pay or any payment contingent upon a change in control or ownership of the Company or any of its Subsidiaries, (iii) increase or enhance any benefits payable under any Benefit Plan, (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Benefit Plan or otherwise give rise to any material liability under any Benefit Plan, (v) limit or restrict the right to merge, terminate or amend any Benefit Plan on or after the Closing, (vi) result in the acceleration of the time of payment, vesting or funding of any benefits under any Benefit Plan or (vii) reasonably be expected to give rise to any “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code. No participant in any Benefit Plan is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty related thereto.

(h) There are no material Proceedings (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Benefit Plan. No Benefit Plan is currently, or in the past three (3) years has been, under investigation, audit or review by any Governmental Entity. Except as would not, individually or in the aggregate, result in material Liability to the Company or a Subsidiary of the Company, each Foreign Benefit Plan (i) has been established, maintained and administered in all material respects in compliance with its terms and compliance with all applicable Laws, (ii) that is required to be registered, has been registered and has been maintained in good standing with the applicable Governmental Entity and (iii) that is intended or required to be funded and/or book reserved, is funded and/or book reserved, as appropriate, in accordance with applicable Law.

(i) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in accordance with a good faith, reasonable interpretation of, and has been in operational compliance with, and is in documentary compliance with, Section 409A of the Code and its purpose.

Section 3.20 Employee Relations.

(a) The Company and each of its Subsidiaries are, and since December 31, 2016, have been, in material compliance with all applicable employment Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; hours; overtime classification, consultants and independent contractors; occupational safety and health; employee whistle-blowing; employee privacy; background checks regarding employees and applicants; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax.

(b) Except as set forth on Section 3.20(b) of the Company Disclosure Schedules, there are, and since December 31, 2016, have been no pending or threatened in writing (i) Proceedings, or (ii) investigations or audits by any Governmental Entity against or affecting the Company or any of its Subsidiaries and relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; classification of consultants and independent contractors; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy or background checks.

(c) Neither the Company nor any of its Subsidiaries is or has been a party to, or bound by, any labor agreement, collective bargaining agreement, works council agreement or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). There are no Collective Bargaining Agreements that pertain to any of the employees of the Company or any of its Subsidiaries. (i) No labor union, trade union, labor organization, works council or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing. To the knowledge of the Company, there are no organizing activities with respect to the employees of the Company or any of its Subsidiaries. Since December 31, 2016, there have been no actual, or threatened in writing, arbitrations, labor disputes, material grievances, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, a consent decree with or by any Governmental Entity relating to employees or employment practices. Neither the Company nor any of its Subsidiaries has received since December 31, 2016 any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or initiate a Proceeding relating to the Company or any of its Subsidiaries.

(e) Every employee of the Company and its Subsidiaries has all work permits, immigration permits, visas, or other authorizations required by applicable Law.

(f) The Company has provided a representative sample of the terms of engagement applicable to the persons who supply services to the Company in the capacity of an independent contractor. Each person who is a current or former service provider of the Company and its Subsidiaries has at all times since December 31, 2016 been properly classified: (i) as either an employee or independent contractor under applicable Law; and (ii) for employees, overtime exempt or non-exempt under applicable Law.

(g) Since December 31, 2016, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(h) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries, nor any independent contractor with whom the Company or any of its Subsidiaries has contracted, is in material violation of any employment Contract, consulting Contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement or proprietary information agreement relating to employment with, or provision of services to, the Company or any of its Subsidiaries, or to confidential or proprietary information, Intellectual Property, competition or related matters. Since December 31, 2016, neither the Company nor any of its Subsidiaries has received any written notice alleging that any such violation has occurred.

(i) There are no, and since December 31, 2016, there have not been, any Proceedings pending or, to the Company’s knowledge, threatened, against any current or former director, officer or employee of the Company or any of its Subsidiaries, in each case, involving allegations of harassment or discrimination by any officer or employee of the Company or any of its Subsidiaries. Except as set forth on Section 3.20(i) of the Company Disclosure Schedules, since December 31, 2016, no member of the Company or any of its Subsidiaries has been a party to a settlement agreement with a current or former officer, employee or independent contractor of any member of the Company or any of its Subsidiaries resolving allegations of sexual harassment by either (i) an officer of any member of the Company or any of its Subsidiaries or (ii) an employee of any member of the Company or any of its Subsidiaries.

Section 3.21 Related Parties Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (a) has entered into any agreement, Contract, arrangement, loan or other business relationship or transaction with, or involving the making of any payment or transfer of assets to, any Related Party (other than solely between the Company and its Subsidiaries), other than employment agreements, employee compensation and travel arrangements in the ordinary course of business or Benefit Plans or (b) is owed or owes any amount to or from any Related Party (including intercompany obligations, but excluding employee compensation and other ordinary incidents of employment). No property or asset or interest in any property or asset (including designs or Software) that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business is presently owned by or leased or licensed by or to any Related Party. There are no claims or threatened claims by or against any of the Company and its Subsidiaries involving any Related Party. Except as set forth in Section 3.21 of the Company Disclosure Schedules, no Related Party has any direct or indirect ownership or other material interest in, or serves as an officer or director or in another similar capacity of, any Person with which any of the Company and its Subsidiaries has a business relationship.

Section 3.22 Sufficiency. Immediately after giving effect to the transactions contemplated by the Quack Acquisition Agreement, the assets (whether tangible or intangible), properties (whether real or personal), rights, interests, and claims owned or leased by the Company and its Subsidiaries will (i) constitute all of the assets (whether tangible or intangible), properties (whether real or personal), rights, interests, and claims used or held for use in, or necessary for the conduct, use and operation of, the Company’s and its Subsidiaries’ businesses as currently being conducted and has been conducted for the previous twelve (12)-month period prior to the date of this Agreement and (ii) be sufficient for the Company and its Subsidiaries to conduct their respective businesses after the Closing in substantially the same manner as is currently being conducted and has been conducted for the previous twelve (12)-month period prior to the date of this Agreement.

Section 3.23 Certain Pre-Signing Transactions.

(a) There are no side letters, other agreements, contingencies or conditions precedent to the obligations of any party to the Quack Acquisition Agreement and the Quack IP License, except as set forth or described in the Quack Acquisition Agreement and the Quack IP License, and to which a complete (and, to the extent executed on or prior to the date hereof, fully executed) copy of which has been made available to Parent.

(b) The Company has delivered to Parent a complete, correct and fully executed copy of each Finam Transaction Document. Each Finam Transaction Document is in full force and effect and is valid and binding on the parties thereto (except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies). All obligations of the Company to be performed under the Finam Transaction Documents have been duly performed and the Finam Transactions have been consummated in compliance with all Laws and the Organizational Documents of the Company and each of its Subsidiaries. The Rimberg Promissory Note can pursuant to its terms be accelerated or prepaid at the Closing and netted from the proceeds payable to the maker thereof described in Section 2.3(c). No event has occurred that, with or without notice, lapse of time or both, would constitute a default, event of default or breach on the part of the Company or, to the knowledge of the Company, Rimberg under the terms and conditions of the Rimberg Promissory Note, other than any such default, breach or failure that has been cured in a timely manner.

(c) Section 3.23(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of each promissory note and/or loan issued or made to the Company by an employee or individual member of management of the Company (each a “Shareholder Debt Instrument”), the amount outstanding as of the date hereof under each such Shareholder Debt Instrument, the outstanding principal amount thereunder, the stated maturity date thereof, and the holder of each such Shareholder Debt Instrument. Each such Shareholder Debt Instrument can pursuant to its terms be accelerated at the Closing and netted from the proceeds payable to the maker thereof as described in Section 2.3(d). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company or, to the knowledge of the Company, any Shareholder Debt Issuer under the terms and conditions of its applicable Shareholder Debt Instrument, other than any such default, breach or failure that has been cured in a timely manner.

Section 3.24 Material Business Relationships. Section 3.24 of the Company Disclosure Schedules sets forth an accurate list of (a) the top three (3) advertiser customers of the Company and its Subsidiaries, determined based on revenue received or receivable from such advertisers (the “Material Advertisers”), (b) the top ten (10) billing aggregators of the Company and its Subsidiaries, determined based on user revenue received or receivable from such aggregators (the “Material Aggregators”) and (c) the top ten (10) vendors, suppliers or other service providers (excluding billing aggregators and lessors, sublessors and licensors of Leased Real Property) of the Company and its Subsidiaries (the “Material Suppliers”), determined based on amounts paid or payable to such vendors, suppliers and other service providers, as applicable, during the seven (7) month period ended July 31, 2019. Neither the Company nor any of its Subsidiaries has received any written notice or other communication from any such Material Advertiser, Material Aggregator or Material Supplier to the effect that, and the Company does not have any knowledge that, any such Material Advertiser, Material Aggregator or Material Supplier will or intends to cancel, suspend, terminate or otherwise materially and adversely modify its relationship with the Company or such Subsidiary. No material dispute currently exists with respect to any such Material Advertiser, Material Aggregator or Material Supplier, nor has there been any material dispute with respect to any such Material Advertiser, Material Aggregator or Material Supplier during the seven (7) month period ended July 31, 2019 or since such date.

Section 3.25 Insurance.

(a) Section 3.25(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of all insurance policies maintained by the Company or any of its Subsidiaries as of the date hereof. All of the insurance policies of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries are not in material breach or default with respect to its obligations under any of such insurance policies and there does not exist any event which, with the giving of notice or the lapse of time or both, would constitute such breach or default, except for such failure to be in full force and effect and for such breaches and defaults that would not have a Material Adverse Effect.

(b) The Company or its Subsidiary, as applicable, has timely filed all claims for which it is seeking payment or other coverage under any of such insurance policies, and as of the date of this Agreement there exists no material potential claims that have not been timely reported to the related insurers within the time frame required by or under such insurance policies. Since December 31, 2016, neither the Company nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying (or has denied) coverage or defending the claim under a reservation of rights. Section 3.25(b) of the Company Disclosure Schedules lists all claims of the Company or any of its Subsidiaries under any such insurance policies which are pending as of the date of this Agreement.

Section 3.26 Brokers. Neither the Company nor any of its Subsidiaries nor any of their Affiliates has employed or entered into any Contract with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar fee or payment from Parent, the Company or any of its Subsidiaries for arranging the transactions contemplated by this Agreement, for introducing the Parties to each other or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.27 Requisite Shareholder Approval. The vote in favor of the Bermuda Merger Agreement requires: (a) subject to any valid modification of such requirements under the Company Bye-laws, if a meeting of the Shareholders of the Company is duly convened and held, no less than a majority vote of three-fourths of all Company Shares present or represented by proxy and voting on such matter at such meeting and the quorum necessary for such meeting is at least two persons holding or representing by proxy more than one-third of the issued Company Shares; or (b) if pursuant to a written resolution of the Shareholders in accordance with Bye-law 39 of the Company Bye-Laws, the written resolution is passed when it is signed by the Shareholders who at the date that notice of the resolution is given represent the majority of votes required by clause (a) above.

Section 3.28 No Other Warranties or Representations. Except for the warranties contained in this Article III (including the related portions of the Disclosure Schedule) and the Transaction Documents, the Company has not made, and does not make, any other warranties or any representations, written or oral, statutory, express or implied, in connection with this Agreement or the transactions contemplated hereby. The Company hereby disclaims any other express or implied warranties and all express or implied representations, whether written or oral. Except as set forth in this Article III (including the related portions of the Disclosure Schedule), the Transaction Documents and any certificates delivered hereto or thereto, the Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any of its Subsidiaries. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, THE COMPANY DISCLOSURE SCHEDULES AND THE TRANSACTION DOCUMENTS.

ARTICLE IV

WARRANTIES OF PARENT

Parent hereby makes the warranties to the Company that are set forth in this Article IV.

Section 4.1 Organization, Existence and Good Standing. Parent is a Delaware limited partnership and Merger Sub is an exempted limited company incorporated under the Laws of Bermuda, and each is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Parent and Merger Sub are each duly qualified or licensed to do business, and are in good standing, under the Laws of all other jurisdictions where the ownership, operation or leasing of its properties, rights or assets or conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.2 Power and Authority. Each of Parent and Merger Sub has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of limited partnership or, where applicable, other formation documents of each of Parent and Merger Sub is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Parent or Merger Sub have been commenced. Parent and Merger Sub each have all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed or delivered by them, as applicable, in connection with the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement and the other Transaction Documents to which Parent and Merger Sub are a party have been duly and validly approved by each of Parent’s and Merger Sub’s boards of directors. No other proceedings (including limited partnership proceedings) are necessary on the part of Parent or Merger Sub to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent or Merger Sub is or is contemplated to be a party and the consummation by Parent and Merger Sub of the transactions contemplated herein and therein other than the approval of this Agreement, the Bermuda Merger Agreement and the Merger by Parent as the sole shareholder of Merger Sub.

Section 4.3 Enforceability. This Agreement and each Transaction Document to which Parent or Merger Sub is a party as of the date hereof has been duly authorized and executed and delivered by duly authorized officers or other duly authorized signatories of each of Parent and Merger Sub, as applicable, and constitutes a legal, valid and binding obligation of Parent and/or Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by each of Parent or Merger Sub will be duly executed and delivered by duly authorized officers or other duly authorized signatories of Parent or Merger Sub, as applicable, and will constitute valid and binding obligations of Parent or Merger Sub, as applicable, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.4 Consents; Non-contravention. Except for (i) filings and approvals or expiration or termination of applicable waiting periods under the HSR Act, (ii) the filings and approvals or expiration or termination of applicable waiting periods under the other Specified Antitrust Laws (and the post-Closing filings under the Antitrust Laws of Argentina and Egypt), and (iii) consents, no objections, approvals from, or notification to, the BMA, and assuming the accuracy of the warranties set forth in Section 3.4, neither Parent nor Merger Sub needs to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub are or are intended to be a party, as the case may be, or the consummation of the transactions contemplated herein and therein, except as would not reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Parent or Merger Sub are or are intended to be a party, as the case may be. Except as set forth in the preceding sentence, neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent or Merger Sub are or are intended to be a party, as the case may be, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Organizational Documents of Parent or Merger Sub; (b) will violate any Law or Order to which Parent or Merger Sub or any of Parent’s or Merger Sub’s assets or businesses is subject or otherwise bound; or (c) will result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the material assets or businesses of Parent or Merger Sub, except, with respect to clauses (b) and (c), as would not reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Parent or Merger Sub are or are intended to be a party, as the case may be.

Section 4.5 Brokers. Neither Parent nor any of its Subsidiaries has entered into any Contract or arrangement with any Person which would entitle such Person to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for which the Sellers or Company would be responsible for in connection with the transactions contemplated by this Agreement, including for introducing the Parties to each other or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.6 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a direct or indirect wholly-owned subsidiary of Parent.

Section 4.7 Funding.

(a) Parent has delivered to the Company true, complete, correct and fully executed copy of the equity commitment letters (the “Equity Commitment Letters”) from the Equity Investors pursuant to which the Equity Investors have committed to provide cash equity to Parent in the respective aggregate amount, and subject to the terms and conditions, set forth in their respective Equity Commitment Letter (the “Equity Financing”). Parent has delivered to the Company a complete, correct and fully executed copy of the debt commitment letter (including all fee letters, exhibits, schedules, term sheets and annexes thereto and other ancillary documents; provided that the fee letters shall be customarily redacted to omit fee amounts, certain “flex” provisions, pricing caps and other economic terms (none of which redactions would adversely affect conditionality of the funding or amount of the financing to be provided thereunder)) (the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Commitment Letters”)), pursuant to which, and subject to the terms and conditions of which, the Debt Financing Sources party thereto have committed to provide the amounts set forth therein to Parent for the purpose of funding the transactions contemplated hereby (the “Debt Financing” and together with the Equity Financing, the “Financing”).

(b) As of the date hereof, each Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the Equity Investors party thereto (except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies). As of the date hereof, the Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the Debt Financing Sources party thereto (except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies). None of the Commitment Letters (or any of the fee letters related thereto) have been amended or modified in any respect prior to, or as of, the date of this Agreement and, as of the date of this Agreement, (i) no such amendment or modification is contemplated other than customary amendments to the Debt Commitment Letter solely to add additional lenders, agents, arrangers, bookrunners or managers thereunder and (ii) none of the respective commitments contained in the Commitment Letters have been withdrawn, rescinded or terminated. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default, breach or failure to satisfy a condition precedent on the part of Parent or any of its Affiliates or, to the knowledge of Parent, any other party thereto, in each case, under the terms and conditions of the Equity Commitment Letters or the Debt Commitment Letter, and, assuming (i) the accuracy of the warranties set forth in Article III, (ii) the performance by the Company and its Subsidiaries of their obligations contained in this Agreement and (iii) the conditions set forth in Section 8.2 and Section 8.3 are satisfied at Closing, Parent has no reason to believe that any of the conditions to the Equity Financing contemplated by the Equity Commitment Letters or the Debt Financing contemplated by the Debt Commitment Letter will not be satisfied on a timely basis and the Financing will not be available at Closing in accordance with the terms of the Commitment Letters. As of the date of this Agreement, there are no side letters, other agreements, contingencies or conditions precedent to the obligations of counterparties to the Equity Commitment Letters to provide the Equity Financing or that would permit such counterparties to reduce the total amount of the Equity Financing, except as set forth or described in the Equity Commitment Letters. As of the date of this Agreement, there are no (A) conditions precedent, “flex” provisions or other contingencies related to the funding of the full amounts of the Debt Financing, other than as set forth in the Debt Commitment Letter (including the fee letter related thereto), and (B) side letters, other agreements, contingencies or conditions precedent to the obligations of the Debt Financing Sources to provide the Debt Financing or that would permit such counterparties to reduce the total amount of the Debt Financing, except as set forth or described in the Debt Commitment Letters. Assuming (A) the accuracy of the warranties set forth in Article III, (B) the performance in all material respects by the Company and its Subsidiaries of their obligations contained in this Agreement and (C) the conditions set forth in Section 8.2 and Section 8.3 are satisfied at Closing, the aggregate proceeds of the Equity Financing and the Debt Financing will be sufficient to enable Parent and Merger Sub to consummate the transactions contemplated hereby to be consummated on the Closing Date, including to pay in cash all amounts required to be paid by them in cash on the Closing Date pursuant to Article II in connection with the transactions contemplated hereby and to pay their respective related fees and expenses. The Parent or its Affiliates have fully paid or caused to be paid any and all commitment fees and any other amounts required by any of the Financing Commitment Letters to be paid on or before the date of this Agreement. The Equity Commitment Letter expressly provides, and will continue to expressly provide, that the Company is an intended third-party beneficiary thereof. Subject to Section 13.16(c), in no event shall the receipt by, or the availability of any funds or financing to, the Parent or any of its Affiliates or any other financing be a condition to the Parent’s and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement.

Section 4.8 Limited Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantees executed by the Equity Investors. As of the date hereof, each Guaranty is in full force and effect and is a valid and binding obligation of the Equity Investors signatory thereto, enforceable against such Equity Investor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The execution, delivery and performance by the guarantors of the Guarantees has been duly and validly authorized by all necessary partnership or other similar action of each guarantor. As of the date hereof no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute or result in a breach or default on the part of the Equity Investors under the Guarantees.

Section 4.9 Litigation As of the date hereof, there is no suit, claim, action or proceeding to which Parent or Merger Sub is a party pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated hereby. As of the date hereof, none of Parent or Merger Sub is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.10 Solvency. Assuming the accuracy of the warranties set forth in Article III (for such purposes, such warranties shall be true and correct in all material respects without giving effect to any “materiality”, “Material Adverse Effect”, “Company’s Knowledge” or “Knowledge of the Company” qualifiers) and the conditions to Closing set forth in Section 8.2 and Section 8.3 are satisfied at Closing, and after giving effect to the transactions contemplated by this Agreement, the Surviving Company and its Subsidiaries will: (a) be able to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Company or its Subsidiaries.

Section 4.11 Non-Reliance. Save as set out in Article III, the other Transaction Documents and any certificates delivered hereto or thereto, none of Parent, Merger Sub nor any of their Affiliates have relied on, or been induced to enter into this Agreement by, any information (written or oral), statements or warranties or representations of any description made, supplied or given by or on behalf of the Company, the Seller Representative or any Seller or any of their respective officers, agents, employees or advisers in relation to the assets and liabilities of the Company or its Subsidiaries, their value or amount, or the businesses or affairs of the Company or its Subsidiaries or otherwise.

Section 4.12 No Other Warranties or Representations. Except for the warranties contained in this Article IV and the other Transaction Documents, neither Parent nor Merger Sub has made or makes any other warranties or any representations, written or oral, statutory, express or implied, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Access; Notification

(a) During the Interim Period, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent and its officers, employees, agents, attorneys, consultants, accountants, and other representatives (and Parent’s financing sources and their representatives) reasonable access during normal business hours and upon reasonable advance notice to all of the properties, books, insurance policies, records and directors, management and personnel of the Company and its Subsidiaries and shall furnish to Parent (and any such Persons as Parent shall designate to the Company) such information as Parent (or such Persons) may at any time, and from time to time, reasonably request, subject, if required by the accountants or legal advisors of, or relating to, the Company or its Subsidiaries, to the prior execution of a customary access letter, and further provided that all such access shall be coordinated through the Company or its designated representatives in accordance with such reasonable procedures as they may establish and (ii) consult with Parent with respect to the matters set forth on Section 5.1 of the Company Disclosure Schedules. Notwithstanding the foregoing, the Company shall not be required to (or to cause any Subsidiary to)

disclose any information, afford any access or furnish any information to Parent to the extent that the Company believes in good faith doing so would (a) violate applicable Law, (b) violate any obligations of the Company or any Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Subsidiary is party, (c) result in a competitor of the Company or any Subsidiary receiving information that is competitively sensitive or (d) waive any attorney-client or other legal privilege; provided, however, that if information is not disclosed to Parent or its representatives as a result of the application of this sentence, then the Company shall use all reasonable endeavors to disclose such information in a way that would not result in the applicability of any of the events set out in (a) to (d) (including by seeking consents, where appropriate).

(b) At Closing, the Seller Representative shall, and shall cause its respective Affiliates to, deliver and transfer to the Company, its Subsidiaries or any of their respective designees, all statutory books and records of the Company and its Subsidiaries (and their respective businesses) (whether in hard copy or electronic format, and wherever located) that are in the possession or control of Seller Representative or a Seller (or their respective Affiliates, excluding the Company and its Subsidiaries), and are not otherwise in the possession or control of the Company or any of its Subsidiaries (including indirectly through their appointed representatives and advisors) as of the Closing.

(c) During the Interim Period, the Company shall (i) as promptly as practicable (but in no event later than twenty (20) Business Days following the end of each calendar month) deliver to Parent any monthly business, operating and financial reports of the Company and its Subsidiaries for such calendar month (with the first such reports and other financial information to be delivered for the month ended November 2019 and such first report to include such information for September 2019 and October 2019 in addition to November 2019), in each case, as are compiled and prepared in the ordinary course of business consistent with past practice, and (ii) as promptly as practicable (but in no event, with respect to each fiscal quarter, later than forty-five (45) days following the end of such fiscal quarter) deliver to Parent a copy of the unaudited consolidated statement of profit or loss of the Company and its Subsidiaries, and the related unaudited consolidated statements of financial position as of the end of such fiscal quarter for the three month period then ended, (with the first such quarterly financial statements to be delivered for the fiscal quarter ending September 30, 2019), in each case, prepared on a basis consistent with past practice.

Section 5.2 Third Party Consents. Without limiting Section 7.1 or Section 5.9, during the Interim Period, the Company shall (and shall cause each of its Subsidiaries to) use all reasonable endeavors to obtain the third party consents, approvals or waivers regarding the consummation of the transactions contemplated by this Agreement under or with respect to (a) the contracts, agreements, leases, Permits and other instruments set forth on Section 3.4 of the Company Disclosure Schedules that are marked with an asterisk or otherwise identified by Parent at least ten (20) Business Days prior to the Closing Date ; provided, however, that (i) neither the Company nor Parent shall be required to make any payment to any third party in order to obtain any consent (unless, in the case of the Company, Parent agrees to reimburse the Company for any such payment) and (ii) in no event shall the Company or any of its Subsidiaries offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any third party consent (other than, at its sole discretion, payments made solely in cash that would be eligible to be included in the Closing Cash Amount prior to the Measurement Time) without consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.3 Operation of the Business.

(a) During the Interim Period, the Company shall and shall cause its Subsidiaries to (x) carry on the Business, in all material respects, in the ordinary course of business, consistent with past practices, except as otherwise required by this Agreement or applicable Law and (y) use all reasonable endeavors to maintain the business organization, operations and goodwill of, and to preserve the present relationships with, its and its Subsidiaries’ executive officers and other employees and material customers, Material Advertisers, Material Suppliers, and Material Aggregators and other material business partners. Without limiting the foregoing, during the Interim Period, the Company shall not take, and shall cause its Subsidiaries to refrain from taking, (A) any action that would be required to be disclosed on Sections 3.10(a), (b), (d), (e), (f), (g) (without regard to any “Material Adverse Effect” or “other than in the ordinary course of business” qualifications in such clause (g)) or (h) of the Company Disclosure SchedulesSECTION 1.1(g)) if such action were taken since December 31, 2018 and prior to the execution of this Agreement and (B) any of the following actions, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), save as set forth on Section 5.3 of the Company Disclosure Schedules:

(i) enter into any labor or Collective Bargaining Agreement or any contract or arrangement with any trade union or labor union;

(ii) commence any Proceeding other than in the ordinary course of business;

(iii) fail to make any estimated or other Tax payments required by applicable Law when due (without taking into account any deductions or other Tax Assets associated with consummation of the transactions contemplated by this Agreement or the other Transaction Documents) save for any non-payment in respect of amounts that are disputed in good faith, or incur any Tax outside the ordinary course of business;

(iv) institute any general layoff of employees or implement any early retirement plan or announce the planning of such a program or otherwise conduct any “plant closing” or “mass layoff” which would trigger any notification or other requirements under the WARN Act;

(v) amend or voluntarily fail to continue in full force and effect without material modification all existing policies or binders of insurance or, other than scheduled renewals or otherwise in the ordinary course of business, enter into new insurance policies;

(vi) purchase or acquire any real property or rights therein in excess of $5,000,000 in the aggregate;

(vii) except as expressly required by the terms of this Agreement, change cash management practices in any material respects (including any policies regarding extensions of credit, prepayments, pricing, sales, collections, billing, receivables, rebates, or refunds), in bad faith with the purpose of (A) accelerating to pre-Closing periods invoicing or collection of accounts receivable from billing aggregators, advertisers or others that would have otherwise been expected to occur post-Closing; or (B) delaying payment or satisfaction of accounts payable beyond its regular due date or the date when the same would have otherwise been paid or satisfied, as applicable;

(viii) acquire by merging or consolidating with or otherwise, or by acquiring, directly or indirectly, any equity interest in or material portion of the assets of, any business or Person or division thereof; provided, however, that this Section 5.3(a)(viii) shall not prohibit the Bumble Fund from acquiring by merger or consolidating with or otherwise, or acquiring, directly or indirectly, any equity interest in or material portion of the assets of, any business or Person or division thereof as a result of investments disclosed to Parent prior to the date hereof;

(ix) enter into any joint venture, partnership, strategic alliance or similar arrangement with a value in excess of $10,000,000, other than any joint venture, partnership, strategic alliance or similar arrangement involving the Bumble Fund disclosed to Parent prior to the date hereof;

(x) adopt a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation or dissolution (except for a solvent liquidation of a dormant Subsidiary), merger, consolidation, restructuring, recapitalization or other reorganization under local or foreign Law;

(xi) amend (or waive any provision of) any Organizational Documents of the Company or its Subsidiaries;

(xii) make any change in the Company or any of its Subsidiaries’ authorized share capital or change, modify, issue, transfer, subject to a Lien, sell or pledge, or authorize the issuance, sale or pledge of, additional equity interests or Equity Rights (including Company Shares or Options), except for (i) issuances of Company Shares as may result from the exercise of Vested Options outstanding as of the date of this Agreement, and (ii) issuances of shares in a Subsidiary to its parent company;

(xiii) pay or agree to pay, grant, increase, fund or accelerate the vesting or payment of any pension, retirement allowance or other employee benefit not contemplated by any Benefit Plan to any director, officer or employee, whether past or present, in excess of $300,000, other than as required by applicable Law or Contract in effect on the date hereof;

(xiv) (A) increase the compensation or benefits (including severance benefits) payable or provided to any employees, officers, directors or other individual service providers of the Company and its Subsidiaries, other than increases made in the ordinary course of business, consistent with past practice with respect to any employee whose target annual cash compensation does not exceed $300,000; (B) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability, funding or payment or benefit under any Benefit Plan, including under Unvested Options or Unvested Growth Shares; (C) grant or provide any additional rights to, or enter into any agreement providing for, severance, retention, change-in-control or termination pay or other termination benefit to any employees, officers, directors or other individual service providers of the Company and its Subsidiaries, otherwise than in the ordinary course of business, consistent with past practice, all of which arrangements shall be treated as Transaction Expenses hereunder (where consistent with such definition); (D) create, enter into or adopt any new Benefit Plan or amend, terminate or otherwise make any material change to any existing Benefit Plan (including all sales commission and similar plans) (or any plan, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof) in each case where such activity would be reasonably expected to result in a Liability to the Company and its Subsidiaries in excess of $300,000 per annum; (E) fail to make any contributions to any Benefit Plan when due (except as would not result in a material Liability to the Company or any of its Subsidiaries); or (F) hire any officer or other employee whose target annual cash compensation exceeds $300,000, or terminate the employment of any current officer or other employee whose target annual cash compensation exceeds $300,000, other than for “cause”;

(xv) make any material adverse change to any privacy policy or the operation or security of any material IT Systems, other than as required by Law;

(xvi) (A) other than in the ordinary course of business, enter into any Contract that would be a Material Contract (if in existence on the date of this Agreement), (B) waive, release or assign any material right, claim or remedy under any Material Contract, or (C) amend, voluntarily cancel, voluntarily fail to renew or otherwise prematurely terminate any Material Contract, other than in the ordinary course of business; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within three Business Days of receipt of any such request, Parent shall be deemed to have given its written consent to such action, and further provided that this clause (xvi) shall not apply in respect of any Contract that would be a Material Contract only pursuant to Section 3.11(a)(viii), to the extent that such Contract is terminated prior to the Measurement Time);

(xvii) enter into any new line of business;

(xviii) enter into, modify or amend, any Contract, or engage in any dealings or transaction, with any Related Party, other than Contracts with employees or consultants in the ordinary course of business consistent with past practice or any Contract terminated prior to the Measurement Time;

(xix) settle, compromise or consent to the entry of any Order with respect to the Match Litigation, in each case save (A) in respect of any settlement of the Match Litigation where (x) such settlement provides only for the payment of monetary damages (and does not impose any conditions or restrictions on the Company or any of its Subsidiaries in respect of the future operations of their respective business), and (y) there is no admission of Liability on the part of, and no finding or admission of any violation of any Law or any violation of the rights of any Person by, the Company or any of its Subsidiaries, (B) in respect of consent to the entry of an Order, where the Company has requested consent from Parent, a delay in Parent’s response will prejudice the Company with respect to such Order and Parent has not provided or refused such consent within 24 hours of the request being made;

(xx) acquire an interest in any U.S. entity (including, for the avoidance of doubt, forming any new entity that is a U.S. entity), other than any such entity treated as a disregarded entity for U.S. federal income tax purposes; or

(xxi) agree or commit to do any of the foregoing.

(b) Nothing in this Section 5.3 shall prevent or restrict the Company or any of its Subsidiaries from:

(i) taking any action or omitting to take any action to the extent required by applicable Law or required by a regulatory authority of competent jurisdiction;

(ii) taking any action to the extent required by an emergency situation which impacts the Company or any of its Subsidiaries, where the Company has requested consent to such action from the Parent and such consent has not been provided or refused within 2 (two) Business Days;

(iii) taking any action to the extent required by this Agreement or any other Transaction Document (including, for the avoidance of doubt, entering into any of the Transaction Documents, the consummation of the Pre-Closing Restructuring, the Finam Transactions and any other transactions contemplated by the Finam Transaction Documents, the Quack Acquisition Agreement or the Rollover Agreements, in each case, in accordance with the terms of this Agreement and any applicable Transaction Documents); or

(iv) taking any action with HMRC in respect of the ongoing VAT audit disclosed on Section 3.9(c) of the Company Disclosure Schedules , including the settlement of such audit, provided that the Company shall provide reasonably prompt notice to the Parent of any material developments regarding such audit and, and shall reasonably consult with the Parent regarding any material decisions to be taken in respect of such audit and shall take into account the reasonable comments of the Parent to the extent that the Tax liability is reasonably expected to result in an increase of the Tax Liability of the Company or any of its Subsidiaries, for the Pre-Closing Tax Period.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to Closing, and, prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

(d) Notwithstanding anything to the contrary in this Agreement, (i) between the Measurement Time and the Closing, none of the Company or its Subsidiaries shall take any action (or omit to take any action) with the purpose of modifying the Net Cash Amount or Net Working Capital (in each case as if such amounts were measured as of immediately prior to the Closing rather than as of the Measurement Time) in order to increase the Closing Merger Consideration payable to the Sellers and (ii) during the two (2) week period prior to the Closing Date, the Company and/or its Subsidiaries shall not put any Cash on short-term deposit.

(e) From the date of this Agreement until Closing, neither the Parent nor any of its Affiliates shall, pursuant to this Agreement, be entitled to:

(i) receive detailed commercially sensitive information about the Business other than the information included in the Data Room or pursuant to reasonably necessary and appropriate “clean team” arrangements which comply with applicable Laws; or

(ii) without the prior consent of Company, which the Company shall not unreasonably withhold, condition or delay, contact any known suppliers to, or known customers of the Business in connection with or with respect to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. For the avoidance of doubt nothing in this clause Section 5.3(d) shall prevent the Parent or any of its Affiliates from contacting any person in the ordinary course of its business or for any reason unconnected with the transactions contemplated by this Agreement.

(f) During the Interim Period the Company shall use all reasonable endeavours to procure resignations, effective as of the Effective Time, of such directors of the Company and its Subsidiaries as notified to the Company in writing not later than 20 Business Days prior to Closing.

Section 5.4 Exclusivity. During the Interim Period, the Company hereby covenants and agrees that it will not, and will instruct and cause its Subsidiaries and its and their officers, employees and directors to not, and shall direct its and their investment bankers, financial advisors, attorneys and other agents and authorized representatives (“Representatives”) not to, and Seller Representative hereby covenants and agrees that it will not, and will cause its Affiliates and will direct its Representatives not to, directly or indirectly: (a) initiate, solicit or knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal relating to, any Competing Transaction, (b) initiate, enter into or continue discussions or negotiate with any Person with respect to any Competing Transaction, (c) knowingly endorse or knowingly agree to endorse any Competing Transaction or knowingly provide any information or materials to any Person in connection with any Competing Transaction or (d) enter into (or agree to enter into) any agreement in principle, letter of intent, understanding, term sheet, merger agreement, acquisition agreement, option agreement or other instrument relating to, or consummate, any Competing Transaction. Promptly following the receipt by the Company or any of its directors, officers or management-level employees (including any receipt by such Persons from any of the Company’s other Representatives) of any inquiry, proposal, request for information, or other communication relating to a Competing Transaction (and in any event within 48 hours thereafter), the Company will notify Parent in writing of such receipt. For purposes of this Agreement, a “Competing Transaction” means any of the following: (i) any acquisition, merger, consolidation, share exchange, business combination, joint venture, partnership, or similar transaction (or series of transactions) involving ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions; (iii) any transaction contemplating either the issuance by the Company or any of its

Subsidiaries of ten percent (10%) or more of any class of its capital stock, or the acquisition (directly or indirectly) by any Person of ten percent (10%) or more of any class of the Company’s or any of its Subsidiaries share capital; or (iv) any similar transaction, in each case, other than the transactions contemplated by this Agreement or the other Transaction Documents (including, but not limited to, the Finam Transactions and the Quack Restructuring). The Company shall, and the Company shall cause each of its Subsidiaries to, and shall direct their respective Representatives to, and the Seller Representative shall (and shall cause its Affiliates and their respective representatives to), immediately (A) cease any existing discussions or negotiations with any Person with respect to a Competing Transaction and (B) terminate access for any Person (other than Parent, Merger Sub, their Affiliates and their respective advisors and representatives) to any data room in connection with any Competing Transaction (or potential Competing Transaction). It is understood and agreed that any violation of the foregoing provisions by (x) any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries Representatives, shall be deemed to be a breach of this Section 5.4 by the Company, and (y) any of the Seller Representative’s Affiliates or its or their representatives, shall be deemed to be a breach of this Section 5.4 by the Seller Representative.

Section 5.5 Shareholder Consent; Letter of Transmittal

(a) Immediately following the execution and delivery of this Agreement (but in any event within forty-eight (48) hours after the date hereof) the Company shall deliver to Parent a copy of the written resolution, which shall be in the form attached hereto as Exhibit B, evidencing the adoption of this Agreement, the Bermuda Merger Agreement and the approval of the Merger and the transactions contemplated hereby (collectively, the “Shareholder Approval Matters”) by the Shareholders holding Company Shares. Notwithstanding the requisite affirmative vote required for the Shareholder Approval Matters under the Bermuda Companies Act or the Company’s Organizational Documents (including the Bye-Laws and the Shareholder Agreement), such written resolution shall (i) be delivered to all Shareholders entitled to vote on the Shareholder Approval Matters together with a copy of this Agreement and the Bermuda Merger Agreement, and (ii) shall be executed by Shareholders entitled to vote on such matters holding not less than ninety-five percent (95%) of the outstanding Company Common Shares and ninety-five percent (95%) of the holders of issued and outstanding Growth Shares (the “Shareholder Approval”). On or prior to the Effective Time, the Company shall use all reasonable endeavors to cause the necessary parties to the Shareholder Agreement to, take such actions necessary to terminate the Shareholders Agreement in its entirety as of the Effective Time.

(b) As soon as reasonably practicable after the date hereof, the Parties shall cause the Paying Agent to send each Shareholder a Letter of Transmittal, together with any other applicable Exchange Documents (including, if applicable, IRS Form W-8 or IRS Form W-9) and instructions for the completion and return of such Exchange Documents so sent. In the event an Optionholder exercises a Vested Option subsequent to the date hereof and prior to the Effective Time or in the event any Company Shares are transferred subsequent to the date hereof and prior to the Effective Time, the Company shall promptly upon notice of such exercise or transfer deliver a Letter of Transmittal to such exercising holder or transferee, as applicable, together with any other applicable Exchange Documents (including, if applicable, IRS Form W-8 or IRS Form W-9) and instructions for the completion and return of such Exchange Documents so sent.

Section 5.6 Confidentiality. Each Seller (including, if applicable, the Seller Representative), by virtue of approval of the Merger and this Agreement or by accepting any consideration payable to such Seller hereunder, (a) acknowledges that, through his, her or its ownership of and relationship with and involvement in the operation of the Company and its Subsidiaries or duties and rights under this Agreement or any Transaction Document (as applicable), he, she or it has gained Confidential Information concerning the Company, its Subsidiaries and their businesses and may gain additional Confidential Information concerning the Company, its Subsidiaries and their businesses pursuant to this

Agreement, (b) acknowledges that disclosing this Confidential Information to third parties from and after the Closing would be detrimental to Parent and the Company, its Subsidiaries and their businesses and could place Parent and the Company, its Subsidiaries and their businesses at a competitive disadvantage and (c) agrees that, except as otherwise expressly provided in this Agreement or any other Transaction Document, he, she or it shall, for a period of two years from and after the Closing, hold and shall cause its representatives and Affiliates to hold (and be responsible for any breach by its representatives or Affiliates of this Section 5.6), in strict confidence and not, directly or indirectly, disclose (except, in each case, as may be necessary to enforce or comply with its rights under this Agreement or any other Transaction Document (as applicable) or, with respect to employees of the Company or its Subsidiaries, the performance of their duties as such) without the prior written consent of Parent, any and all Confidential Information (including Confidential Information provided to Seller Representative or any of its representatives after the Closing pursuant to this Agreement); provided that this Section 5.6 shall not prevent disclosure of such information (1) to such Person’s representatives who have a need to know such information for tax or financial reporting reasons and are informed of their obligation to hold such information confidential to the same extent as is applicable to the disclosing Person under this Section 5.6 (provided, that the disclosing Person shall be responsible for the breach of any of the terms of this Section 5.6 by such Persons as if they were such Seller), (2) as is requested or required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process (including complying with any oral or written questions, interrogatories, requests for information or documents, civil investigative demand or similar process to which such Seller or any of its Affiliates is subject) or otherwise in connection with any legal proceedings for the enforcement by any Party of its rights under this Agreement or any Transaction Document, or (3) in the case of any Seller that is also a manager, director or officer of the Surviving Company or its Affiliates, in the performance of their duties for or on behalf of such Person. The foregoing restrictions and obligations under this Section 5.6 shall not apply to: (A) any Confidential Information that is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by a breach of this Section 5.6, (B) any information obtained by such Person following the Closing on a non-confidential basis from a third party not acting on behalf of Parent or the Company or any Subsidiary of the Company, and of which such Person has no reason to believe is violating any obligation of confidentiality to Parent or the Company or any Subsidiary of the Company, (C) any information required by Law, rule or regulation, or by any listing agreement with any national securities exchange to be disclosed by such Person (provided that, in such event, to the extent practicable and permitted under applicable Laws such disclosing Person shall give Parent prior written notice and reasonably cooperate, at Parent’s expense, to obtain confidential treatment or other appropriate protection and, if confidential treatment is not obtained, disclose only such information as is, required by Law to be so disclosed), or (D) any information that is independently developed by or for the Seller or any of its Affiliates without the use of any Confidential Information. The provisions contained in this Section 5.6 shall be in addition to, and not in lieu of, any confidentiality or similar agreements entered into for the benefit of the Company or any of its Subsidiaries (or Parent or any of Parent’s Affiliates) by any Seller and nothing herein shall be deemed to supersede, amend or alter the obligations of any Seller thereunder (those being separately agreed to for different consideration) and shall continue in full force and effect in accordance with their respective terms.

Section 5.7 Quack Acquisition Agreement and Quack IP License. The Company and the Seller Representative shall cause to be executed and effected as soon as reasonably practicable following the date hereof but effective immediately prior to the Measurement Time the consummation of the transactions contemplated by the Quack Acquisition Agreement, the Quack IP License and the Quack Promissory Note, including by taking all actions necessary to ensure the execution and delivery of (A) the Quack Acquisition Agreement, the Quack IP License and the Quack Promissory Note by Eyelinkmedia Holding Limited to the Company, (B) all agreements, instruments, documents, certificates and contracts contemplated by such agreement to be executed at, and in connection with, the consummation of the transactions contemplated by the Quack Acquisition Agreement and the Quack IP License. The Company shall, and shall cause its Affiliates to, take all reasonable steps to maintain in full force and effect the Quack Acquisition Agreement and the Quack IP License in accordance with the respective terms thereof following execution thereof. The Company shall give Parent prompt written notice upon receipt by it or any of its Affiliates of any written notice or other communication from any Person with respect to (1) any failure to comply with the material terms of the Quack Acquisition Agreement and the Quack IP License by any party thereto or (2) any actual or threatened termination or repudiation (whether in whole or in part) of the Quack Acquisition Agreement and the Quack IP License. Without the prior written consent of Parent, the Company shall not permit any amendment, restatement, supplement or modification to be made to, or any waiver of any provision or remedy under, the Quack Acquisition Agreement and the Quack IP License, or release or consent to the termination of the obligations of the other parties to the Quack Acquisition Agreement and the Quack IP License, in each case, assuming such documents were executed as of the date hereof.

Section 5.8 Pre-Closing Restructuring.

(a) Parent shall prepare and deliver to the Company promptly, and by no later than 20 Business Days after the date of this Agreement initial drafts of all IRS Form 8832 elections outlined in Annex F. The Company and Parent shall take all reasonable steps to agree to final versions of such IRS Form 8832 elections promptly and in any case by the date that is 5 Business Days prior to Closing. At or prior to Closing, the Company shall, and shall cause its applicable Subsidiaries to, validly execute and file such IRS Form 8832 elections in accordance with the sequencing and effective dates set forth therein (the “Pre-Closing Restructuring”). Such IRS Form 8832s shall not be filed until after the Closing with the exception of the IRS Form 8832 pertaining to Bumble Holdings Limited which shall, following execution, be filed on the day prior to the Closing Date.

(b) From and after the Effective Time, Parent shall indemnify and hold harmless the Company and Sellers against any and all Damages suffered or incurred by the Company or Sellers to the extent arising out of, as a result of, in connection with or relating to the Pre-Closing Restructuring; provided that this indemnity shall not apply to any income Taxes incurred by WWH in connection with the Pre-Closing Restructuring.

(c) The provisions of Section 10.2(d), Section 10.2(e), and Section 10.2(f) shall apply mutatis mutandis.

Section 5.9 Appropriate Action; Consents; Filings.

(a) Save in respect of any filings or processes pursuant to Antitrust Laws, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Entity or third party regarding the Merger; and (iv) promptly furnish the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries, from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement. Each party hereto will have the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by this Agreement, in each case, made or submitted to a Governmental Entity. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(b) Prior to the Closing, each party shall keep the other parties reasonably informed regarding any lawsuits or other legal proceedings against it or any of its Affiliates relating to or challenging this Agreement or the consummation of the Merger (“Transaction Litigation”), except to the extent, in the reasonable judgment of such party, such action would jeopardize any privilege of the Company or any of its Subsidiaries with respect thereto. The Company shall promptly advise Parent orally and in writing of the initiation of any Transaction Litigation and Company shall control the defense, negotiations or settlement of all Transaction Litigation. Company shall provide reasonably prompt notice to the Parent of any material developments regarding, and shall reasonably consult with and permit the Parent and its representatives to participate in the defense, negotiations or settlement of, any Transaction Litigation, and Company shall give consideration to the Parent’s advice with respect to such Transaction Litigation. Where compromise or settlement would require any admission of liability to be made by the Company or any of its Subsidiaries, Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation unless the Parent shall have given its prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.10 Minority Interests. Promptly following the date hereof, the Company shall, with respect to the Bumble Minorities, use all reasonable endeavors to cashout their shares in Bumble Holding, in each case, for a price per share that is equal to $1,250 per share (as adjusted for any combination of shares, recapitalization, merger, consolidation or other reorganization, or by way of stock split, stock dividend or other equity distribution). Such offer may include, at the Company’s discretion, an offer to acquire or require that any Bumble Minority irrevocably waives, forfeits and releases any rights, entitlements or other interests that such Bumble Minority has under any of the Shadow Equity Plans, such that upon the acceptance of such offer, such Bumble Minority shall have no remaining rights, entitlements or other interests under any Shadow Equity Plan, and the Company shall keep Parent reasonably informed of any material communications with such shareholders and any other material developments related to the matters contemplated by this Section 5.10.

Section 5.11 Tax Cooperation. The Company will cooperate with Parent in good faith in connection with any application for relief for UK stamp duty with respect to the transactions contemplated by this Agreement, provided that Parent shall reimburse Company promptly for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) incurred by it or its Subsidiaries in connection with such applications.

Section 5.12 Trademark Opposition. In the event that the Company has not received an executed agreement to assign to the Company any and all rights to U.S. serial no. 86/350269 (BUMBL) (and such mark) before the opposition deadline, the Company shall timely file with the U.S. Patent and Trademark Office an opposition proceeding against U.S. serial no. 86/350269 (BUMBL) and shall prosecute such opposition diligently until the earlier of (i) final resolution of the proceeding or (ii) an executed agreement to assign any and all rights in such application (and such mark) to the Company. After the Company’s initial filing of the proceeding, Parent shall have a reasonable right of consultation with regard to the Company’s activities in connection with the foregoing.

ARTICLE VI

COVENANTS OF PARENT

Section 6.1 Confidentiality Agreement. For the avoidance of doubt, any information provided to or obtained by the Company, Parent, Merger Sub or their respective authorized representatives pursuant to this Agreement shall be subject to the Confidentiality Agreement; provided that the Confidentiality Agreement shall survive only until (and shall automatically and without any further action on the part of either party terminate upon) the earlier to occur of the Closing and the date it would otherwise terminate pursuant to its express terms. Further, if a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of this Agreement shall control (including Section 13.2), and the execution of this Agreement shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions after the date hereof by Parent and the Parent Related Parties expressly permitted or expressly required by this Agreement or the other Transaction Documents that would otherwise be restricted under the Confidentiality Agreement.

Section 6.2 Indemnification of Officers and Directors of the Company.

(a) Prior to the Effective Time, the Company shall procure, bind and pay in full all premiums for a tail insurance coverage policy (the “Tail Insurance Coverage”) for the benefit of the officers and directors who, as of the Closing Date, are covered by the Company’s and its Subsidiaries’ currently effective directors’, managers’ and officers’ liability insurance policy held by the Company (such persons, the “D&O Indemnified Parties”), which shall provide the D&O Indemnified Parties with coverage in respect of acts or omissions occurring at or prior to the Effective Time in such individual’s capacity as such for a period of six (6) years following the Effective Time in an amount not less than, and that shall have other terms not materially less favorable to the D&O Indemnified Parties than, the directors’ and officers’ liability insurance coverage presently maintained by the Company (for and on behalf of it and its Subsidiaries). Parent shall cause the Surviving Company to maintain any such Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Effective Time.

(b) From the Closing until the sixth anniversary of the Effective Time (but with respect to claims for indemnification made by any D&O Indemnified Party on or prior the sixth anniversary of the Effective Time, such period shall extend until the final resolution thereof), Parent (i) agrees to cause the Company and its Subsidiaries to honor in accordance with their terms the provisions of their respective Organizational Documents as in effect on the date hereof with respect to indemnification of the D&O Indemnified Parties for any acts or omissions occurring at or prior to the Closing in and to the extent of their capacities as D&O Indemnified Parties (and not as shareholders or equity holders) and agrees such rights shall not be modified or amended in a manner materially adverse to such D&O Indemnified Parties for any acts or omissions occurring at or prior to the Closing except as required by Law, unless such modification or amendment expands the rights of D&O Indemnified Parties to indemnification and (ii) shall cause the Surviving Company and its Subsidiaries to, to the fullest extent that the Surviving Company or its Subsidiaries would have been permitted to indemnify such D&O Indemnified Party under applicable Law and their Organizational Documents, (A) indemnify and hold harmless the D&O Indemnified Parties against all D&O Expenses (as defined below) and all Damages, claims, judgments and amounts paid in settlement in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of any of the Company and its Subsidiaries or arising out of acts or omissions occurring on or prior to the Closing (a “D&O Indemnifiable Claim”) and (B) advance to such D&O Indemnified Parties all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor; provided that, the former director, officer or manager to whom such expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such D&O Indemnified Party is not entitled to such indemnification. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all Orders in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Agreement, “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.

(c) If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person, and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, the Parent shall procure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, shall, from and after the consummation of such transaction, succeed to (or otherwise assume) the indemnification and other obligations set forth in this Section 6.2.

(d) The provisions of this Section 6.2 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her heirs and shall be binding on all successors and assigns of Parent and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(e) Notwithstanding anything to the contrary in this Agreement (including this Section 6.2) Parent, Merger Sub, the Surviving Company or any of their respective Subsidiaries or Affiliates shall not be required to purchase Tail Insurance Coverage or otherwise provide any D&O Indemnified Party with indemnification or expense reimbursement with respect to any claim or Damage related to the Finam Transactions.

Section 6.3 Employee Matters.

(a) Unless otherwise agreed between any Continuing Employee and Parent, Parent shall, or shall cause the Company or one of its Subsidiaries to, provide (i) from and after the Closing Date until the one (1) year anniversary thereof (or earlier cessation of employment, as applicable), a base salary or base wages and target cash bonus opportunity to each Continuing Employee at an annual rate that is no less than the annual rate of the base salary or base wages and target cash bonus opportunity that was provided to such employee immediately prior to the Closing and (ii) from and after the Closing Date until the one (1) year anniversary thereof (or earlier cessation of employment, as applicable), employee benefits (excluding any change of control, sale, retention or similar bonus arrangements, defined benefit pension, or equity or equity-linked compensation) that are substantially similar, in the aggregate, to the employee benefits provided to employees of the Company or any of its Subsidiaries immediately prior to the Closing Date. Nothing in this Agreement shall preclude Parent, the Surviving Company or any or any of its Subsidiaries from terminating the employment of any employee at any time on or after the Closing or require any payment of compensation or provision of benefits to such person thereafter.

(b) Except as specifically provided herein, Parent shall use all reasonable endeavors to cause service rendered by employees of the Company and each of its Subsidiaries prior to the Closing Date to be taken into account for purposes of participation and vesting (but not for other purposes, including benefit accruals under any defined benefit plan), as applicable, under all employee benefit plans, programs, policies and arrangements of Parent and its Subsidiaries (including the Company and each of its Subsidiaries) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and its Subsidiaries for such purposes. Nothing herein shall result, or require any action that would result, in the duplication of any benefits. Without limiting the foregoing, Parent shall use all reasonable endeavors to cause employees of the Company and each of its Subsidiaries to not be subject to any pre-existing condition or limitation under any health or welfare plan of Parent or its Subsidiaries (including the Company and each of its Subsidiaries) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company and each of its Subsidiaries in which such employee participated immediately prior to the Closing Date.

(c) Notwithstanding anything to the contrary herein, nothing contained in this Section 6.3, whether express or implied, shall confer upon any third party, or any current or former employee of the Company, any of its Subsidiaries or Parent, any entitlement, rights or remedies (including any right to benefits, compensation, employment or continued employment for any specified period), of any nature or kind whatsoever under or by reason of this Section 6.3 and no employee shall be deemed a third-party beneficiary of this Section 6.3. No provision of this Section 6.3 is intended to modify, amend or create any employee benefit plan of the Company, any of its Subsidiaries or Parent or prohibit Parent, the Surviving Company or their respective Affiliates and Subsidiaries from amending, modifying or terminating any benefit plan or obligate Parent, the Company or any of its Subsidiaries or any of their respective Affiliates’ to maintain any particular compensation or benefit plan, program, policy or arrangement or create any obligations of the Parties with respect to any Benefit Plan or other employee benefit plan of Parent or the Company or their Subsidiaries.

Section 6.4 Rollover Agreements. Parent (or an Affiliate of Parent) and certain of the Rollover Participants (and, if applicable, the Company and certain of its Subsidiaries), have entered into as of the date hereof or will enter into prior to Closing, an equity exchange and/or investment agreement (a “Rollover Agreement”), pursuant to which, among other things, such Rollover Participant will contribute to Parent (or such Affiliate of Parent) prior to the Closing a portion of such Rollover Participant’s Company Common Shares (whether received in connection with the Rollover transactions or otherwise) in exchange for equity interests of Parent (or such Affiliate of Parent) (such transactions, the “Rollover”, and such Company Common Shares, the “Rollover Equity”). Notwithstanding anything else in this Agreement, including Article II, the Rollover Equity held directly or indirectly by Parent (or an Affiliate of Parent) as a result of the transactions contemplated by the Rollover Agreements shall not be converted at the Effective Time into, and shall not become, the right to receive a portion of the Estimated Closing Merger Consideration as provided in Section 2.3(b) and Section 2.3(c), and instead be treated as set forth in this Section 6.4; provided that the Rollover Participant’s Pro Rata Share of the amounts, if any, payable pursuant to the last sentence of Section 2.9(b), Section 2.10 or Section 10.6(a) attributable to the Rollover Equity will be treated for all purposes hereunder as if such Rollover Equity were still held by the applicable Rollover Participant as of the Closing, and when and if such amounts become payable hereunder, shall be paid to such Rollover Participant as if such Rollover Participant held such Rollover Equity as of the Closing. For the avoidance of doubt, the Rollover Equity will be treated as outstanding as of the Closing for purposes of the calculation of the Pro Rata Share and the Allocation Schedule for all purposes hereunder. In connection with the Rollover, the Company shall, and shall cause its Affiliates to, reasonably cooperate with Parent, Parent’s Affiliates, Merger Sub and the Rollover Participants in connection with, and to the fullest extent reasonably necessary (or otherwise reasonably requested by Parent) to permit and effect, the Rollover contemplated by this Agreement.

Section 6.5 R&W Insurance Policy. Parent shall ensure that the R&W Insurance Policy provides that, (1) each insurer expressly waives and releases any right of subrogation, or rights acquired by assignment arising under the R&W Insurance Policy, against the Sellers in connection with this Agreement and the transactions contemplated hereby except in cases of Seller fraud and (2) each insurer expressly agrees that Parent and its Affiliates shall not be required or obligated to seek recovery or recourse from the Sellers under the sections of this Agreement that relate to Breach (as defined in the R&W Insurance Policy) except as provided in clause (1) in connection with the subrogation rights of the insurers. Parent covenants and agrees to not cancel, redeem or take any action that would adversely affect the rights of Sellers under or in connection with the terms and conditions of the R&W Insurance Policy. Parent and its Affiliates will not (i) amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurers thereunder or any other Person to, except in the case of fraud by the Company in the making of warranties in this Agreement, subrogate or otherwise make or bring any action or proceedings against any Seller, any Seller’s equityholders, the Company or any of its Subsidiaries or any of its Affiliates or any past, present or future director, manager, officer, employee or advisor of any Seller or the Company or any its Subsidiaries based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or that would reasonably be likely to result in any such Person having any Liability arising from any breach of any warranty in this Agreement or any other Transaction Document.

ARTICLE VII

JOINT COVENANTS

Section 7.1 Government Approvals; Antitrust Filings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable endeavors to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and in any event by or before the Outside Date, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable the expiration or termination of any applicable waiting period, and to obtain all necessary actions, non-actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement, including under the HSR Act and the other applicable Antitrust Laws (including, for the avoidance of the doubt, the applicable Specified Antitrust Laws) and, if applicable, the BMA.

(b) Without limiting the foregoing, each of Parent and the Company shall use all reasonable endeavors to make the initial filings required by it under the Specified Antitrust Laws with respect to the transactions contemplated by this Agreement (which filings will include, where applicable, a request for “early termination” with respect to the waiting periods under the HSR Act and any other Specified Antitrust Laws) as soon as reasonably practicable and advisable following the date hereof; provided that such filings under the HSR Act shall be made within ten (10) Business Days after the date hereof. Further, each of Parent and the Company shall use all reasonable endeavors to make all subsequent and other filings and submissions required under the Specified Antitrust Laws in order to consummate the transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof.

(c) Each of Parent and the Company agrees to make available as promptly as practicable to the other’s counsel such information and materials as each of them may reasonably request, and as may be appropriate or required under applicable Antitrust Laws or otherwise, relative to its business, assets and property or otherwise as may be required of each of them to file any information requested or required by such Governmental Entities under the applicable Antitrust Laws; provided that any information or materials provided to the other party pursuant to this Section 7.1 may be provided on an “outside counsel only” basis, if appropriate, and that information or materials may also be redacted (i) to remove references concerning the valuation of the Company and/or its Subsidiaries, (ii) as necessary to comply with contractual arrangements and obligations and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Parent shall pay and shall be solely responsible for the payment of all filing fees paid to Governmental Entities for the filings under any Antitrust Laws in connection with the transactions contemplated herein.

(d) The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 7.1 and provide such assistance as may be reasonably requested by any other party hereto in connection with the foregoing. Except as may be required or prohibited by any Governmental Entity or by Law, each of Parent and the Company shall promptly inform the other Party of any written or substantive oral communication to or from any Governmental Entity regarding the transactions contemplated by this Agreement. None of the Parties shall enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. No Party shall independently participate in any meeting or communication with respect to the transactions contemplated by this Agreement with any Governmental Entity in respect of any filings, investigation or other inquiry that is the subject of this Section 7.1 without giving the other Parties’ sufficient and reasonable prior notice of the meeting to the extent practicable and, to the extent practicable and permitted by such Governmental Entity and applicable Law, the opportunity to attend and/or participate in such meeting or communication; provided, however, that the requirements of this provision shall not apply to any portion of a meeting or discussion between Parent or its Affiliates or representatives, on the one hand, and any Governmental Entity, on the other hand, solely to the extent such a meeting or communication relates only to Parent (or any of its Affiliate’s) confidential business information. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the Parties, control and direct all communications and strategy in dealing with any Governmental Entity under the HSR Act or other Antitrust Laws; provided that Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(e) Parent shall take, and shall cause each of its Subsidiaries to take, any and all actions necessary to obtain any clearances required under or in connection with any applicable Antitrust Laws and enable all waiting periods under any applicable Antitrust Laws to expire, in each case to the extent required to fulfil the conditions at Section 8.3(c) as soon as reasonably practicable after the date of this Agreement and in any case prior to the Outside Date, including promptly complying with any requests for additional information by any Governmental Entity and consenting to any Remedies in order to obtain all such clearances. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 7.1 or Section 7.2 or any other provision of this Agreement shall require Parent or any of its Subsidiaries to take or agree to take any action with respect to any other of Parent’s Affiliates (including The Blackstone Group Inc. and any investment funds or investment vehicles affiliated with, or managed or advised by, The Blackstone Group Inc. or any portfolio company (as such term is commonly understood in the private equity industry) or investment of The Blackstone Group Inc. or of any such investment fund or investment vehicle, but excluding the Company and its subsidiaries), for the avoidance of doubt, excluding the Company and its Subsidiaries and any Remedies that may be undertaken in respect of the Business.

(f) The Company, Parent and Merger Sub shall not take any actions or do, or cause to be done, any things that would be reasonably likely to (i) prevent, materially delay or materially impede receipt of any clearance from any Governmental Entity, (ii) prevent or materially delay Closing, (iii) extend any waiting or notice period under any applicable law with respect to the transactions contemplated by this Agreement, or (iv) cause any Governmental Entity to object to the transactions contemplated by this Agreement, in the case of the Company save to the extent otherwise required by this Agreement or applicable Law, or as requested or required by the Parent.

Section 7.2 Financing; Financing Cooperation.

(a) Parent acknowledges and agrees that the Seller Representative, the Sellers, the Company, their respective Affiliates and their respective directors, managers, members, officers, employees, agents and representatives have no responsibility for, and shall not incur any liability to any Person under, the Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided by such Persons pursuant to this Section 7.2.

(b) Parent shall use, and cause its Affiliates to use, all reasonable endeavors to arrange, consummate and obtain the Financing contemplated by the Commitment Letters on the respective terms set forth therein, including by using all reasonable endeavors to take or cause to be taken, all actions and to do, or use all reasonable endeavors to cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing and the Commitment Letters on terms not materially less favorable to the Parent and Merger Sub than are set forth in the Commitment Letters as of the date of this Agreement, (ii) enter into definitive financing agreements with respect to the Debt Financing, so that such agreements are in effect no later than the Closing Date on terms and conditions not materially less favorable to the Parent and Merger Sub than the respective terms and conditions contained in the Commitment Letters (including the fee letters related thereto) on the date of this Agreement;, and (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive financing agreements and consummate the Financing at the Closing. Prior to the Closing, Parent shall not agree to, or permit, any amendment or modification of, or waiver under, the Commitment Letters or other documentation relating to the Financing that (i) would reduce the aggregate amount of the Debt Financing or Equity Financing, including by changing the amount of fees to be paid or original issue discount (other than any market flex provisions) from that contemplated in the Debt Commitment Letter to less than the amounts provided for in the Debt Commitment Letter as of the date of this Agreement, unless such amount is replaced with an amount of new equity financing or debt financing on conditions no less favorable to Parent, taken as a whole, than the terms set forth in the Debt Commitment Letter, (ii) would impose new or additional material conditions, or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing to fund the transactions contemplated by this Agreement in a manner materially adverse to the Sellers or the Company, (iii) would materially delay or prevent the Closing, (iv) would adversely impact the ability of the Parent or any of its Affiliates (if applicable) to enforce its rights against the other parties to the Commitment Letters, or (v) would reasonably be expected to materially adversely affect Parent’s ability to consummate the transactions contemplated hereby, in each case without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent and its Affiliates shall not allow for any amendment to the Equity Commitment Letters without the prior written consent of the Company which may be withheld in its sole and absolute discretion.

(c) The Parent shall give the Seller Representative and the Company prompt written notice upon (A) becoming aware of any breach or default by any party to the Commitment Letters or any definitive agreements relating to the Financing or (B) receipt by it or any of its Affiliates of any written notice or other written communication from any Person with respect to (i) any failure to comply with the terms of the Commitment Letters or any definitive agreements relating to the Financing by any party thereto, (ii) any actual or threatened termination or repudiation (whether in whole or in part) of any of the Commitment Letters or any definitive agreements relating to the Financing by any party thereto or (iii) any material dispute or disagreement between or among any of the parties to any of the Commitment Letters or any definitive agreements relating to the Financing solely to the extent such disagreement or dispute relates to the obligation of the parties thereto to fund their commitments thereunder or the availability of the Financing. Upon request by the Company, Parent shall inform the Seller Representative and the Company on a current basis and in reasonable detail of the status of the Parent’s efforts to arrange the Financing and to satisfy the conditions thereof and of material developments concerning the timing of the closing of the Financing contemplated by the Commitment Letters. If any of the Debt Financing or the Debt Commitment Letter (or any definitive financing agreement relating thereto) expire, are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Parent shall, and shall cause its Affiliates to use all reasonable endeavors to promptly to arrange for alternative financing to replace the debt financing contemplated by such expired or terminated commitments or arrangements in an amount at least equal to the Debt Financing or such unavailable portion thereof, on terms and conditions (after taking into account any “flex” provisions applicable to such alternative financing (as defined below)) not less favorable to Parent, taken as a whole, than the Debt Financing contemplated by the Debt Commitment Letter (after taking into account any “flex” provisions contemplated by the fee letter associated with the Debt Commitment Letter), in any event, without adding new or additional conditions or contingencies, or amending, modifying or expanding existing conditions, to receipt of the Debt Financing in a manner more onerous than those set forth in Debt Commitment Letter (including the fee letters related thereto) as of the date of this Agreement, and without inclusion of any other terms that would (A) prevent, impede or materially delay the ability of the Parent and Merger Sub to consummate the Closing, (B) make any portion of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to be obtained or prevent, impede or materially delay the funding of the Debt Financing or (C) adversely impact the ability of the Parent or any of its Affiliates (if applicable) to enforce its rights against the parties to the Debt Commitment Letter. For the avoidance of doubt, the failure to arrange for any such alternative Debt Financing does not relieve the Parent of any of its obligations under this Agreement. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question).

(d) Prior to the Closing, the Company shall provide and the Company shall, and shall use all reasonable endeavors to cause its Subsidiaries and each of its and their respective representatives to provide, at Parent’s sole cost and expense, such cooperation reasonably requested by Parent in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere in any material respect with the business or operations of the Company or the Company’s Subsidiaries), including the following: (i) upon reasonable advance notice and during normal business hours of the Company, causing the appropriate senior officers of the Company to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (or other sessions with prospective lenders, investors and rating agencies), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda and similar documents reasonably required in connection with the Debt Financing (including, to the extent necessary, customary authorization letters and an additional bank information memorandum that does not include material nonpublic information); (iii) assisting with the preparation of any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent; provided that no obligation of the Company or its Subsidiaries under any such document or agreement shall be effective until the Closing; (iv) facilitating the pledging of collateral reasonably requested by Parent (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and its Company’s Subsidiaries); provided that no pledge shall be effective until the Closing, (v) reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the Debt Financing, (vi) cooperating reasonably with due diligence requests, to the extent customary and reasonable, in connection with the Financing; (vii) executing a true and correct certificate of the chief financial officer of the Company with respect to solvency matters in the form of Annex I of Exhibit C of the Debt Commitment Letter (or substantially similar provisions in any alternative financing); (viii) providing Parent at least 3 Business Days prior to the Closing Date all customary documentation and other information with respect to the Company and its Subsidiaries, as is reasonably requested in writing by Parent at least 10 Business Days prior to the Closing Date that is required in connection with the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and any certification required under beneficial ownership regulations; (ix) assisting Parent in procuring public corporate ratings and corporate family ratings in respect of the Company and public ratings of the facilities contemplated by the Debt Financing, (x) assisting with the payoff of existing indebtedness of the Company that will be repaid at or prior to Closing and the release of related liens on or prior to the Closing Date (including using all reasonable endeavors to obtain customary payoff letters, lien terminations and other instruments of discharge, in each case in a form reasonably acceptable to Parent); and (ix) furnishing on a confidential basis to Parent and its financing sources, as promptly as reasonably practicable, the financial information related to the Company and the Company’s Subsidiaries necessary to satisfy the conditions set forth in paragraph 5 of Exhibit C to the Debt Commitment Letter and such financial information reasonably requested by Parent for use in connection with the Debt Commitment Letter; provided that, notwithstanding anything in this Agreement to the contrary, until the Closing occurs, none of the Seller Representative, the Company, the Company’s Subsidiaries or their respective directors, officers, managers, members, employees, stockholders, representatives and Affiliates shall (A) be required to pay any commitment or other similar fee, (B) have any liability or obligation under the Debt Commitment Letters, any loan agreement or any related document or any other agreement or document related to the Debt Financing (other than with respect to customary authorization letters contemplated above) or (C) be required to take any action that will (1) conflict with or violate their respective Organizational Documents or any applicable Laws, orders or the contracts governing their respective existing Indebtedness for borrowed money or result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or default under, any material contract to which the Company or any of its Subsidiaries is a party, (2) unreasonably disrupt the ordinary conduct of the business or operations of the Company or its Subsidiaries, (3) be required to incur any other liability in connection with the Debt Financing contemplated by the Debt Commitment Letter or (4) be required to (I) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument (other than any customary authorization letters referred to above) or take any other corporate action with respect to the Debt Financing that is not contingent on the Closing or that would be effective prior to the Effective Time or (II) provide or cause its legal counsel to provide any legal opinions that are not required in connection with the transactions contemplated by this Section 7.2. Parent shall indemnify and hold harmless each Seller, the Seller Representative, the Company and its Subsidiaries, and each of their respective directors, officers, managers, members, employees, stockholders, representatives, advisors and Affiliates, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement, alteration or consummation or loss of the Debt Financing, any other financing that Parent may raise in connection with the transactions contemplated hereby, any cooperation provided pursuant to this Section 7.2, and any information utilized in connection therewith, in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Sellers, the Seller Representative or any of the Company or its Subsidiaries or, in each case, their respective representatives. Additionally, Parent shall, promptly upon written request by the Seller Representative on behalf of the Sellers or the Company, reimburse such party at or promptly after the Closing Date for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company or its Company’s Subsidiaries, and each of their respective directors, officers, managers, members, employees, stockholders, representatives, advisors and Affiliates in connection with any such party complying with the obligations under this Section 7.2.

Section 7.3 Further Assurances. If at any time after the Effective Time, the Surviving Company shall reasonably consider or be advised that any further assignments or assurances in Law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company, all rights, title and interests in all property and all privileges, powers and franchises of the Company, then the Surviving Company and its proper officers and directors, in the name and on behalf of the Company, shall execute and deliver all such proper deeds, assignments and assurances in law and take all reasonable endeavors to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of the Company to take any and all such action.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by the Company, to the extent permitted by Law) of each of the following conditions on or prior to the Closing:

(a) The warranties made by Parent and Merger Sub in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such warranties, which by their terms are expressly made as of a specific date, in which case the same shall continue on the Closing Date to be so true and correct as of the specified date), except where the failure of such warranties to be so true and correct, individually or in the aggregate, does not and is not reasonably expected to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) All obligations of Parent and Merger Sub to be performed hereunder prior to the Closing shall have been performed or complied with in all material respects.

(c) The transactions contemplated by the Founder Rollover Agreement shall have been consummated in accordance with the terms thereof.

(d) Parent shall have delivered to the Company each of the agreements, documents and instruments required to be delivered pursuant to Section 2.7(a).

Section 8.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Parent and Merger Sub, to the extent permitted by Law) of each of the following conditions on or prior to the Closing:

(a) (i) (A) The Fundamental Warranties (other than the Fundamental Warranties in clause (ii) in the first sentence of Section 3.10 and Section 3.27), shall be true and correct in all respects except for any inaccuracies that are de minimis, and (B) the Fundamental Warranties in clause (ii) in the first sentence of Section 3.10 and Section 3.27, shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in the case of each of clauses (A) and (B), and except to the extent such warranties, which by their terms, are expressly made as of a specific date, in which case the same shall continue on the Closing Date to be so true and correct as of the specified date; and (ii) all other warranties contained in Article III (excluding in Section 3.7(b), Section 3.7(c), Section 3.7(d), Section 3.9, Section 3.11, Section 3.12, Section 3.15, Section 3.16, Section 3.23, Section 3.24 and Section 3.25) shall be true and correct, in the case of clause (ii) disregarding all Qualifications contained therein, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such warranties, which by their terms, are expressly made as of a specific date, in which case the same shall continue on the Closing Date to be so true and correct as of the specified date), except, in the case of this clause (ii), where the failure of such warranties to be so true and correct (disregarding all Qualifications contained therein) does not constitute or result in, and would not reasonably be expected to constitute or result in, individually or in the aggregate, a Material Adverse Effect.

(b) All obligations of the Company to be performed hereunder prior to the Closing shall have been performed or complied with in all material respects.

(c) The transactions contemplated by the Founder Rollover Agreement shall have been consummated in accordance with the terms thereof.

(d) The Company or the Seller Representative, as applicable, shall have delivered to Parent each of the documents required to be delivered at the Closing pursuant to Section 2.7(b).

Section 8.3 Joint Conditions to the Parties’ Obligations. The obligations of the Parties to close the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions on or prior to the Closing Date (any of which may be waived in writing by each of Parent, Merger Sub and the Company, each as to only its respective obligation to effect the Closing, to the extent permitted by Law):

(a) The Shareholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

(c) All (i) waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or have been terminated, (ii) the consents, approvals, or clearances under applicable Specified Antitrust Laws set forth on Section 8.3(c)(ii) of the Company Disclosure Schedules with respect to the transactions contemplated by this Agreement shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired and (iii) the consents, approvals, or clearances set forth on Section 8.3(c)(iii) of the Company Disclosure Schedules with respect to the transactions contemplated by this Agreement shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

ARTICLE IX

NO SURVIVAL

Section 9.1 No Survival. None of the warranties of any Party contained in this Agreement or in any officer’s or secretary’s certificate delivered pursuant to this Agreement shall survive the Closing, and no claim shall be brought by any Person in respect of any such warranty after the Closing. None of the agreements, obligations or covenants of any Party to be performed by any Party before the Closing shall survive the Closing, and no claim shall be brought by any Person in respect of any such agreement, obligation or covenant after the Closing. Unless otherwise indicated, agreements, obligations and covenants set forth in this Agreement which by their terms are required to be performed after the Closing, Article X, Article XII, Article XIII and this Section 9.1, shall survive the Closing in accordance with their terms and conditions. Nothing in this Section 9.1 or any other provision of this Agreement shall limit or restrict any claims in respect of fraud in connection with the transactions contemplated by this Agreement and nothing herein shall limit the rights to enforce any of the separate Transaction Documents entered into in connection with this Agreement (other than the certificates provided pursuant to Section 2.7(a)(ii), Section 2.7(b)(vi) or Section 2.7(b)(vii)).

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by Sellers.

(a) From and after the Effective Time, subject to the other provisions of this Article X and Section 9.1, the Sellers in accordance with their respective Pro Rata Share in the case of Section 10.1(a)(i), and Andrey Ogandzhanyants, in the case of Section 10.1(a)(ii) (as applicable, the “Indemnifying Parties”) shall indemnify and hold harmless Parent, Merger Sub, the Surviving Company, and each of their respective Affiliates and its and their respective officers, directors, managers, employees, agents or representatives of each of the foregoing (collectively, the “Parent Indemnified Parties”) against any and all Damages suffered or incurred by any Parent Indemnified Party as a result of, in connection with, or arising out of or relating to:

(i) a percentage (the “Contribution Percentage”) of any and all Damages suffered or incurred by any Parent Indemnified Party as a result of, in connection with, or arising out of or relating to the Match Litigation (the “Match Damages”), as follows;

(A) in respect of the first $20,000,000 of Match Damages, the Contribution Percentage shall be 100%;

(B) in respect of the next $80,000,000 of Match Damages, the Contribution Percentage shall be 70%; and

(C) in respect of the next $300,000,000 of Match Damages, the Contribution Percentage shall be 50%,

in each case only to the extent that a Match Resolution has not been achieved prior to the Measurement Time; and

(ii) any and all Damages suffered or incurred by any Parent Indemnified Party as a result of, in connection with, or arising out of or relating to the Quack Restructuring.

(b) Any and all indemnification payments required to be made to Parent Indemnified Parties in accordance with Section 10.1(a)(i) shall be made solely from the Match Indemnification Holdback Amount and/or by withholding or setting off against any Earn-Out Payment pursuant to Section 2.14(i) (it being understood that the right of set-off against any Earn-Out Payment is on a Seller by Seller basis).

(c) If and to the extent an indemnification payment is required to be made pursuant to Section 10.1(a)(i), Parent shall provide notice of such payment to the Seller Representative no later than five (5) Business Days after the determination of such indemnification payment as provided in this Article X and such payment shall reduce on a dollar-for-dollar basis the then outstanding amount of the Match Indemnification Holdback Amount. Notwithstanding anything to the contrary herein, if in respect of any payment required to be made pursuant to Section 10.1(a)(i) the amount of the remaining balance of the Match Indemnification Holdback Amount on the date that any such indemnification payment is to be made to the Parent Indemnified Parties is insufficient to cover the total amount of such indemnification payment (such deficiency between the amount in the Match Indemnification Holdback Amount and the total amount of the indemnification payment, the “Deficiency Amount”), then the Parties acknowledge and agree that (i) (A) the amount of any Earn-Out Payment that is due and payable pursuant to Section 2.14 shall be reduced by the amount of such Deficiency Amount and (B) if any Deficiency Amount remains outstanding following the reduction of such Earn-Out Payment to zero in accordance with the foregoing clause (A), then (to the extent the obligations of the Parties under Section 2.14 have not ceased pursuant to Section 2.14(h)) the “Maximum Earn-Out Payment” shall be reduced by the amount of such outstanding Deficiency Amount that so remains, or (ii) if no Earn-Out Payment is then due and payable pursuant to Section 2.14, then (to the extent the obligations of the Parties under Section 2.14 have not ceased pursuant to Section 2.14(h)) the “Maximum Earn-Out Payment” shall be reduced by the amount of such Deficiency Amount.

Section 10.2 Certain Limitations.

(a) The Parent Indemnified Parties’ sole and exclusive recourse under Section 10.1(a)(i) shall be against the Match Indemnification Holdback Amount; provided that in the case of Section 10.1(a)(i) only, further recourse shall be available through the reduction of any then due and payable Earn-Out Payments, and then through reduction of the Maximum Earn-Out Payment, in that order and as described in Section 10.1(c). From and after the Effective Time, the indemnification provisions in this Article X shall be the sole and exclusive remedy of any party or Indemnified Party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement.

(b) The aggregate amount of the liability of Andrey Ogandzhanyants for all claims under Section 10.1(a)(ii) shall not exceed an amount equal to $25,000,000.

(c) The amount which any Indemnifying Party is or may be required to pay to any Parent Indemnified Party pursuant to this Article X shall be determined net of any amounts actually recovered by such Parent Indemnified Party in respect of the matters, facts or circumstances subject of the relevant breach, including under insurance policies, indemnities, any deduction, credit, refund or other reimbursement arrangements with respect to such Damages, and any amount of any Tax relief or Tax Benefit actually realized by any Parent Indemnified Party, in each case, that is actually recovered or actually realized (as applicable) in the year in which the indemnity payment is made or any prior year (in each case net of any costs of recovery incurred by or on behalf of such Parent Indemnified Party). The Parent Indemnified Parties shall not (collectively or individually) be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage, deficiency or breach.

(d) Save as expressly permitted in this Article X, the Parent Indemnified Parties hereby waive and relinquish any right of set-off or counterclaim, deduction or retention which they might otherwise have in respect of any claim or out of any payments which they may be obliged to make (or procure to be made) to the Sellers (directly or indirectly) pursuant to this Agreement or otherwise.

(e) No Indemnifying Party shall be liable to pay any amount in respect of any claim under Article X to the extent that such claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be.

(f) No Indemnifying Party shall be liable to pay any amount in respect of any claim under this Article X to the extent that a specific allowance, provision or reserve in respect of the matter or thing giving rise to such claim has been made in the Financial Statements or Closing Statement (including, for these purposes, the calculations used for arriving at the Financial Statements or Closing Statement) and such specific allowance, provision or reserve results in an actual dollar-for-dollar reduction in the Closing Merger Consideration.

Section 10.3 Indemnification Claim Procedure (Generally).

(a) If any Parent Indemnified Party shall claim to have suffered Damages (other than with respect to a Third-Party Claim) for which indemnification is available pursuant to Section 10.1(a)(ii) (a “Quack Claim”), the Parent Indemnified Party shall promptly, and in any case within 30 days of discovery by the Parent Indemnified Party, notify the Seller Representative (which shall also be deemed notice to the Indemnifying Parties for the purposes hereof) in writing of such claim (such notice a “Direct Claim Notice”); provided, however, that no delay on the part of the Parent Indemnified Party in notifying the Seller Representative shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Parties are actually and materially prejudiced thereby and then only to the extent of such prejudice. Such Direct Claim Notice shall describe in reasonable detail, to the extent known to the Parent Indemnified Party at the time of such notice, (a) the facts and circumstances giving rise to such Proceeding or Damages, (b) the basis upon which indemnity is being sought hereunder, and (c) the amount (or a good faith estimate) of the Damages. In respect of the Quack Claim, if the Seller Representative (on behalf of the Indemnifying Parties) notifies the Parent Indemnified Party in writing that it does not dispute the claim described in such Direct Claim Notice or fails to notify the Parent Indemnified Party in writing within twenty (20) days after the Seller Representative’s receipt of such Direct Claim Notice whether the Seller Representative (on behalf of the Indemnifying Parties) disputes the claim described therein, then the Damages arising from the claim specified in such Direct Claim Notice will be conclusively deemed a liability of the Indemnifying Parties for which the relevant Parent Indemnified Party shall be entitled to indemnification under (and subject to the limitations set forth in) this Article X. If the Seller Representative has timely disputed the Indemnifying Parties’ liability with respect to a claim specified in a Direct Claim Notice by delivering a written notice to the Parent Indemnified Party within the twenty (20) day period after the Seller Representative’s receipt of the applicable Direct Claim Notice, then either party shall be permitted to bring appropriate proceedings in a court of competent jurisdiction pursuant to the terms of this Agreement to resolve such dispute.

(b) In order for a Parent Indemnified Party to be entitled to any indemnification provided for under Section 10.1(a)(ii) in respect of, in connection with, arising out of or involving any actual or threatened Proceeding or Damages claimed by any third Person against a Parent Indemnified Party (a “Third-Party Claim”), such Parent Indemnified Party shall promptly, and in any case within 30 days of discovery by the Parent Indemnified Party of the actual Proceeding (or threatened Proceeding, if such threat has been made in writing by such third Person) or Damages, give written notice of such Third-Party Claim to the Seller Representative (which shall also be deemed notice to the Indemnifying Parties for the purposes hereof); provided, however, that no delay on the part of the Parent Indemnified Party in notifying the Seller Representative shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Parties are actually and materially prejudiced thereby. Such notice shall describe in reasonable detail, to the extent known to the Parent Indemnified Party at the time of such notice, (i) the facts and circumstances giving rise to such Proceeding or Damages, (ii) the basis upon which indemnity is being sought hereunder, and (iii) the amount (or a good faith estimate) of the Damages.

(c) Following receipt of a notice of a Third-Party Claim from a Parent Indemnified Party pursuant to Section 10.3(b), the Seller Representative shall be entitled to assume the defense and control of such Third-Party Claim, at its sole cost and expense and with its own counsel reasonably acceptable to the Parent Indemnified Party, by delivery of written notice to the Parent Indemnified Party, but only so long as (i) such written notice is delivered to the Parent Indemnified Party within twenty (20) days after the date of receipt of such notice of a Third-Party Claim (subject to the provisions of this Article X), (ii) such written notice contains an irrevocable agreement by the Seller Representative that such claim is subject to indemnification under Section 10.1(a)(ii) if such Third-Party Claim is resolved in favor of such Third-Party or (iii) such Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief. Where the Seller Representative assumes to take conduct of the defense or control of a Third-Party Claim, the Parent Indemnified Party shall use all reasonable endeavors to provide any information, documentation, evidence (including witness evidence), and assistance as the Seller Representative may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third-Party Claim. The Parent Indemnified Party may take any actions reasonably necessary to defend and control such Third-Party Claim prior to the time that it receives a timely written notice from the Seller Representative electing to assume the defense and control of such Third-Party Claim as contemplated by this Section 10.3(c). The Seller Representative shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Parent Indemnified Party; provided that (A) such settlement provides only for the payment of monetary damages (and does not impose any injunctive relief or equitable remedy or otherwise impose any conditions or restrictions on any Parent Indemnified Party), (B) the Indemnifying Parties and/or the Seller Representative pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to the limitations in this Agreement), (C) the Seller Representative obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Parent Indemnified Party from any and all Liability in respect of such Third-Party Claim, and (iv) there is no admission of Liability on the part of any Parent Indemnified Party and no finding or admission of any violation of any Law or any violation of the rights of any Person by the Parent Indemnified Party.

(d) If the Seller Representative (i) advises the Parent Indemnified Party in writing within twenty (20) days of receipt from a Parent Indemnified Party of a notice of a Third-Party Claim that the Seller Representative does not elect to assume the defense and control of such Third-Party Claim or (ii) is not entitled to assume the defense and control of such Third-Party Claim for any reason set forth in Section 10.3(c), then the Parent Indemnified Party may defend and control such Third-Party Claim and the Seller Representative shall pay (or if the Seller Representative does not have sufficient funds to pay, Andrey Ogandzhanyants shall pay) the reasonable fees and out-of-pocket costs, expenses and other amounts (including reasonable fees and expenses of legal counsel, accountants or other advisors or experts retained by the Parent Indemnified Party) incurred by the Parent Indemnified Party in connection with such Parent Indemnified Party’s defense and control of such claim and such fees, costs, expenses and other amounts shall be considered Damages of the Parent Indemnified Party to which this Article X applies; provided that the Parent Indemnified Party shall (A) provide the Seller Representative with copies of written communications related to any material development, correspondence or communication in relation to such Third-Party Claim, (B) promptly provide the Seller Representative with copies of all material submissions and filings relating to the Third-Party Claim in the form submitted, filed or sent, and (C) not be entitled to settle or compromise any such Third-Party Claim absent the written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) If the Seller Representative assumes the defense of any Third-Party Claim, the Seller Representative shall allow the Parent Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense; provided that if the Parent Indemnified Party has been advised by its counsel that there are one or more legal defenses available to it that are different from or additional to those available to the Seller Representative or any Indemnifying Party or that there is otherwise an actual or potential conflict between the interests of the Parent Indemnified Party and the Seller Representative or any Indemnifying Party, the Seller Representative shall pay (or if the Seller Representative does not have sufficient funds to pay, Andrey Ogandzhanyants shall pay) the fees and out-of-pocket costs, expenses and other amounts (including fees and expenses of legal counsel, accountants or other advisors or experts retained by the Parent Indemnified Party) incurred by the Parent Indemnified Party in connection with such Third-Party Claim and such fees, costs, expenses and other amounts shall be considered Damages of the Parent Indemnified Party to which this Article X applies. The Company shall, and shall cause each of its Subsidiaries and their respective representatives to, reasonably cooperate with the Seller Representative in the defense of any Third-Party Claim. In addition, the parties shall render to each other such other assistance as may reasonably be requested by the other parties to ensure the proper and adequate defense of any Third-Party Claim, and the applicable party in charge of the defense and control of such Third-Party Claim shall keep the other parties reasonably apprised on a current basis as to the status of the defense or any settlement negotiations with respect to such Third-Party Claim.

(f) Notwithstanding anything to the contrary in this Agreement, the procedures set forth in this Section 10.3 shall not apply to the Match Litigation, which shall be subject to the procedures set forth in Section 10.4, including that the Match Indemnification Holdback Amount shall only be available to settle any amounts in respect of the Match Litigation.

Section 10.4 Indemnification Claim Procedures (Match Litigation).

(a) Following the Effective Time, the Surviving Company shall undertake and have sole discretion and authority with respect to the defense, control, prosecution, settlement or compromise of the Match Litigation, on behalf and in the name of the Surviving Company and its Subsidiaries, with counsel selected by the Surviving Company, provided that the Surviving Company and its Subsidiaries shall not, and Parent shall procure that such persons shall not, consent to or permit any settlement or compromise of, or payment in respect of (other than payment of Match Litigation Expenses pursuant to Section 10.4(c)), the Match Litigation, save to the extent that such settlement or compromise constitutes a Match Resolution.

(b) Following the Effective Time and until the date the Match Litigation is fully and finally dismissed with prejudice pursuant to a fully executed and binding settlement agreement or finally adjudicated on the merits (including by a court decision which cannot be appealed or has not been appealed within the applicable statutory deadline) (such final settlement or adjudication, including where achieved prior to the Effective Time, the “Match Resolution”, and such date, the “Match Resolution Date”), subject to the execution and delivery of a mutually acceptable confidentiality agreement (which includes customary “joint defense” and “common interest” protections) by Seller Representative, Parent and the Surviving Company, Parent shall cause the Surviving Company and its Subsidiaries to (i) reasonably consult with the Seller Representative and its counsel with respect to the Match Litigation if it is reasonably expected that the Match Resolution Date may be achieved by a court decision which has not been appealed within the applicable statutory deadline, (ii) provide the Seller Representative with copies of all material submissions, pleadings, filings and expert reports relating to the Match Litigation in the form submitted, filed or sent, and (iii) upon request from the Seller Representative, provide the Seller Representative and its counsel with reasonable access to reasonably requested documentation and records to the extent regarding the Match Litigation. Notwithstanding anything herein to the contrary, such access, information, documents or records described in this Section 10.4(b) may be redacted or withheld by Parent or the Surviving Company or its Subsidiaries as necessary, in the reasonable judgment of legal counsel to Parent or the Surviving Company, to preserve attorney-client privilege, work product privilege or to comply with applicable Law or any Order of a Governmental Entity.

(c) All reasonable and documented fees and out-of-pocket costs and expenses (including reasonable and documented fees and expenses of outside legal counsel, accountants or other advisors or experts retained by the Company or its Subsidiaries (in the case of clause (i) below) or the Parent Indemnified Parties (in the case of clause (ii) below)) incurred by the Company or its Subsidiaries (in the case of clause (i) below) or the Parent Indemnified Parties (in the case of clause (ii) below), in connection with the Match Litigation (i) if incurred and remaining unpaid as of Closing, shall be included as “Indebtedness” for the purposes of this Agreement and (ii) without duplication of amounts included in “Indebtedness” pursuant to clause (i), if incurred before Closing and paid after the determination of the final Closing Merger Consideration in accordance with Section 2.10, or (iii) if incurred after Closing (the “Match Litigation Expenses”), shall be treated as Match Damages pursuant to Section 10.1(a)(i) (provided that in the case of (iii) only, the relevant Contribution Percentage shall be applied).

(d) Promptly following the Match Resolution Date, (i) Parent shall notify the Seller Representative (which shall also be deemed notice to the Indemnifying Parties for the purposes hereof) in writing of the amount of Match Damages incurred in connection therewith and for which the Parent Indemnified Parties are entitled to indemnification pursuant to Section 10.1(a)(i), and (ii) any and all indemnification payments required to be made to Parent Indemnified Parties in accordance with Section 10.1(a)(i) as a result of the Match Litigation shall be paid and disbursed in accordance with the terms and conditions of this Article X.

(e) From and after the Closing until the Match Resolution Date (the “Match Litigation Period”), within five (5) Business Days after the last day of each calendar quarter during such Match Litigation Period, Parent will deliver to the Seller Representative a statement of account for the Match Litigation Expenses incurred during the immediately preceding calendar quarter (or otherwise incurred during the Match Litigation Period and which have not previously been paid in accordance herewith) together with a written explanation, as to which of such Match Litigations Expenses are Match Damages that are indemnifiable in accordance with the provisions of Section 10.1(a)(i).

Section 10.5 Treatment of Indemnification Payments. All payments pursuant to this Article X shall be treated by the Parties for applicable Tax purposes as adjustments to the Total Merger Consideration, unless otherwise required by Law.

Section 10.6 Match Indemnification Holdback Amount Release.

(a) On the date (the “Match Indemnification Release Date”) that is five (5) Business Days after the Match Resolution Date, the Parent shall pay (or cause to be paid) to the Sellers an amount equal to all funds then-remaining with respect to the Match Indemnification Holdback Amount (any such amounts that are distributed for the benefit of the Sellers are referred to herein as the “Residual Match Indemnification Holdback Amount”) in accordance with Section 10.6(b) less an amount equal to the aggregate amount of (i) the applicable Contribution Percentage of any Match Litigation Expenses (allocated in accordance with Section 10.1(a)(i)) incurred during the Match Litigation Period and which have not previously been allocated or paid in accordance herewith, and (ii) any amount constituting an award or agreed settlement amount payable pursuant to the Match Resolution and constituting Match Damages that are indemnifiable pursuant to Section 10.1(a)(i), which have not been paid as of the Match Indemnification Release Date. Thereafter, any portion of the funds remaining with respect to the Match Indemnification Holdback Amount after payment of the actual amounts referable to the estimates in the foregoing sentence shall be released and distributed in accordance with Section 10.6(b) as soon as practicable following payment of such amounts.

(b) In the event that a Residual Match Indemnification Holdback Amount, if any, is to be distributed for the benefit of the Sellers in accordance with the terms hereof, such distribution shall be distributed to the Sellers in accordance with their respective Pro Rata Shares and as follows: (i) the aggregate amount payable to the Shareholders (other than holders of Unvested Growth Shares) in accordance with their respective Pro Rata Shares shall be paid to the Paying Agent (or, if twelve months or more shall have elapsed since the Effective Time as of the date of such distribution, then such amounts shall be paid to Songsir or its designee) for further distribution thereto in accordance with, and subject to, Section 2.8(e)(i) and (ii) the aggregate amount payable to the holders of Options and Unvested Growth Shares in accordance with their respective Pro Rata Shares shall be paid to the Surviving Company for further distribution to such Optionholders and holders of Unvested Growth Shares in accordance with, and subject to, Section 2.8(d).

(c) If the Match Indemnification Release Date has not been achieved by the date that 20 Business Days prior to the three (3) year anniversary of the Closing Date, Parent shall prior to the three (3) year anniversary of the Closing Date:

(i) enter into an Escrow Agreement with the Escrow Agent for the establishment of the Match Indemnification Escrow Account; and

(ii) deliver or cause to be delivered to such Escrow Agent the Residual Match Indemnification Holdback Amount to the Match Indemnification Escrow Account, including by enforcing its rights under that certain Holdback Equity Commitment Letter to cause the parties thereto to fund the Residual Match Indemnification Holdback Amount.

(d) The Match Indemnification Escrow Account shall be operated on the following terms:

(i) any payments from the Match Indemnification Escrow Account shall only be made on the joint written instructions of Parent and the Seller Representative; and

(ii) if an indemnification payment is required to be made pursuant to Section 10.1(a)(i), then Parent and the Seller Representative shall, no later than five (5) Business Days after the determination of such indemnification payment as provided in this Article X, jointly instruct the Escrow Agent to pay to such Parent Indemnified Party amounts up to the then-remaining balance in the Match Indemnification Escrow Account pursuant to the terms of, and subject to, the Escrow Agreement and this Agreement (including Section 2.8(k)).

(e) The provisions of this Article X shall continue to apply to the indemnification and payment obligations of the Parties from the date of establishment of the Match Indemnification Escrow Account, including as if references in this Article X to the “Match Indemnification Holdback Amount” were references to the “Match Indemnification Escrow Account”.

(f) Following the establishment of the Match Indemnification Escrow Account, Section 10.4(e) shall be deemed to be amended to require as a condition to the payment of any Match Litigation Expenses a statement of account and invoice for such Match Litigation Expenses to be delivered to the Escrow Agent along with a written instruction directing the Escrow Agent to release and distribute to Parent from the Match Indemnification Escrow Account an amount equal to such Match Damages set forth in the relevant statement of account and invoice.

ARTICLE XI

TERMINATION

Section 11.1 Right to Terminate. This Agreement and the obligations to consummate the transactions contemplated by this Agreement may be terminated at any time prior to the Closing by notice given in accordance with Section 13.3, as follows:

(a) by the mutual written consent of Parent and the Company;

(b) by either of Parent or the Company if the Closing shall not have occurred at or before 11:59 p.m. on May, 8th 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose breach of, or failure to fulfill any of its obligations under, this Agreement has been the primary cause of the failure of the Closing to occur on or prior to the Outside Date;

(c) by Parent, in the event of any breach by the Company of any of the Company’s covenants or agreements or any of the Company’s warranties contained herein being or becoming inaccurate, in any case, such that the closing conditions set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not then be satisfied, and, if capable of being cured prior to the Outside Date, such breach is not cured to the extent necessary to satisfy such closing conditions by the earlier of (i) thirty (30) days after receipt by the Company of notice from Parent of such breach and (ii) five (5) Business Days prior to the Outside Date; provided that Parent must not then be in material breach of this Agreement;

(d) by the Company, in the event of any breach by Parent or Merger Sub of any of Parent’s or Merger Sub’s respective covenants or agreements or any of Parent’s or Merger Sub’s respective warranties contained herein being or becoming inaccurate, in any case, such that the closing conditions set forth in Section 8.1(a) or Section 8.1(b), as applicable, would not then be satisfied, and, if capable of being cured prior to the Outside Date, such breach is not cured to the extent necessary to satisfy such closing conditions by the earlier of (i) thirty (30) days after receipt by Parent or Merger Sub of notice from the Company of such breach and (ii) five (5) Business Days prior to the Outside Date; provided that the Company must not then be in material breach of this Agreement;

(e) by either Parent or the Company, if there shall be in effect a final, non-appealable Order of a Governmental Entity or court of competent jurisdiction in effect permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any Party whose breach of, or failure to fulfill any of, its covenants under this Agreement has been the primary cause of such Order;

(f) by Parent, if the Shareholder Approval has not been obtained and evidence thereof delivered to Parent within forty-eight (48) hours after the execution of this Agreement under Section 5.5(a); or

(g) by the Company, upon written notice to Parent, if (i) Parent and Merger Sub shall have failed to consummate the Closing by the date that is three (3) Business Days after the later of (A) the first date on which the Closing should have occurred pursuant to Section 2.5 and (B) the date of delivering of such notice of termination, (ii) all of the conditions set forth in Section 8.2 and Section 8.3 have been and continue to be satisfied or waived at the time Closing is required to have occurred pursuant to Section 2.5 (other than any conditions that, by their nature, are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were that the date that the notice of termination is delivered by the Company to Parent), (iii) the Company shall have irrevocably and unconditionally confirmed by written notice to Parent that all conditions set forth in Section 8.1 and Section 8.3 have been satisfied or irrevocably waived by the Company (other than any conditions that, by their nature, are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were to occur on the date requested) and given written notice to Parent of the matters in clause (ii) and that the Company stands ready, willing and able to consummate the Closing (which notices may be given on or after the date the Closing should have occurred) and (iv) the Company cooperates in good faith with Parent consistent with its obligations under this Agreement to effect the Closing during the time period described in clause (i) above and at all times during such time period the Company stood ready, willing and able to consummate the Closing.

Section 11.2 Remedies Upon Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become wholly void and of no further force and effect and each of the Parties shall be relieved of their respective duties and obligations under this Agreement and no Party (or any shareholder, Affiliate, director, officer, employee, agent, consultant or representative of such Party) shall have any claim under this Agreement against any other Party (or any shareholder, Affiliate, director, officer, employee, agent, consultant or representative of such Party), except that Section 5.6 (solely to the extent related to the transactions contemplated by this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby), Section 6.1, this Section 11.2, Section 11.3 and Article XIII (and the Parties’ rights and obligations under this Section 11.2, Section 11.3 and Article XIII) shall each survive any such termination and the Guarantees will survive in accordance with their respective terms.

Section 11.3 Termination Fee.

(a) Parent shall pay (or cause to be paid) to the Company (and WWH) a cash amount equal to $175,625,000 in the aggregate (the “Termination Fee”) in the event that this Agreement is validly terminated (i) by Parent pursuant to Section 11.1(b) at any time when the Company is entitled to terminate this Agreement pursuant to Section 11.1(d) or Section 11.1(g) (without giving effect to any notice requirement other than a waiver of any unsatisfied conditions pursuant to Section 11.1(g)), (ii) by the Company pursuant to Section 11.1(b) at any time when the Company is entitled to terminate this Agreement pursuant to Section 11.1(d) (for the avoidance of doubt, giving effect to all notice requirements and cure periods and rights set forth therein), or (iii) by the Company pursuant to Section 11.1(g), Parent shall, as a condition to such termination pay to the Company (and WWH as applicable) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company (and WWH as applicable) promptly but in no event later than five (5) Business Days after the date of such valid termination. The Termination Fee, if payable, shall be allocated to WWH in accordance with her Pro Rata Share and the balance shall be allocated to the Company on behalf of all other Sellers.

(b) The Parties agree that payment of the Termination Fee pursuant to Section 11.3(a) is not a penalty but constitutes a primary and binding obligation on the part of Parent, which Parent agrees to pay to the Company (in the specified circumstances) in consideration for (i) the resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, including the Company’s costs and expenses (A) in negotiating this Agreement and the Transaction Documents and the transactions contemplated by the same (including the Finam Transactions), (B) of continuing to own and fund the Company in the period from termination of this Agreement to completion of any subsequent sale of the Company and its Subsidiaries (a “Subsequent Sale”), and (C) of carrying out further marketing exercises and running a further sale process to locate and select one or more buyers for the Business and complete a Subsequent Sale with such persons, and (ii) the negative value impact that a failed sales process would be expected to have on the value that would be achieved by the Sellers on a Subsequent Sale. The Parties acknowledge and agree that without this agreement, the Parties would not enter into this Agreement.

(c) The Parties acknowledge and agree that in no event shall Parent be required to pay the Termination Fee on more than one occasion. In the event that the Termination Fee is payable in accordance with Section 11.3(a), the receipt of the Termination Fee shall constitute the sole and exclusive remedy of the Company, the Seller Representative and each of their respective former, current or future general or limited partners, parents, Subsidiaries, controlling persons, divisions, Affiliates, predecessors, successors and assigns, and their present and former directors, officers, shareholders, members, employees, agents, attorneys, representatives, beneficiaries, heirs and assigns and the former, current or future general or limited partners, parents, Subsidiaries, divisions, Affiliates, predecessors, successors and assigns, and the present and former directors, officers, shareholders, members, employees, agents, attorneys, representatives, beneficiaries, heirs and assigns of the foregoing (collectively, the “Seller Related Parties”) against Parent, Merger Sub, any Debt Financing Source, and any of their respective former, current, or future general or limited partners, shareholders, controlling persons, parents, Subsidiaries, controlling persons, divisions, managers, members, directors, officers, Affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns and the former, current, or future general or limited partners, shareholders, controlling persons, parents, Subsidiaries, controlling persons, divisions, managers, members, directors, officers, Affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns of the foregoing (collectively, the “Parent Related Parties”) for any liability, loss, cost or expense suffered or incurred as a result of any breach (including any willful breach) of any agreement, covenant, representation or warranty in this Agreement or the failure of the Closing to be consummated or otherwise, which recourse shall be sought solely against Parent to the extent provided herein and subject to the limitations set forth herein (or the Equity Investors under their respective Guarantees, to the extent provided therein and subject to the limitations therein) and no other Parent Related Party, and upon payment of such amount by Parent, Parent shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and in no event shall any Parent Related Party have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or any theory of law or equity, whether in equity or at law, in contract, in tort or otherwise (except Parent to the extent provided herein and subject to the limitations set forth herein or the Equity Investors under their respective Guarantees to the extent provided therein and subject to the limitations set forth therein).

(d) Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance to the extent granted in accordance with the terms of Section 13.16, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent or any Parent Related Party for any breach, loss or damage or failure to perform (whether willfully, intentionally, unintentionally or otherwise), which recourse shall be sought solely against Parent to the extent provided herein and subject to the limitations set forth herein (or the Equity Investors under their respective Guarantees, to the extent provided therein and subject to the limitations therein), and no other Parent Related Party, shall be, if applicable, for the Company to terminate this Agreement pursuant to the applicable provisions of Section 11.1, and the Company to receive payment of the Termination Fee pursuant to the applicable provisions of Section 11.3(a). For the avoidance of doubt, (A) the Company will be entitled to seek specific performance of this Agreement or any other remedy available to it at law or in equity while also seeking payment of the Termination Fee, but the Company shall not be entitled to both obtain specific performance to cause the Closing to occur and also receive payment of the Termination Fee and (B) in no event shall the Termination Fee be paid on more than one occasion. For the avoidance of doubt, none of the Parent Related Parties (other than the Parent to the extent set forth in this Agreement and the Equity Investors solely to the extent set forth in their respective Guarantees) will have any liability to any Person, including any Seller Related Party relating to or arising out of this Agreement, the Equity Financing or the Debt Financing or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity in contract, in tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Law or otherwise.

ARTICLE XII

SELLER REPRESENTATIVE

Section 12.1 Appointment of the Seller Representative. By virtue of approval of the Merger and this Agreement (including pursuant to the Shareholder Approval) or other appointment authorization documentation, or by accepting any consideration payable hereunder, each of the Sellers shall be deemed to have agreed to irrevocably appoint the Seller Representative as the Sellers’ attorney-in-fact and exclusive agent in connection with the execution and performance of this Agreement, the Transaction Documents, the Escrow Agreement and any documents ancillary to this Agreement as set forth in this Article XII. The powers, immunities and rights to indemnification granted to the Seller Representative hereunder are irrevocable and coupled with an interest, and shall not be affected by the death, bankruptcy, insolvency, incapacity, illness, dissolution or other inability to act of any Seller or, in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, shall be binding on any successor thereto and shall survive the delivery of an assignment by any Seller of the whole or any fraction of its interest in the Purchase Price Adjustment Escrow Account, the Match Indemnification Holdback Amount or the Match Indemnification Escrow Account. The Seller Representative hereby accepts its appointment as “Seller Representative” hereunder without compensation (except for the reimbursement from the Sellers of out-of-pocket fees and expenses incurred by the Seller Representative in its capacity as such). Notwithstanding anything herein to the contrary, in exercising its authority hereunder, the Seller Representative may not agree to settle any claim that would impose any material, non-monetary obligation on a Seller. The Seller Representative shall act in good faith in exercising its authority hereunder and shall make its decisions and take its actions or inactions based on its determination of what is in the best interest of the Sellers as a group with respect to the matters authorized hereunder, and not to the advantage or disadvantage of the Seller Representative or any individual Seller over the others.

Section 12.2 Authority of the Seller Representative. Each Seller hereby irrevocably grants the Seller Representative full power and authority:

(a) to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as may be deemed by the Seller Representative, in its sole discretion, to be appropriate to consummate this Agreement and the transactions contemplated hereby (including the Quack Restructuring);

(b) to endorse and to deliver on behalf of such Seller, Company Share Certificates (if any) to be sold by such Seller (if a Shareholder) at the Closing;

(c) to (i) dispute or refrain from disputing, on behalf of such Seller, any claim made by Parent under this Agreement, including with respect to the Quack Restructuring; (ii) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement (including agreeing to the final Closing Merger Consideration, authorizing Parent to reclaim cash from the Purchase Price Adjustment Escrow Account in satisfaction of a claim, authorizing Parent to reclaim cash from the Match Indemnification Escrow Account in satisfaction of an indemnification claim and with respect thereto), and (iii) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy;

(d) to give or agree to give, on behalf of such Seller, any and all consents, waivers, amendments or modifications, deemed by the Seller Representative, in its sole discretion, to be necessary or appropriate, under this Agreement and in connection with the Quack Restructuring, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(e) to enforce, on behalf of such Seller, any claim against Parent or any other Party arising under this Agreement or in connection with the Quack Restructuring;

(f) to engage attorneys, accountants and agents at the expense of Sellers, and to incur other out-of-pocket expenses related to the performance of its services hereunder (the “Seller Representative Expenses”);

(g) to amend this Agreement (other than this Section 12.2), the Transaction Documents, the Escrow Agreement and any documents ancillary to this Agreement; and

(h) to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Seller Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement, the Transaction Documents, the Escrow Agreement and any documents ancillary to this Agreement, the Quack Acquisition Agreement and the Quack IP License.

Section 12.3 Reliance. Each Seller hereby agrees to the following:

(a) In all matters in which action by the Seller Representative is required or permitted by this Article XII, the Seller Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers or between any Seller and the Seller Representative, and Parent, the Escrow Agent and the Paying Agent shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement, the Transaction Documents, the Escrow Agreement and any documents ancillary to this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of Parent, the Escrow Agent or the Paying Agent of any such dispute or disagreement. Further, a decision, act, consent or instruction of the Seller Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon each such Seller and each Seller’s successors as if expressly confirmed and ratified in writing, and Parent shall be entitled to deal exclusively with the Seller Representative as agent on behalf of all Sellers as to all actions for which Seller Representative has the authority to act (or refrain from acting) under this Article XII and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement, the Transaction Documents, the Escrow Agreement and any documents ancillary to this Agreement are waived. Any payments made to the Sellers by Parent, the Surviving Company, the Escrow Agent or the Paying Agent in accordance with the instructions of the Seller Representative shall be deemed, as it respects Parent, the Company, the Escrow Agent or the Paying Agent, made to the Sellers in the correct proportions and amounts.

(b) Notice to the Seller Representative, delivered in the manner provided in Section 13.3, shall be deemed to be notice to all Sellers for purposes of this Agreement. The power and authority of the Seller Representative, as described in this Agreement, shall continue in force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed.

(c) The Seller Representative may resign at any time and a majority-in-interest of Sellers (determined by Pro Rata Share) shall have the right, exercisable from time to time upon written notice delivered to the Seller Representative and Parent, to remove the Seller Representative, with or without cause, and to appoint any Person to fill a vacancy caused by the death, dissolution, resignation or removal of the Seller Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Seller Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d) If the Seller Representative resigns or is removed or otherwise ceases to function in its capacity as such for any reason whatsoever, and no successor is appointed pursuant to Section 12.3(c) within thirty (30) days, then Parent shall have the right to appoint a Seller to act as the Seller Representative to serve as described in this Agreement.

Section 12.4 Actions by Sellers. Each Seller agrees that, notwithstanding the foregoing, at the request of Parent, such Seller shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including delivery of such Seller’s Company Shares) individually on such Seller’s own behalf, and to deliver any other documents required of Sellers pursuant to the terms hereof.

Section 12.5 Indemnification of the Seller Representative. Each Seller shall severally, but not jointly, indemnify the Seller Representative against any Damages, losses, claims, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (except to the extent that the foregoing result from the Seller Representative’s gross negligence or willful misconduct) that the Seller Representative may suffer or incur in connection with any action or omission of the Seller Representative in such capacity. Each Seller shall bear its pro rata portion of such Damages based on his, her or its respective Pro Rata Share. Such losses may be recovered first, from the Expense Fund, second, from any distribution of the Purchase Price Adjustment Escrow Account or the Match Indemnification Holdback Amount or Match Indemnification Escrow Account, as applicable (and in each case excluding any part thereof attributable to WWH), as the case may be, otherwise distributable to the Sellers at the time of distribution, and third, directly from the Sellers. The Seller Representative shall not be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Seller Representative pursuant to this Article XII, except for the Seller Representative’s gross negligence, willful misconduct or fraud. The Sellers acknowledge that the Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby. Furthermore, the Seller Representative shall not be required to take any action unless the Seller Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in performing such actions.

Section 12.6 Certain Warranties

(a) Seller Representative is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Seller Representative has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed or delivered by it, as applicable, in connection with the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller Representative is a party by Seller Representative have been duly and validly approved by Seller Representative, and no other proceedings are necessary on the part of Seller Representative to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller Representative is a party.

(b) This Agreement and each Transaction Document has been duly authorized and executed and delivered by duly authorized officers or other duly authorized signatories of Seller Representative and constitutes a legal, valid and binding obligation of Seller Representative, enforceable against Seller Representative, in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by Seller Representative will be duly executed and delivered by duly authorized officers or other duly authorized signatories of Seller Representative, and will constitute valid and binding obligations of Seller Representative, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 12.7 Seller Representative’s Authority. Notwithstanding anything in this Agreement to the contrary, including the other provisions of this Article XII, WWH shall not be deemed to have agreed to or to have appointed the Seller Representative as WWH’s attorney-in-fact, agent or other representative for any purpose and the Sellers’ Representative shall not have authority to execute any amendment to this Agreement or any documents ancillary to the foregoing to which WWH is a party, without first obtaining the prior written consent of WWH (other than any such amendments that are ministerial in nature), including any amendment to change the form or amount of the Closing Merger Consideration and the indemnification provisions set forth in Article X.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Expenses. Except as otherwise expressly provided in this Agreement (provided, that, if this Agreement is terminated pursuant to Section 11.1, any allocation of the payment of Third-Party Expenses or Transaction Expenses as provided in Article II or otherwise shall be disregarded for the purposes of this Section 13.1), each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. For the avoidance of doubt, (a) an amount of $2,944,326.20 of the aggregate costs and expenses of the insurance secured by Parent for representations and warranties insurance relating to this Agreement shall be borne by the Company as a Transaction Expense (with the remainder borne by Parent), and the burden of any retention under such representations and warranties insurance shall be borne exclusively by Parent and (b) all fees and expenses of the Escrow Agent and the Paying Agent shall be paid by Parent.

Section 13.2 Publicity. Up until the Closing, except as otherwise required by Law or applicable stock exchange rules, any press releases or other publicity by (i) the Company, the Seller Representative and any Seller on the one hand, and (ii) the Parent, Merger Sub and their respective Affiliates on the other hand, in each case concerning this transaction shall be made only with the prior agreement of, in the case of (i), the Parent, and in the case of (ii), the Seller Representative and WWH (and in any event, the Parties shall use all reasonable endeavors to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing); provided that upon the request of Parent, upon the existence of the transaction becoming in the public domain otherwise than as a result of a breach of this Section 13.2 by the Parent, Merger Sub or any of its Affiliates, the Company shall release a press release mutually acceptable to the Company, Parent and WWH announcing the entrance into this Agreement by them, which release shall (unless otherwise mutually agreed by them) not contain any financial terms related to the transactions contemplated hereby. Following the Closing, except as otherwise required by Law or applicable stock exchange rules, no press releases or other publicity shall state the amount of the Closing Merger Consideration or the Total Merger Consideration or contain any other financial terms related to the transactions contemplated hereby and must otherwise be reasonably acceptable to WWH, Seller Representative and Parent (or contain only information previously disclosed). Further, this Agreement and the terms hereof shall be kept confidential; provided that (a) the Parties may make any press release or other public announcement concerning the transactions contemplated by this Agreement and the other documents, instruments and certificates contemplated to be delivered in connection with this Agreement or the consummation of the transactions contemplated hereby to the extent that such release or announcement contains solely information that is in the public domain otherwise than as a result of a breach of this Section 13.2, (b) notwithstanding any restrictions in the Confidentiality Agreement, Parent and its Affiliates may make disclosures to their respective current, former or prospective investors, equity holders and limited partners to the extent such information is customarily provided to current, former or prospective investors, equity holders or limited partners in private equity funds or venture capital funds (including in the Equity Investors’ normal fundraising, marketing, informational or reporting activities to third parties), so long as such recipients are bound by customary obligations of confidentiality to the disclosing Person, (c) Parent may make disclosures to any lenders or potential lenders (including any Debt Financing Source) or any actual or potential source of equity financing to Parent and/or its Affiliates (including, from and after the Closing, the Company and its Subsidiaries), (d) the Parties and WWH may make disclosures to the extent required by Law or applicable stock exchange rules (and in any event, the Parties and WWH shall use all reasonable endeavors to consult and agree with each other with respect to the content of any such disclosure) and (e) the Parties and WWH may make disclosures to their respective representatives and advisors as necessary in connection with the ordinary conduct of their respective businesses or as necessary to assist such Person in exercising its rights or satisfying and performing its covenants and obligations under this Agreement and the other Transaction Documents; provided that the provisions of this Section 13.2 shall apply to any Person receiving information pursuant to clauses (b), (c) or (d) and the Person disclosing such information thereto shall notify them of the provisions of this Section 13.2 and shall be responsible for any breach of the provisions hereof by them. Further, in the event that any disclosure is required by applicable Law or applicable stock exchange rules, then to the extent “confidential treatment” would be available, each of the Parties agrees to use its all reasonable endeavors to obtain “confidential treatment” of the disclosed information and to redact such terms of this Agreement and the other documents covered by the confidentiality provisions herein, in each case, as the other Parties may reasonably request.

Section 13.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by email in .pdf or similar format, or by internationally recognized private courier. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by internationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by email shall be deemed given on the date sent, or, if the transmission is not made before 5:00 p.m., local time at the place of receipt on a Business Day, the first Business Day after transmission (provided that no “error message” or other notification of non-delivery is received by the sender). All notices shall be addressed as follows (or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.3):

If to the Company:

Worldwide Vision Limited

H. P. House

21 Laffan Street

Hamilton HM 12

Bermuda

Attention: Kevin Insley

Email: [email address]

  [email address]

and

[address]

Attention: Whitney Wolfe Herd

Email: [email address]

with a copy to (which shall not constitute notice):

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA, United Kingdom

Attention: David Scott; James Heller

Email: [email address] and [email address]

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Evan Rosen

Email: [email address]

and

Davis Polk & Wardwell LLP

5, Aldermanbury Square

Barbican, London EC2V 7HR

United Kingdom

Attention: Will Pearce

Email: [email address]

If to the Seller Representative or any Seller or WWH

Buzz SR Limited

70 Africa House

70 Kingsway, London

United Kingdom

WC2B 6AH

Attention: Larry Nathan

Email: [email address]

           [email address]

and

[address]

Attention: Whitney Wolfe Herd

Email: [email address]

with a copy to (which shall not constitute notice):

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA, United Kingdom

Attention: David Scott; James Heller

Email: [email address] and [email address]

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Evan Rosen

Email: [email address]

and

Davis Polk & Wardwell LLP

5, Aldermanbury Square

Barbican, London EC2V 7HR

United Kingdom

Attention: Will Pearce

Email: [email address]

If to Parent or Merger Sub, or if after Closing, to the Surviving Company:

Buzz Holdings L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

and

Buzz Holdings L.P.

c/o The Blackstone Group Inc.

40 Berkely Square

London W1J 5AL

Attention: Martin Brand

                 Jon Korngold

                 Sachin Bavishi

                 Vishal Amin

Email: [email address]

            [email address]

            [email address]

            [email address]

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Anthony F. Vernace; Robert Langdon

Email: [email address]; [email address]

Section 13.4 Entire Agreement; Schedules

(a) This Agreement and the instruments to be delivered by the Parties pursuant to the provisions hereof constitute the entire agreement between the Parties and shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. Each Exhibit, Annex, Schedule and the Company Disclosure Schedule shall be considered incorporated into this Agreement (unless such Exhibits, Annexes or Schedules are separate, executed agreements, in which case such agreement, when executed and delivered, shall constitute a document independent of this Agreement).

(b) Information set forth on the Company Disclosure Schedule hereto shall be deemed to qualify each warranty set forth in Article III of this Agreement to which such information is applicable (regardless of whether or not such warranty is qualified by reference to the Company Disclosure Schedule), to the extent the application to such warranty is readily apparent from the face of such disclosure and information in the Company Disclosure Schedules. No disclosure in the Company Disclosure Schedule shall be deemed to constitute an admission of any liability or the breach of any Contract or violation of any Law or Permit by the Company or Parent, respectively, to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 13.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred (other than with respect to the specific instance waived). Further, no such waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party (or in the case of the Sellers following the Closing, the Seller Representative on their behalf).

Section 13.6 Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

Section 13.7 Delivery by Electronic Transmission. Counterpart signature pages to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 13.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which remainder shall remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the provisions of Section 11.3, including the limitations set forth therein, be construed as integral provisions of this Agreement and that such provisions and limitations shall not be severable in any manner that increases a Party’s Liability or obligations under this Agreement or the Equity Financing or Debt Financing.

Section 13.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, except that (i) to the extent any provisions of this Agreement relate to the exercise of a director’s or officer’s fiduciaries duties and/or similarly, statutory duties or obligations of the Company or the Merger Sub and/or (ii) statutory provisions or other applicable Laws of Bermuda are mandatorily applied to the Merger, such provisions shall be governed by and construed in accordance with the laws of Bermuda. Notwithstanding anything in this Agreement to the contrary, the Parties hereto hereby agree that any action whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction).

Section 13.10 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns. Section 6.2 shall be enforceable by the D&O Indemnified Parties. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights, other than (i) (x) the Sellers, with respect to the provisions in Section 2.3, Section 2.6, Section 2.8, Section 2.13, and, subject to the terms of Section 2.14(j), Section 2.14, as applicable, but only after the Effective Time (and, after such time and to such extent, they shall be deemed a “Party” solely for purposes of application of the provisions related to interpretation thereof and enforcement following the Closing by the Seller Representative on their behalf), and (y) WWH, (ii) STB, Davis Polk and BM under Section 13.17 and (iii) the Debt Financing Sources, with respect to Section 11.3(c), Section 11.3(d), the last sentence of Section 13.9, Section 13.13, Section 13.14, Section 13.15, Section 13.16(b) and Section 13.20(d), and in respect of each of the foregoing, this Section 13.10 (collectively, the “Specified Provisions”), as applicable, and each of whom are intended third party beneficiaries entitled to enforce such provisions. The third-party beneficiary rights referenced in clause (i) of the preceding sentence may be exercised only by the Seller Representative (on behalf of the Sellers), and no Seller, whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company or the Seller Representative, shall have any right or ability to exercise or cause the exercise of any such right and, prior to the Closing, the Seller Representative shall have no such rights.

Section 13.11 Assignment. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement (which may be delivered (x) by the Company prior to the Closing on behalf of the Seller Representative and the Sellers and (y) by the Seller Representative following the Closing on behalf of all Sellers); provided, however, that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (i) in the case of Parent, to any Affiliate of Parent and (ii) in the case of

Merger Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment under any of the preceding clause (i) or (ii) shall (A) relieve any such assignor of its obligations under this Agreement, or (B) increase the liability of any Person under this Agreement. Any attempted assignment in violation of the terms of this Section 13.11 shall be null and void, ab initio.

Section 13.12 Third Party Rights. WWH is an express third party beneficiary and has third party rights for the purpose of the Contracts (Rights of Third Parties) Act 1999 with the right to enforce any rights of WWH hereunder.

Section 13.13 Amendments. This Agreement shall not be modified or amended or waived except pursuant to an instrument in writing executed and delivered on behalf of Parent and the Company and, following the Closing, the Seller Representative, and any such modification, amendment or waiver shall be binding on each of the Parties, including Merger Sub. Notwithstanding anything to the contrary in this Section 13.13, (a) this Agreement may not be modified or amended or waived, in a manner adverse to WWH, without the prior written consent of WWH, and (b) no Specified Provision may be waived or amended in any manner adverse to the Debt Financing Sources or Debt Financing Representatives without the written consent of the Debt Financing Sources identified in the Debt Commitment Letter.

Section 13.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING), WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE, AND INCLUDING ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT. EACH PARTY HERETO (I) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.14.

Section 13.15 Consent to Jurisdiction. THE COURTS OF ENGLAND AND WALES (THE “CHOSEN COURTS”) SHALL HAVE EXCLUSIVE JURISDICTION TO SETTLE ANY CLAIM, DISPUTE OR MATTER OF DIFFERENCE WHICH MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING CLAIMS FOR SET-OFF OR COUNTERCLAIM OR RELATING TO ANY NON-CONTRACTUAL OBLIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT) OR THE LEGAL RELATIONSHIPS ESTABLISHED BY THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS ON THE GROUND OF VENUE OR ON THE GROUND THAT PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENCE FORUM. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, EACH OF THE PARTIES AGREES THAT IN THE EVENT OF ANY ACTION OR PROCEEDING BETWEEN ANY OF THE PARTIES BEING COMMENCED IN RESPECT OF THIS AGREEMENT OR ANY MATTERS ARISING UNDER IT, THE PROCESS BY WHICH IT IS COMMENCED (WHERE CONSISTENT WITH THE APPLICABLE COURT RULES) MAY BE SERVED ON THEM IN ACCORDANCE WITH SECTION 13.3. NOTWITHSTANDING THE FOREGOING, (A) ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) AGAINST ANY DEBT FINANCING SOURCE OR DEBT FINANCING REPRESENTATIVE IN ANY WAY RELATING TO THE DEBT FINANCING, ANY COMMITMENT LETTER RELATED THERETO OR ANY OF THE AGREEMENTS ENTERED INTO IN CONNECTION WITH THE DEBT FINANCING OR THE PERFORMANCE THEREOF, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF ANY

STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK (AND APPELLATE COURTS THEREOF); (B) EACH PARTY HERETO SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND AGREES NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH ACTION IN ANY OTHER COURT; (C) EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO THEM AT THEIR RESPECTIVE ADDRESSES SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST THEM FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, AND (D) EACH PARTY HERETO AGREES TO WAIVE AND HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT.

Section 13.16 Specific Performance.

(a) Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to Section 13.16(c), Parent, the Company and the Seller Representative, as the non-breaching Party, shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by a Proceeding or Proceedings for damages but also by a Proceeding or Proceedings for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Subject to Section 13.16(c), each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) The election of the Company to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from subsequently seeking to terminate this Agreement and seeking to collect the Termination Fee pursuant to Section 11.3(a); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance resulting in the consummation of the transactions contemplated hereby and the payment of the Termination Fee (or monetary damages of any kind).

(c) Notwithstanding anything herein or otherwise to the contrary, the Company shall be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Closing (and/or draw down the proceeds of the Equity Financing or otherwise cause the Equity Financing to be funded) if, and only if, (i) all conditions in Section 8.2 and Section 8.3 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of those conditions at the Closing) have been satisfied at the time the Closing is required to occur pursuant to Section 2.5(a), (ii) the full amount of the Debt Financing provided for by the Debt Commitment Letter has been funded or will be funded at the Closing in accordance with its terms subject only to the consummation of the Closing and the funding of the Equity Financing and no other condition, (iii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.5(a), and (iv) the Company has irrevocably and unconditionally certified in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company is willing and able to consummate the Company will fulfil its obligations to consummate the Closing if specific performance is granted pursuant to this Section 13.16(c).

(d) Save as expressly set out in this Section 13.16 or Section 13.20, each party acknowledges and agrees that the only remedy available to it in respect of a breach of any provision of this Agreement shall, subject to Sections 11.3 and 11.4, be for damages for breach of contract and that it shall have no claim or remedy in tort in respect of such breach. No party shall have the right to rescind this Agreement.

Section 13.17 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege

(a) Each of the parties hereto acknowledges and agrees on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Simpson Thacher & Bartlett LLP (“STB”) has acted as counsel to Parent in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and in the other documents referred to herein and intends to represent the Company and its Subsidiaries from and after the Closing. Accordingly, each of the Company, its Subsidiaries, the Sellers and the Seller Representative hereby consents and agrees to, STB representing the Company and the Subsidiaries of the Company from and after the Closing in connection with any such matter related to such representation. In connection with the foregoing, each of the Company, its Subsidiaries, the Sellers and the Seller Representative hereby irrevocably waives and agrees not to assert, and to procure that none of their respective Affiliates asserts, any conflict of interest arising from or in connection with (i) STB’s prior representation of Parent and (ii) STB’s post-Closing representation of Parent, the Company and the Subsidiaries of the Company. The Sellers, the Seller Representative, the Subsidiaries of the Company and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than STB.

(b) Each of the parties hereto acknowledges and agrees on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Baker & McKenzie LLP (“BM”) has acted as counsel to Seller Representative and certain Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and in the other documents referred to herein and intends to represent the Seller Representative, the Sellers and any manager, director, member, partner, officer, employee or affiliate of the Seller Representative or any Seller from and after the Closing. Accordingly, each of the Parent, Merger Sub, Company, its Subsidiaries and the Seller Representative hereby consents and agrees to, BM representing the Seller Representative, the Sellers and any manager, director, member, partner, officer, employee or affiliate of the Seller Representative or any Seller from and after the Closing in connection with any such matter related to such representation. In connection with the foregoing, each of the Parent, Merger Sub, Company, its Subsidiaries and the Seller Representative hereby irrevocably waives and agrees not to assert, and to procure that none of their respective Affiliates asserts, any conflict of interest arising from or in connection with (i) BM’s prior representation of the Seller Representative or any Seller, and (ii) BM’s post-Closing representation of the Seller Representative, the Sellers and any manager, director, member, partner, officer, employee or affiliate of the Seller Representative or any Seller. The Parent, Merger Sub, Company, its Subsidiaries and the Seller Representative each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than BM.

(c) Each of the parties hereto acknowledges and agrees on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Davis Polk & Wardwell, LLP (“Davis Polk”) has acted as counsel to WWH in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and in the other documents referred to herein and intends to represent WWH and Affiliate of WWH from and after the Closing. Accordingly, each of the Parent, Merger Sub, Company, its Subsidiaries and the Seller Representative hereby consents and agrees to, Davis Polk representing WWH and any affiliate of WWH from and after the Closing in connection with any such matter related to such representation. In connection with the foregoing, each of the Parent, Merger Sub, Company, its Subsidiaries and the Seller Representative hereby irrevocably waives and agrees not to assert, and to procure that none of their respective Affiliates asserts, any conflict of interest arising from or in connection with (i) Davis Polk’s prior representation of WWH, and (ii) Davis Polk’s post-Closing representation of the WWH and any affiliate of WWH. The Parent, Merger Sub, Company, its Subsidiaries and the Seller Representative each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Davis Polk.

(d) Each of the Company, its Subsidiaries, the Sellers and the Seller Representative further agrees, that all communications in any form or format whatsoever between or among any of STB, Parent and, after the Closing, the Company and its Subsidiaries, or any of their respective directors, officers, employees or other representatives that relate to the transactions contemplated hereby or in connection with any other matter relating to the process for the acquisition of the Company and its Subsidiaries by Parent, shall from and after the Closing be deemed to be retained and owned collectively by Parent, the Company and its Subsidiaries, as appropriate, and shall be controlled by such relevant entity. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Parent, the Company and its Subsidiaries, as appropriate, and shall be controlled by such relevant entity.

(e) Each of the Parent, Merger Sub, Company, its Subsidiaries and the Seller Representative further agrees, that all communications in any form or format whatsoever between or among any of BM, any Seller or the Seller Representative, and, after the Closing, the Seller Representative, the Sellers or any of their respective managers, directors, officers, employees or other representatives that relate to the transactions contemplated hereby or in connection with any other matter relating to the process for the acquisition of the Company and its Subsidiaries by Parent, shall from and after the Closing be deemed to be retained and owned collectively by the Seller Representative and the Sellers, as appropriate, and shall be controlled by such relevant Person. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller Representative or the Sellers, as appropriate, and shall be controlled by such relevant Person. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of their respective Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by BM to such third party; provided, that, neither the Surviving Company nor any of its Subsidiaries may waive such privilege without the prior written consent of the Seller Representative.

Section 13.18 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a Party or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Entity in any manner that such Person or such Party reasonably believes or reasonably is advised is not in accordance with Law.

Section 13.19 Headings. The table of contents, headings and other captions contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 13.20 Non-recourse

(a) Any claim or cause of action based upon, arising out of, or related to this Agreement, any Guaranty or any Equity Commitment Letter may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein. Except to the extent a named Party to this Agreement (and then only to the extent of the specific warranties, or other obligations undertaken by such named Party in this Agreement and not otherwise) and except as provided in any Guaranty (and then only to the extent with respect to the Equity Investors party to such Guaranty and to the extent provided therein) or any Equity Commitment Letter (and then only to the extent with respect to the Equity Investors party to such Equity Commitment Letter and only to the extent provided therein), no Parent Related Party shall have any liability (whether in contract, tort, equity, strict liability or otherwise) for any one or more of the warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any Party to assert a claim against such officer in his or her individual capacity.

(b) Subject to Section 13.20(c), each of the Seller Representative and the Company (on behalf of themselves, their respective Affiliates, and any Person claiming by, through or on behalf of the Seller Representative, the Company or their respective Affiliates, including the Sellers) covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement, any Guaranty, any Equity Commitment Letter or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and that none of the Parent Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Sellers, the Seller Representative, the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (Person claiming by, through or on behalf of the Seller Representative, the Company or their respective Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement, any Guaranty, any Equity Commitment Letter or any of the transactions contemplated hereby or thereby, other than in each case, Parent and Merger Sub to the extent provided herein and subject to the limitations set forth herein or the Equity Investors under their respective Guaranty, to the extent provided therein and subject to the limitations therein.

(c) Nothing in this Section 13.20 shall prejudice the availability or right of any Party to request specific performance in connection with, but subject to the limitations set forth in, Section 13.16.

(d) Notwithstanding anything to the contrary contained herein, the Seller Representative, on behalf of itself and the Seller Related Parties, and the Company on behalf of itself and its Subsidiaries hereby irrevocably and unconditionally acknowledges and agrees that this Agreement may not be enforced against any Debt Financing Source or any Debt Financing Representative and no Debt Financing Source or Debt Financing Representative shall have any liability under this Agreement or for any claim or Proceeding (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute related to, or arising from, the Debt Financing, the Debt

Commitment Letter, any of the agreements entered into in connection therewith or the performance thereof (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent or its Affiliates against any Debt Financing Source or any Debt Financing Representative under any debt commitment letter or any other agreement with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder). For the avoidance of doubt, none of the Seller Representative, Sellers or any of their respective Affiliates will have any rights or claims, whether at law of equity, in contract, in tort or otherwise, and will not seek any rights or claims, against any Debt Financing Source or Debt Financing Representative arising under or in connection with this Agreement or any of the transactions contemplated hereby or thereby; provided, for the avoidance of doubt, the foregoing shall not limit any right of the Company following the Effective Time under any definitive agreements with respect to the Debt Financing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:

BUZZ HOLDINGS L.P.

By:	/s/ Jonathan Korngold
Name: Jonathan Korngold
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

MERGER SUB:

BUZZ MERGER SUB LTD.

By:	/s/ Jonathan Korngold
Name: Jonathan Korngold
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

THE COMPANY:

WORLDWIDE VISION LIMITED

By:	/s/ Kevin Insley
Name: Kevin Insley
Title: Director

THE COMPANY:

WORLDWIDE VISION LIMITED

By:	/s/ Luke Frendo
Name: Luke Frendo
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

THE SELLER REPRESENTATIVE (solely in its capacity as the Seller Representative):

BUZZ SR LIMITED

By:	/s/ Andrey Ogandzhanyants
Name: Andrey Ogandzhanyants
Title: Director

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Defined Terms

1 Defined Terms. The following terms, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by or is under common Control with such Person, including, in the case of any Person who is an individual natural person, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses; provided that, for the purposes of this Agreement, (i) any “portfolio company” (as such term is commonly understood in the private equity industry) of any investment fund affiliated with any person shall not be considered an “Affiliate” of such Person, and (ii) WWH shall not be considered an “Affiliate” of the Company, Parent or Merger Sub.

“Aggregate Option Exercise Price” means the aggregate price that the holders of Vested Options and Unvested Options would be required to pay as purchase price to exercise all such Vested Options and Unvested Options outstanding immediately prior to the Effective Time, in each case, excluding for the avoidance of doubt, the Terminated Options.

“Ambassador Commitments” means the commitments of the Company and its Subsidiaries pursuant to (i) the endorsement agreement to be entered into with Aneres Entertainment LLC and Serena Williams (the deal memo for which is at 4.1.9.3.1.47 of the Data Room), (ii) the sponsorship agreement entered into with LA Clippers LLC dated February 27, 2018 (at 4.1.3.11.14 of the Data Room), and (iii) the endorsement agreement entered into with Purple Pebble America LLC, dated October 29, 2018 (at 4.1.3.11.4 of the Data Room).

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business and dealings of the Company, each Subsidiary of the Company, and the shareholders of the Company; such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related laws of other jurisdictions where the Company and its subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity.

“Antitrust Laws” means the HSR Act and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Purchase Price” means $2,825,000,000.

“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, sales commission, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, employment, individual consulting, severance, termination, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, employee loan fringe benefit or other employee benefit plan, program, policy, agreement or arrangement (including any “employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and including any Company UK Pension Plan) (a) sponsored,

Annex A-1

maintained or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director, retiree, or independent contractor of the Company or any of its Subsidiaries or any spouse, dependent, or beneficiary thereof, or (b) with respect to which the Company or any of its Subsidiaries or any of their ERISA Affiliates has any obligation or Liability, contingent or otherwise, or (c) under which any employee of the Company, any of its Subsidiaries or any of their ERISA Affiliates has any present or future rights to benefits; provided, however, that the term “Benefit Plan” shall not include any plan, program or arrangement that is both mandated and maintained by a Governmental Entity to the extent funded by employment Taxes, social or national insurance contributions or similar obligations.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda.

“Bermuda Merger Agreement” means the statutory merger agreement between the Company, the Parent and Merger Sub substantially in the form attached hereto as Exhibit C.

“Blackstone Group” means The Blackstone Group Inc. and any investment funds or investment vehicles affiliated with, or managed or advised by, The Blackstone Group Inc. and any portfolio company, as such term is commonly understood in the private equity industry, or investment of The Blackstone Group Inc. or of any such investment fund or investment vehicle, in each case excluding the Parent and its Subsidiaries.

“BMA” means the Bermuda Monetary Authority.

“Bumble Fund” means Bumble Trading Inc.’s corporate venture capital initiative, details of which are contained in the Data Room at 4.1.3.5.1.

“Bumble Holding” means Bumble Holding Limited, a UK private limited company with registration number 9214520.

“Bumble Minorities” means each of Chris Gulczynski, Sarah Mick and Michelle Kennedy and any transferee of their capital stock of Bumble Holdings.

“Business” means the business of the Companies and its Subsidiaries.

“Business Day” means a day on which banks are open for business in the City of London, England, New York, New York and Hamilton, Bermuda, but does not include a Saturday, Sunday or a statutory holiday in the United States, Bermuda or England.

“Cash” means cash and cash equivalents and any other items required to be included within Cash in accordance with the Specific Accounting Principles; provided, that cash and cash equivalents as of the Measurement Time held (i) in any jurisdiction other than any of the United States, the United Kingdom, Republic of Ireland, Switzerland, or Australia, or (ii) in or via e-money license accounts, (including but not limited to Paypal, HiFX, Currency Cloud, Web Money, Yandex, Transfer Wise, Payoneer and FairFX, and other currency cards of a similar nature), shall not exceed $5,000,000 in the aggregate (and any amounts in excess of $5,000,000 shall be deemed excluded from “Cash”).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, dated October 4, 2007.

Annex A-2

“Closing Cash Amount” means all Cash of the Company and its Subsidiaries as of the Measurement Time, determined on a consolidated basis and in accordance with the Accounting Principles, as set out in the Closing Statement. For the avoidance of doubt, the Closing Cash Amount shall be calculated net of uncleared checks, wires and drafts issued by the Company and/or its Subsidiaries and shall include uncleared checks and drafts received by or deposited for the account of the Company or any of its Subsidiaries that have not yet been credited to such relevant account.

“Closing Indebtedness Amount” means the aggregate amount of consolidated Indebtedness of the Company and its Subsidiaries outstanding as of the Measurement Time, determined in accordance with the Accounting Principles and as set out in the Closing Statement. For the avoidance of doubt, if Closing Indebtedness Amount is a net asset (i.e. assets exceed liabilities) then the Closing Indebtedness Amount will be expressed as a negative amount and if Closing Indebtedness Amount is a net liability (liabilities exceed assets) then the Closing Indebtedness Amount will be expressed as a positive amount.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued pursuant thereto.

“Company Bye-Laws” means the Bye-Laws of the Company, in effect as of November 23, 2013.

“Company Common Shares” means the common shares, par value $0.0001 per share, of the Company.

“Company Equity” means the Company Common Shares, Growth Shares and Options.

“Company Shares” means, collectively, Company Common Shares and Growth Shares (and, for the avoidance of doubt, all classes therein).

“Company UK Pension Plan” means any United Kingdom pension scheme or arrangement in respect of which the Company or any of its Subsidiaries does or could reasonably be expected to have any Liability, direct or indirect, contingent or otherwise.

“Confidential Information” means any confidential or proprietary information which relates to, or is used in the Business and includes, but is not limited to information pertaining to operations, technology, procedures and methods of operation, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, network configurations, target markets, techniques, pricing policies and information, know-how, actual and potential customers (and all agreements relating thereto), marketing and similar arrangements, servicing and training programs and arrangements and customer lists, profiles and preferences.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated August 23, 2019, by and between the Company and Blackstone Tactical Opportunities Advisors L.L.C.

“Continuing Employee” means each employee of the Company or its Subsidiaries who becomes an employee of Parent or an Affiliate of Parent immediately after the Effective Time or who continues to have an employment relationship with the Surviving Company or any of its Subsidiaries immediately after the Effective Time.

“Contract” means any contract, agreement, arrangement, commitment, understanding, lease, license, or other legally binding agreement, purchase order, statement of work, and including all amendments thereto (in each case, whether written or oral).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

Annex A-3

“Corcaran” means Corcaran Holding Ltd., a company incorporated in the Republic of Cyprus with registration number HE 210756.

“Cumulative Investment” means, as of any date of determination, with respect to the Qualifying Parent Equityholders, the total cash investment, directly or indirectly, made by such Qualifying Parent Equityholder in Parent to acquire Parent Securities, as of such date; provided, “Cumulative Investment” shall not include any amount invested, directly or indirectly, by a Qualified Parent Equityholder (x) where a principal purpose or intent of such investment is to circumvent or reduce any payment contemplated by Section 2.14, or (y) in respect of equity securities that are redeemed, transferred or otherwise disposed of by Qualifying Parent Equityholders in connection with a post-closing syndication on or prior to the date that is the first anniversary of the Closing Date.

“Damages” means all losses, costs, charges, settlements, awards, judgments, fines, penalties, damages, Taxes, assessments, levies, awards, diminution in value, reasonable expenses, (including reasonable attorneys’, actuaries’, accountants’, experts’ and other professionals’ fees, disbursements and expenses), Liabilities, claims or deficiencies of any kind, including any claims, actions, suits, litigation, arbitration, investigation or proceeding by or before any Governmental Entity.

“Data Room” means the Merrill DatasiteOne virtual data room entitled “Buzz VDR” established by or on behalf of the Company for the purposes of the transactions contemplated by this Agreement.

“Debt Financing Representatives” means, with respect to the Debt Financing Sources, their respective former, current, or future officers, directors, employees, agents, trustees, shareholders, partners, controlling persons and representatives and the successors and permitted assigns thereof.

“Debt Financing Sources” means the entities (or any of their Affiliates) that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing (or any alternative financing described Section 7.2(c)) in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto

“Designated Exchange Rate” means, in respect of any date, the rate of exchange from the applicable non-U.S. currency to U.S. dollars as published by the European Central Bank at https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html, as of such date.

“Disclosed” means fairly disclosed (with sufficient detail to identify to the Parent the nature and scope of the matter disclosed).

“Dissenting Shares” means Company Shares held by Dissenting Shareholders and issued and outstanding immediately prior to the Effective Time.

“Dissenting Shareholder” means a holder of Company Shares who, as of the Effective Time, (a) did not vote in favor of the Shareholder Approval Matters, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of the holders of Company Shares to require appraisal of their Company Shares pursuant to the Bermuda Companies Act, and (c) made an application to the Supreme Court of Bermuda pursuant to Section 106(6) of the Bermuda Companies Act.

“Distribution Waterfall” means an allocation of the Estimated Closing Merger Consideration among the Sellers, calculated in accordance with the terms and conditions of Section 4.2(c) of the Company Bye-Laws and Section 2.3 of this Agreement, assuming for the purposes of such allocation that (a) an amount of capital equal to the Estimated Closing Merger Consideration was distributed pursuant to Section

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4.2(c) of the Bye-Laws at the Effective Time and (b) (i) the number of Company Common Shares shall include any Dissenting Shares and the Rollover Equity, (ii) all Vested Options and Unvested Options issued and outstanding as of immediately prior to the Effective Time were exercised in full (which, for the avoidance of doubt, excludes any Terminated Options), and (iii) all Unvested Growth Shares were fully vested Growth Shares in accordance with their terms and conditions.

“Distribution Waterfall Schedule” means the schedule of the Distribution Waterfall to be delivered by the Company to Parent at least five (5) Business Days prior to the Closing Date (as it may be modified pursuant to the terms of Article II).

“Environmental Claim” means any claim, Proceeding, complaint, or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means all Laws, statutes, regulations, ordinances, rules, regulations, and policies having the force of law, and all Orders and decrees and arbitration awards, which pertain to, or impose standards regarding, environmental matters or contamination of any type whatsoever or the protection or cleanup of the environment, the preservation or protection of natural resources, or the exposure of any individual to harmful or deleterious substances.

“Equity Rights” means (a) share capital or shares of capital stock of, partnership or limited partnership interests or limited liability company or membership interests or other equity interests in, a Person; (b) options, warrants, convertible or exchangeable securities or other rights (contingent or otherwise), preemptive or similar rights, rights of first refusal, subscriptions, or commitments to issue any such rights, whether or not currently exercisable, that would obligate any Person to issue any of its equity securities to any Person; (c) equity appreciation, profit participation, performance shares, contingent value rights, phantom equity rights or similar rights (including, “shadow” equity, restricted equity or restricted share units or similar rights) with respect to any Person or commitments to issue any such rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any share capital or capital stock of, or other securities or ownership interests, in a Person; and (d) rights of first offer, rights of first refusal, anti-dilution rights, preemptive rights, or other similar rights (contingent or otherwise), whether or not currently exercisable, with respect to any future offer, sale or issuance of equity securities by any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of the Company or any of its Subsidiaries means any other entity, trade or business which, together with the Company or such of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or ERISA Section 4001(b).

“Exit Event” shall mean (i) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) other than a Permitted Transferee or any person or group who becomes a Permitted Transferee immediately following and in connection with such transaction(s); (ii) any person or group, other than a Qualifying Parent Equityholder, is or becomes the beneficial or economic owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding equity securities of Parent, or equity securities of Parent entitled to more than 50% of the value of the assets or proceeds that would be distributed to Shareholders in connection with a liquidation, dissolution, or winding up of Parent or voluntary filing for bankruptcy (had such a transaction occurred), including, in each case, by way of merger, consolidation or otherwise.

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“Finam Agreements” means the Share Purchase Agreement, dated 30 October, 2019, by and between Rimberg, Corcaran and Andrey Ogandzhanyants, as amended by a side letter dated 7 November 2019.

“Finam Transaction Documents” means all definitive transaction documentation, instruments and other agreements and understandings evidencing, to Parent’s reasonable satisfaction, the Finam Transactions.

“Finam Transactions” means the consummation of the transactions contemplated by the Finam Agreements, the approval of the Board of Directors of the Company with respect to the same and any other action taken by the Company and its Representatives with respect to the preceding transactions and the other Finam Transaction Documents.

“Financial Statements Date” means December 31, 2018.

“Foreign Benefit Plan” shall mean any Benefit Plan established or maintained outside of the United States of America by the Company or any of its Subsidiaries primarily for the benefit of employees or other individual service providers of the Company or any of its Subsidiaries residing or providing services outside of the United States of America.

“Fundamental Warranties” means the warranties contained in Section 3.1 (Organization; Existence and Good Standing), Section 3.2 (Power and Authority) and Section 3.3 (Enforceability); the first two sentences of Section 3.5(a) and Section 3.5(b) (Capitalization); Section 3.6 (Subsidiaries); clause (ii) in the first sentence of Section 3.10 (Conduct of Business); Section 3.26 (Brokers); and Section 3.27 (Requisite Shareholder Approval).

“Governmental Entity” means: (a) any national, federal, state, county, municipal, local, or foreign government or any quasi-governmental entity or entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government; (b) any public international organization; (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition; or (d) any instrumentality controlled by any government, entity, organization, or other Person described in the foregoing clauses (a), (b) or (c) of this definition.

“Growth Shares” means any growth shares of the Company that are subject to any vesting requirements or restrictions on participation or entitlements to proceeds or repurchase, forfeiture or other lapse restrictions that remain unsatisfied as of immediately prior to the Effective Time, including each class of growth share of the Company set forth on Section 3.5(a) of the Company Disclosure Schedules

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including, without limitation, petroleum, petroleum products, by products or derivatives and asbestos and any other substance, material or waste listed, classified or regulated as a “solid waste,” “hazardous,” “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste”, “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms under any Environmental Law.

“Holdback Equity Commitment Letter” means the equity commitment letter dated on the date of this Agreement between the Equity Investors and Parent, relating to the payment of the Match Indemnification Holdback Amount (when due in accordance with Section 10.6).

Annex A-6

“IFRS” means the International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the International Financial Reporting Standards Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002.

“In-the-Money Options” means all Options outstanding immediately prior to the Effective Time having an exercise price per share immediately prior to the Effective Time that is less than the Per Common Share Closing Consideration, provided that for the purposes of determining what is an “In-the-Money Option” at Closing only (and not, for the avoidance of doubt, for the purposes of calculating the total aggregate amount of Closing Merger Consideration payable on the cancellation of any Option pursuant to Section 2.3(e)(i) or Section 2.3(e)(ii), as applicable), references to the “Closing Merger Consideration” in the definition of “Per Common Share Closing Consideration” shall be deemed to be references to the “Estimated Closing Merger Consideration”.

“Indebtedness” means in respect of the following (without duplication): (i) the current and long-term portions of amounts owed (including unpaid interest or premium thereon) for borrowed money, (ii) the reimbursement of any obligor for actual liability for amounts drawn on any letter of credit, surety bonds or performance bonds and related fees and expenses, (iii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iv) obligations under capital leases or finance leases, only where and to the extent such obligation would be recorded as a liability on the balance sheet in accordance with the Accounting Principles, (v) all obligations for deferred purchase price for property (whether real or personal), assets (tangible or intangible), equipment or services, excluding accounts payable and other similar trade payable liabilities incurred in the ordinary course of business, but including the amount of remaining “earn outs” for past acquisitions (if any) of shares or any business, whether or not to be satisfied in cash or equity (including by virtue of vesting or other non-forfeiture thereof), (vi) all amounts required to settle any swap agreements or other hedge agreements to which the Company or any of its Subsidiaries is a party (including any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes), with the amount of such Indebtedness being deemed to equal the aggregate amounts required to terminate such Contract on the Closing Date, (vii) obligations for deferred compensation, post-retirement or post-employment welfare benefits and unfunded or underfunded obligations under Benefit Plans, in each case, only to the extent of a type or nature of such liabilities that were recognized in the Financial Statements, including, in each case, all employer-side employment Taxes, social or national insurance contributions or similar obligations payable with respect to thereto, (viii) any accrued but unpaid severance obligations, including, in each case, all employer-side employment Taxes, social or national insurance contributions or similar obligations payable with respect thereto, (ix) any declared or accrued but unpaid (as of the Measurement Time) dividends or distributions payable to any minority shareholders in the Company’s Subsidiaries or to the Sellers, in each case to the extent payable by the Company or its Subsidiaries after the Measurement Time, (x) all liabilities secured by any mortgage, pledge, security interest, Lien (other than a Permitted Lien), (xi) any outstanding or accrued interest with respect to the indebtedness referred to above and any breakage, termination, “make-whole” or prepayment premiums or fees with respect thereto or other similar costs, fees or expenses on the foregoing which are payable on or as a result of Closing, (xii) any Match Litigation Expenses in accordance with Section 10.4(c)(i), (xiii) any unpaid income Tax liabilities of the Company and its Subsidiaries for any Pre-Closing Tax Period; provided (A) such amount shall not be an amount less than zero except to the extent provided in clause (C), (B) such income Tax liabilities shall be calculated taking into account income Tax Assets (including deductions arising by virtue of the transactions contemplated by this Agreement and the other Transaction Documents) to the extent such income Tax Assets are in the same jurisdiction as the applicable income Tax liability and are available to offset or may become available to offset such income Tax liabilities as a matter of Law and (C) without duplication any income Tax liabilities included in this clause (xiii) shall be reduced by the amount of the Malta Tax Receivable and the UK Loss Amount (each

Annex A-7

as defined in the Accounting Principles) and if the aggregate amount of the Malta Tax Receivable and the UK Loss Amount exceeds the amount of income Tax liabilities included in this clause (xiii), then a net asset shall be included in Indebtedness equal to such excess amount, (xiv) the Sales Tax Liability (as defined in the Accounting Principles), (xv) any other amounts required to be treated as Indebtedness in accordance with the Specific Accounting Principles, including the Russian PAYE/NIC Liability (as defined in the Accounting Principles), and (xvi) all outstanding guarantees to the extent actually called upon (including called upon guarantees in the form of an agreement to repurchase or reimburse) of the Company and its Subsidiaries in respect of any indebtedness of another Person of the type described in the foregoing clauses (i) through (xv); provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any obligations under undrawn letters of credit, any intercompany Indebtedness between the Company and its Subsidiaries or between any of the Subsidiaries, any Indebtedness incurred by Parent, Merger Sub, the Surviving Company and its Subsidiaries, and any of their Affiliates (or subsequently assumed by the Company, Surviving Company or any of their Subsidiaries on or after the Closing Date), any Transaction Expenses, Third-Party Expenses, Closing Cash Amount and any amounts included in Net Working Capital. For the avoidance of doubt, Indebtedness shall also exclude any Tax liabilities (or reductions in assets including Tax Assets) in each case arising in connection with the Pre-Closing Restructuring and any Liabilities, including Taxes arising from actions taken by Parent, its Affiliates, including the Company, on or after the Closing that are not specifically contemplated by this Agreement and any uncertain tax provisions or accruals except to the extent expressly specified in the Accounting Principles.

“Intellectual Property” means all intellectual and industrial property rights worldwide, including all: (a) patents; (b) trademarks, service marks, brand names, trade names, slogans, logos, trade dress, get-up, designs, business and corporate names, Internet domain names, social and mobile media identifiers and any other designations of source or origin, together with all common law rights related thereto and goodwill associated therewith; (c) copyrights (including copyrights in Software), moral rights, rights of authorship and attribution, rights in databases and data collections and other works of authorship; (d) trade secrets, Confidential Information, know-how, methods, processes, inventions and algorithms; and (e) registrations and applications, including continuations, divisionals, continuations in part, provisionals, renewals, reexaminations and foreign counterparts for any of the foregoing.

“Interim Period” means the period of time from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article XI.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all hardware, computer systems, databases, websites, applications, Software, networks, electronic data processing equipment, telecommunications systems and networks, platforms, peripherals, interfaces, and information technology assets and infrastructure.

“Law” means any law, statute, ordinance, regulation, rule, code, treaty, constitution, administrative interpretation or common law of any Governmental Entity, any Order or any other requirement having the force of law of any Governmental Entity.

“Letter of Transmittal” shall mean the letter of transmittal in the form attached hereto as Exhibit D.

“Liabilities” means any liability, Tax or other obligation (whether pecuniary or not, and whether known or unknown).

Annex A-8

“Liens” means all liens, claims, mortgages, security interests, pledges, easements, rights of way, options, rights of first refusal or negotiation, preemptive rights, equitable interests, conditional sale agreements or other title retention agreements, judgments, attachments, rights of way, encroachments, servitudes, restrictions on transfer and encumbrances of every kind and nature whatsoever, excluding licenses, whether arising by agreement, operation of law or otherwise.

“Match Indemnification Escrow Account” means the escrow account designated by the Escrow Agent in connection with the Residual Match Indemnification Holdback Amount.

“Match Indemnification Holdback Amount” means (i) if no Match Resolution has been achieved prior to the Measurement Time, the amount of Seventy Six Million Dollars ($76,000,000), or (ii) if a Match Resolution has been achieved prior to the Measurement Time, $0.

“Match Indemnification Liability” means (i) if a Match Resolution has been achieved prior to the Measurement Time, any amounts incurred and remaining unpaid at the Measurement Time by the Company or any of its Subsidiaries to Match Group, LLC or any of its Affiliates under the terms of such Match Resolution, if any (for the avoidance of doubt, excluding any amounts that are treated as “Indebtedness” pursuant to Section 10.4(c)(i)), or (ii) if no Match Resolution has been achieved prior to the Measurement Time, $0.

“Match Litigation” means the litigation in connection with (a) Match Group, LLC, as plaintiff, v. Bumble Trading, Inc. et al., as defendants, Case No. 6:18-cv-00080-ADA in the United States District Court for the Western District of Texas, Waco Division; (b) Bumble Trading Inc. et al. v. Match Group, LLC et al., IPR2019-00842 (PTAB); (c) Bumble Trading Inc. et al. v. Match Group, LLC et al., IPR2019-01000 (PTAB); (d) Bumble Trading Inc. et al. v. Match Group, LLC et al., IPR2019-01537 (PTAB); (e) Bumble Trading Inc. et al. v. Match Group, LLC et al., IPR2019-01538 (PTAB), including, in each case, any claims, counterclaims and cross-claims made in connection therewith, in each case whether raised or brought prior to, at or after the Effective Time, and any amendment of any such claims, counterclaims or cross-claims (including any amendment adding or joining other parties thereto), and any Proceeding involving, in whole or in part, such litigation, claims, counterclaims or cross-claims, and any other Proceeding (whether filed, threatened or settled (with or without any filing), prior to, at or after the Effective Time) relating to or arising out of the acts or omissions of the Company, its Subsidiaries or their respective Affiliates prior to the Closing (including, for the avoidance of doubt, any actions that are continuing at Closing) that make substantially the same type of allegations as are made in such litigation, claims, counterclaims or cross-claims.

“Material Adverse Effect” means any event, change, circumstance, development, occurrence, state of facts, effect or other matter (each, a “Change”) that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (b) prevents the Company’s ability to consummate the Merger before the Outside Date; provided, however, that, solely in the case of clause (a), none of the following will be considered in determining whether there has been, a “Material Adverse Effect”: (1) any event, Change, development, occurrence or state of facts resulting from (i) any Change, event or development in or affecting financial conditions, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs), social or political conditions generally or any Change, event or development generally affecting the online dating industry, (ii) any failure of the Company and its Subsidiaries to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that this clause (ii) will not prevent a determination that any event, Change, development, occurrence or state of facts underlying such failure has resulted in a Material Adverse Effect to the extent such event, change, development, occurrence or state of facts is not otherwise excluded from this definition of Material Adverse Effect), (iii) the execution, delivery, pendency or performance of this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby, or the

Annex A-9

public announcement or other publicity with respect to the transactions contemplated by this Agreement including (A) the identity of Parent and its Affiliates or (B) by reason of any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the Business following the Closing, and any Proceeding to the extent arising from or otherwise reasonably attributable to the foregoing, (iv) Changes that generally affect the industries and markets in which the Company and its Subsidiaries operate, (v) Changes in Laws, IFRS (or any other applicable accounting standards) or enforcement or interpretation thereof, in each case, after the date hereof, (vi) any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism, or (vii)) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters; provided that, in the case of the foregoing clauses (i), (iv), (v), (vi) and (vii), if such Change disproportionately affects the Company and the Subsidiaries as compared to other Persons or businesses that operate in the industries or markets in which the Company operates, then the disproportionate aspect of such Change may be taken into account in determining whether a Material Adverse Effect has occurred.

“Maximum Earn-Out Payment” means $150,000,000, as such amount may be reduced pursuant to the terms of Article X.

“Measurement Time” means 11:59 p.m. on the date immediately preceding the Closing Date.

“Memorandum of Association” means the Memorandum of Association of the Company, dated September 24, 2007.

“Net Cash Amount” means the result (which may be positive or negative) of (i) the Closing Cash Amount minus (ii) the Closing Indebtedness Amount.

“Net Working Capital” means the amount (which may be a positive or negative number), equal to (a) the aggregate amount of the consolidated current assets of the Company and its Subsidiaries, minus (b) the aggregate amount of the consolidated current liabilities of the Company and its Subsidiaries, in each case, calculated in accordance with the Accounting Principles as of the Measurement Time, and as set out in the Closing Statement; provided always that Net Working Capital shall not include amounts in the calculation of the Closing Cash Amount (or amounts that would be included in the Closing Cash Amount but for them being excluded pursuant to the definition of Cash), the Closing Indebtedness Amount, Transaction Expenses, Third-Party Expenses, the Quack Shareholder Debt Amount, the Rimberg Shareholder Debt Amount and the Shareholder Debt Amount.

“Option” means each option to purchase or otherwise acquire Company Shares or which otherwise would require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

“Optionholder” means a Person who is the record owner of any Options. For the avoidance of doubt, a Person who has exercised an Option (whether or not contingent on the Closing) prior to the Effective Time shall not be considered an Optionholder with respect to such Option.

“Order” means any judgement, order, writ, injunction or decree or similar requirement of any Governmental Entity, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bye-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, and, in each of the foregoing cases, shall include any other agreements to which such Person is a party providing governance rights (including the right to appoint directors or observers to boards or similar governing bodies), rights with respect to voting on equity or preemptive rights on the equity of such Person.

Annex A-10

“Parent Capital Interests” shall have the meaning ascribed to such term in the Rollover Agreement.

“Parent Securities” means the securities of Parent that are issued and outstanding as of immediately following the Effective Time, as well as any securities of any such person issued after the Effective Time and prior to the termination or expiration of the obligations of the Parties under Section 2.14 pursuant to the terms of Section 2.14(h)(ii), and held, directly or indirectly, by Qualifying Parent Equityholders, and shall include (a) any securities (i) issued as a distribution thereon or (ii) issued by a Public Entity in exchange therefor pursuant to, or as contemplated by and in anticipation of, a Public Offering, merger or consolidation), and (b) any securities received by a Qualifying Parent Equityholder in connection with any direct or indirect sale, exchange or conversion of the Parent Securities.

“Per Common Share Closing Consideration” means an amount equal to the quotient of (a) the aggregate amount of Closing Merger Consideration allocable to the Company Common Shares, divided by (b) the aggregate number of Company Common Shares that would be issued and outstanding immediately prior to the Effective Time, assuming that all Vested Options and Unvested Options issued and outstanding as of immediately prior to the Effective Time were exercised in full by paying the applicable exercise price in cash (which for the avoidance of doubt excludes any Terminated Options) and, without duplication, including all Dissenting Shares and Rollover Equity. For the avoidance of doubt, the aggregate amount of Closing Merger Consideration allocable to the Company Common Shares for the purposes hereof shall be determined after giving effect to any amounts of the Estimated Closing Merger Consideration allocable to the Growth Shares as provided by Section 4.2(c) of the Bye-Laws and the Distribution Waterfall.

“Permits” means all licenses, permits, registrations, approvals, authorizations, consents and Orders of, or filings with, any Governmental Entity.

“Permitted Liens” means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings (provided an appropriate reserve is established therefor); (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) zoning restrictions and minor irregularities of title on real property that do not in the aggregate materially detract from the value, occupancy, rights or access or existing use thereof; and (e) liens relating to the transferability of securities under applicable securities laws.

“Permitted Transferee” means, with respect to any Qualifying Parent Equityholder, any Affiliate of such Person or any investment fund, vehicle or similar entity of which such Person or any Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and in which such Person or an Affiliate of such Person retains dispositive power (but excluding any portfolio companies (as such term is generally understood in the private equity industry) of any of the foregoing.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Entity, agency or political subdivision.

“Personally Identifiable Information” means information from or about an individual person, the Processing of which is restricted or governed under applicable Law, including but not limited to each of the following as and to the extent restricted or governed under applicable Law: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, health information and any other data used or intended to identify, contact or precisely locate a person); and (b) Internet Protocol address or other persistent identifiers.

Annex A-11

“Post-Closing Payments” means, collectively, (a) the Residual Purchase Price Adjustment Escrow Amount, (b) the Excess Amount, (c) any funds remaining in the Purchase Price Adjustment Escrow Amount pursuant to Section 2.10(e)(ii), (d) the Residual Expense Fund Amount, (e) any Residual Match Indemnification Holdback Amount, (f) any payment pursuant to Section 2.13 and (g) any Earn-Out Payment.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date (or, in the case of any Tax period that includes but does not end on the Closing Date, the portion of such Tax period ending on the Closing Date).

“Privacy Requirements” means the UK’s Data Protection Act 1998 (applicable up to and including 24 May 2018), the EU’s General Data Regulation (2016/679) (applicable from 25 May 2018) and the UK’s Privacy and Electronic Communications (EC Directive) Regulations 2003.

“Proceeding” means any litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, compliant, charge, claim, demand, hearing, inquiry, investigation or like matter by or before or by any Governmental Entity, whether administrative, judicial or arbitration in nature.

“Processing” means use, processing, storage, disclosure, retention, transfer, disposal or management.

“Pro Rata Share” means, (i) with respect to each Seller, including solely for the purposes of Section 2.14, Section 10.6(b) and Section 11.3, WWH, the amount represented as a percentage, equal to the applicable percentage set forth opposite such Seller’s name on the Pro Rata Share Schedule in respect of its Company Equity assuming all Company Equity held by such Seller is outstanding; provided, that the Pro Rata Share of WWH for the purposes of Section 2.14, Section 10.6(b) and Section 11.3 shall be deemed to be 16 2⁄3% and the aggregate Pro Rata Shares of the Sellers (including for this purpose WWH), with respect to the Sellers (including for this purpose WWH) shall equal 100%. For the avoidance of doubt, each Seller’s Pro Rata Share of any Post-Closing Payments shall be calculated in accordance with the terms and conditions of the Company Bye-Laws and assuming the payments of the Estimated Closing Merger Consideration were made to the Sellers as of the Effective Time.

“Pro Rata Share Schedule” means the schedule setting forth with respect to each Seller, the Pro Rata Share of each Seller in respect of its Company Equity, to be delivered by the Company to Parent at least five (5) Business Days prior to the Closing Date. The Pro Rata Share allocated to WWH shall be presented as a separate entry in the Pro Rata Share Schedule titled the “WWH Percentage” and shall in all cases be equal to 16 2⁄3% of the total aggregate Pro Rata Share of the Sellers.

“Public Offering” means a public offering of equity securities of Parent, one of Parent’s controlled Affiliates or any other Public Entity, pursuant to a registration statement (including pursuant to Rule 415 under the Securities Act) under the Securities Act or the applicable Laws of a non-U.S. jurisdiction.

“Public Entity” means Parent or one of Parent’s controlled Affiliates or any successor thereof that is the issuer of common stock in a Public Offering.

“Quack Acquired Asset” has the meaning ascribed to the term “Asset” in the Quack Acquisition Agreement.

Annex A-12

“Quack Acquiror” means, Eyelinkmedia Holding Limited in its capacity as the acquiror of the Quack Business pursuant to the terms of the Quack Acquisition Agreement.

“Quack Acquisition Agreement” means an Asset Purchase Agreement, by and among the Quack Sellers and the Quack Acquiror, in the form attached hereto as Annex C.

“Quack Assumed Liabilities” means any liabilities expressly transferred pursuant to the Quack Acquisition Agreement.

“Quack Business” has the meaning of “Business” in the Quack Acquisition Agreement.

“Quack IP License” means a license agreement, by and among the Company and the Quack Acquiror, in the form attached hereto as Annex D.

“Quack Promissory Note” means a promissory note in form attached hereto as Exhibit E.

“Quack Related Shareholder” means Andrey Ogandzhanyants.

“Quack Restructuring” means (a) the consummation of the transactions contemplated by the Quack Acquisition Agreement, (b) the Quack Assumed Liabilities, or (c) the Quack Acquired Assets.

“Quack Shareholder Debt Amount” means the aggregate amount owing to the Company or any of its Subsidiaries pursuant to the Quack Promissory Notes immediately prior to Closing, including all accrued and unpaid interest through the Closing Date, determined in accordance with the Accounting Principles and as set out in the Closing Statement.

“Qualified” means any warranty that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect or similar qualification (but not including knowledge); and the use of any such term shall be deemed to be a “Qualification”, provided that a “Qualification” shall not include any such term (a) that solely qualifies an affirmative requirement to (i) list specified items and does not qualify any exceptions from the accuracy of a specific warranty or (ii) provide or make available specified items or (b) any defined term (e.g., the defined term “Material Contract” does not become “Contract”) or the definition thereof.

“Qualifying Parent Equityholder” means the following Equity Investors to the extent such Equity Investors actually consummate a direct or indirect cash investment in Parent to acquire Parent Securities at or prior to the Effective Time and hold Parent Securities, directly or indirectly as of immediately following the Effective Time: Blackstone Capital Partners VII NQ L.P., Blackstone Tactical Opportunities Fund III – NQ L.P., BTAS NQ Holdings L.L.C., Strategic Partners VIII Investments L.P., Blackstone Growth L.P., Blackstone Strategic Opportunity Fund L.P., Blackstone Diversified Alternatives Issuer L.L.C., Blackstone Harrington Partners L.P., Blackstone Private Strategies IDF Series Interests of SALI Multi-Series Fund, L.P., plus their respective Permitted Transferees who have held Parent Securities from time to time.

“R&W Insurance Policy” means the representation and warranty insurance policy, and related excess policies, between Parent and the insurers party thereto entered into on the date of this Agreement.

“Realized Cash Proceeds” means the amount of any cash paid or distributed, net of third-party transaction expenses incurred in connection with the applicable event resulting in “Realized Cash Proceeds”, (i) by Parent or any of its Subsidiaries to (or on behalf of, or for the benefit of) a Qualifying Parent Equityholder or any of its Affiliates or Permitted Transferees including (A) any cash dividends or distributions or returns of capital, and (B) any management, monitoring, consulting, transaction, service,

Annex A-13

advisory or other similar fees, or by (ii) assumption or incurrence by Parent or any Subsidiary of any liability of a Qualifying Parent Equityholder or any of its Affiliates or Permitted Transferees, (iii) any waiver, forgiveness, release or deferral of any liability owed to Parent or any of its Subsidiaries by a Qualifying Parent Equityholder or any of its Affiliates or Permitted Transferees, (iv) repayment by Parent or any of its Subsidiaries of the principal or interest of any loan of a member of Qualifying Parent Equityholder or any of its Affiliates or Permitted Transferees, in each case excluding (v) any arm’s length commercial fees or other payments to portfolio companies of funds advised or managed by, or other Affiliates of, any Qualifying Parent Equityholder or its Affiliates, including Blackstone Capital Markets, (w) any tax distributions up to such Qualified Parent Equityholders’ pro rata share of Parent’s net taxable income multiplied by a 30% combined U.S. federal and state tax rate, (x) customary expense reimbursement for director designees (or other personnel) of any Qualifying Parent Equityholder or any of its Affiliates or Permitted Transferees) and (y) any “Realized Cash Proceeds” paid to any Affiliate of a Qualifying Parent Equityholder in respect of any investment (or portion thereof) by such Affiliate that is excluded from the definition of “Cumulative Investment” and (z) any interest, fees, principal or other amounts paid to Affiliates of any Qualifying Parent Equityholder in respect of a bona fide arm’s length debt financing in which such Affiliate participates as a lender or otherwise.

“Related Party” means any Person who (directly or indirectly) owns (together with its Affiliates) a greater than 1.5% Pro Rata Share and any Affiliate, director, officer or key executive of the Company or any of its Subsidiaries, any Affiliate or immediate family member of any of the foregoing (including parents, siblings, children and spouses (or civil partners) of the foregoing).

“Remedies” means any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest in or otherwise change, or any other structural or conduct relief.

“Rimberg Promissory Note” means the promissory note attached as Annex E.

“Rimberg” means Rimberg International Corp., a corporation organized in the British Virgin Islands.

“Rimberg Shareholder Debt Amount” means the aggregate amount owing to the Company or any of its Subsidiaries pursuant to the Rimberg Promissory Note immediately prior to the Closing, including all accrued and unpaid interest through the Closing Date, determined in accordance with the Accounting Principles and as set out in the Closing Statement.

“Sanctions Target” means: (a) any country or territory that is the subject of country-wide or territory-wide sanctions, including, but not limited to, as of the date of this Agreement, Iran, Cuba, Syria, Crimea, and North Korea; or (b) Sanctioned Persons.

“Sellers” means, collectively, (a) the Shareholders and Optionholders, in each case, as of immediately prior to the Closing, and (b) solely with respect to Section 2.14, Section 10.6(b) and Section 11.3, and for the purposes of determining the Pro Rata Share payable to WWH in connection therewith, WWH.

“Shadow Equity Plan” means each of (i) the Bumble Holding Limited 2018 Shadow Equity Plan, (ii) the Bumble Holding Limited 2015 Shadow Equity Plan, and (iii) the arrangements set forth on Schedule A(i).

“Shareholder” means a holder of Company Shares.

Annex A-14

“Shareholder Agreement” means the Shareholders’ Agreement, dated October 1, 2009, by and among the Company and each shareholder of the Company that is party thereto.

“Shareholder Debt Amount” means any outstanding amount owing to the Company or any of its Subsidiaries from any of the Shareholders (or their Affiliates), in each case excluding Songsir, as at immediately prior to Closing, including all accrued and unpaid interest through the Closing Date, determined in accordance with the Accounting Principles, as set out in the Closing Statement; provided, that in no event will the WWH Loan, Quack Shareholder Debt Amount or Rimberg Shareholder Debt Amount be considered Shareholder Debt Amount.

“Shareholder Debt Issuer” means a person in respect of which any Shareholder Debt Amount is outstanding.

“Software” means all computer software, computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), applications (including applets and mobile apps), assemblers, compilers, interfaces, utilities, diagnostics and embedded systems, tools, firmware, databases and computations (including any and all data and collections of data), each of the foregoing in any form or format, and documentation (including user manuals, user guides, flow charts, developer notes, comments and annotations, and training materials) relating to any of the foregoing.

“Specific Accounting Principles” has the meaning given to it in the Accounting Principles.

“Specified Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and the Laws of Austria, Cyprus, Germany, Ireland, Kenya, Russia, Uruguay that, in each case, is an Antitrust Law and applicable to the transactions contemplated by this Agreement.

“Spread Value” means, with respect to an Option, an amount equal to the product of (a) the aggregate number of shares of Company Common Shares subject to such Option (or portion thereof), as applicable, immediately prior to the Effective Time, multiplied by (b) the excess, if any, of the Per Common Share Closing Consideration over the exercise price per share of Company Common Shares under such Option, in each case, as calculated and set forth on the Distribution Waterfall Schedule.

“Songsir” means Songsir Limited, a company incorporated under the laws of Bermuda under company registration number 45132.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the economic interest or entitlement or the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Target Net Working Capital” means $2,484,000.

“Tax Asset” means any net operating loss, net capital loss, investment Tax credit, foreign credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes), any additional items described in Section 381 of the Code without reference to the conditions and limitations described therein and any amounts that are recoverable or refundable in respect of Tax, including as defined in more detail in the Accounting Principles.

Annex A-15

“Tax Matters” means Taxes or any related claims, liabilities or other matters.

“Tax Returns” means all returns, declarations, reports, claim for refund, information return, or statements and other documents filed or required to be filed by the Company or any of its Subsidiaries in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Taxes” or “Tax” means (a) all U.S. or non-U.S. federal, provincial, state or local taxes, charges, fees, imposts, levies or other assessments, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, windfall profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments and similar charges or other tax of any kind whatsoever, including all interest, penalties, fines and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed and (b) any liability in respect of any items described in clause (a) above by reason of (x) being a transferee or successor or by having been a member of a combined, consolidated, unitary or other affiliated group or (y) contract or otherwise. The term “Tax” means any one of the foregoing Taxes.

“Third-Party Expenses” means, solely to the extent unpaid as of the Closing, all reasonable and documented out-of-pocket third party expenses, costs and fees directly incurred and payable by the Company or any of its Subsidiaries (or the Seller Representative or any Shareholder solely to the extent reimbursement is sought from the Company or any of its Subsidiaries therefor) (excluding any and all interest, late payment fees or penalties or similar payments with respect thereto) in connection with the preparation, negotiation, execution and consummation of the Merger, this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, of the following advisors: Baker & McKenzie LLP, Carey Olsen Bermuda Limited and Deloitte LLP, in each case, solely to the extent incurred from and after August 7, 2019 through and including the Effective Time. For the avoidance of doubt and notwithstanding anything to the contrary, (a) no costs or expenses incurred after the Effective Time (including any fees and expenses of the Independent Expert under Section 2.10(d)) shall constitute a Third-Party Expense, and (b) no Transaction Expenses shall constitute a Third-Party Expense. For the avoidance of doubt, Third-Party Expenses shall not be deemed to include any costs described within this definition which are incurred by the Company or its Subsidiaries on behalf of the Parent.

“Threshold Amount” means as of the relevant measurement date, with respect to the Qualifying Parent Equityholders an amount equal to the total aggregate amount of (a) the product of (i) 2.5 multiplied by (ii) the aggregate Cumulative Investment of the Qualifying Parent Equityholders to the date that is 12 months prior to the date of completion of the most recent Exit Event (to the extent any such Exit Event has been completed or, if applicable, is anticipated under any applicable Earn-Out Notice), plus (b) the product of (i) 1 multiplied by (ii) the aggregate Cumulative Investment of the Qualifying Parent Equityholders from the date immediately following the date that is 12 months prior to the date of completion of the most recent Exit Event (to the extent any such Exit Event has been completed or, if applicable, is anticipated under any applicable Earn-Out Notice) to the date immediately preceding the date of completion of such Exit Event.

“Total Merger Consideration” means, as of any date, the Closing Merger Consideration plus the amount of all Earn-Out Payments actually paid to the Sellers as of such date.

“Transaction Documents” means this Agreement, the Bermuda Merger Agreement, the Merger Application, the Escrow Agreement, the Letters of Transmittal, the Restrictive Covenant Agreements, the Support Agreements, the Founder Rollover Agreement and the Quack Acquisition Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered in connection with the transactions contemplated by this Agreement.

Annex A-16

“Transaction Expenses” means the following ((including amounts triggered on or as a result of Closing) but unpaid as of the Measurement Time but assuming consummation of the transactions contemplated by this Agreement) (i) all costs, fees, expenses and other payments, if any, payable or reimbursable by or on behalf of the Company or any of its Subsidiaries pursuant to any management agreement, monitoring agreement, transaction and advisory services agreement or other similar contract existing prior to Closing, in each case, only to the extent as result of the consummation of the transactions contemplated by this Agreement, (ii) (A) an amount of $2,944,326.20 of the aggregate costs and expenses of the insurance secured by Parent for representations and warranties insurance relating to this Agreement and (B) the costs of obtaining the Tail Insurance Coverage as contemplated by Section 6.2(a), (iii) any costs, fees and expenses, if any, incurred by or payable or reimbursable by or on behalf of the Company or any of its Subsidiaries in connection with (A) any actual or proposed public offering or sale of equity or debt securities of the Company or its Subsidiaries, pursuant to a registration statement under the Securities Act or the applicable Laws of non-U.S. jurisdiction and (B) any actual or proposed Competing Transaction or the transactions contemplated by this Agreement or the other Transaction Agreements (but excluding any Third-Party Expenses); (iv) all payments (measured on a consolidated basis) paid or payable by the Company or its Subsidiaries after the Measurement Time arising from severance, change of control payments, stay bonuses, retention bonuses, “exit” bonuses, transaction bonuses and similar payments payable as a result of the consummation of the Merger and the other transactions contemplated hereby (excluding any severance payments payable solely as a result of any termination of employment by the Company or its Subsidiaries following the Closing), including, but not limited to, the items set forth on Schedule A(ii), and (v) all employer-side: employment Taxes, social or national insurance contributions or similar obligations payable by the Company or its Subsidiaries with respect to (A) the payment of any Transaction Expenses described in clause (iv), (B) the cash-out, vesting, exercise or cancellation of the Options (including arising in respect of payment of the Closing Option Consideration, Post-Closing Payments, or other payments contemplated by Section 2.3(e)(i) with respect to such Options), and (C) the cash-out, vesting and cancellation of any Growth Shares (including the Closing Merger Consideration and any Post-Closing Payments with respect to such Growth Shares), save to the extent recoverable by the Company after the Measurement Time). Notwithstanding the above, Transaction Expenses shall not be deemed to include (i) unless otherwise set forth in this Agreement, the fees, costs and expenses of the Parent, Merger Sub or any of its Affiliates and related parties in connection with this Agreement, (ii) any payment pursuant to Contracts entered into with or at the written direction of Parent or any of its Affiliates, (iii) any amounts between each of the Company and its Subsidiaries, (iv) any Third-Party Expenses, (v) any amounts paid or payable under the Rollover Agreement, or (vi) any amount in respect of the Shadow Equity Plan. For the avoidance of doubt, any amounts under this definition shall be stated net of any recoverable VAT, as applicable.

“Transaction Invoices” means an invoice from each payee of (1) Third-Party Expenses and (2) Transaction Expenses of the type described in clauses (i) and (ii) of the definition of “Transaction Expenses”, in each case, setting forth amounts payable in respect thereof.

“Unvested Option” means each Option (or portion thereof) that is not a Vested Option.

“Vested Growth Share” means each Growth Share (excluding any Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time that is (a) vested in accordance with its applicable terms and conditions or (b) is subject to accelerated vesting solely as a result of the consummation of the Merger in accordance with the terms and conditions applicable to such Growth Shares and continued service by the holder of such Growth Shares through the Closing Date (provided such service continues through such date).

Annex A-17

“Vested Option” means each Option (or portion thereof) that is issued and outstanding immediately prior to the Effective Time that is (a) vested in accordance with its applicable terms and conditions or (b) is subject to accelerated vesting solely as a result of the consummation of the Merger in accordance with the terms and conditions applicable to such Options and continued service by the Optionholder through the Closing Date (provided such service continues through such date).

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar national, state or local law or regulation requiring notice to employees and their appropriate union representatives of a plant closing, mass layoff or similar action.

“WWH” means Whitney Wolfe Herd.

“WWH Bumble Shares” means 400,000 ordinary shares, par value £0.000001, of Bumble Holding held by Founder.

“WWH Cash Out Shares” means the number of WWH Bumble Shares equal to the product of (a) the WWH Bumble Shares and (b) the quotient of (i) the WWH Closing Date Cash Consideration and the (ii) WWH Closing Date Aggregate Consideration.

“WWH Closing Date Aggregate Consideration” means the sum of: (a) $500,100,000, plus (b) $12,000,000, plus (c) an amount equal to $1,250,000 multiplied by the quotient obtained by dividing (1) the number of days from and including January 1, 2020 through and including the Closing Date by (2) 30; minus (d) an amount equal to 20% of any Indebtedness in respect of the Bumble Minorities and the Shadow Equity Plan included in the Closing Statement pursuant to paragraph 13(a) of the Accounting Principles (such amount not to exceed $3,000,000 in the aggregate); minus (e) $600,000; minus (f) $200,000; minus (g) an amount equal to any Bumble Holding dividends or distributions declared, made or paid to WWH in respect of her WWH Bumble Shares after the date hereof and prior to the Measurement Time; minus (h) an amount equal to one-sixth of the Match Indemnification Holdback Amount (or, to the extent that there is a Match Resolution prior to the Closing and the Match Indemnification Holdback Amount is zero in accordance with the terms of this Agreement, an amount equal to one-sixth of the aggregate amount paid prior to the Measurement Time or payable after the Measurement Time and included in the Closing Indebtedness Amount or as a current liability in the calculation of Net Working Capital, in either case by the Company and/or any Subsidiaries under such Match Resolution (if any)); minus (i) an amount equal to one-sixth of the Maximum Earn-Out Payment.

“WWH Closing Date Cash Consideration” means the greater of (a) $125,000,000 and (b) 25% of the WWH Closing Date Aggregate Consideration.

“WWH Closing Date Rollover Consideration” means the WWH Closing Date Aggregate Consideration minus the WWH Closing Date Cash Consideration.

“WWH Loan” means that certain loan in the amount of $119,000,000 in favor of WWH, to be entered into immediately after Closing between WWH (as borrower) and Parent (as lender).

“WWH Rollover Shares” means the number of WWH Bumble Shares equal to the product of (a) the WWH Bumble Shares and (b) the quotient of (i) the WWH Closing Date Rollover Consideration and the (ii) WWH Closing Date Aggregate Consideration

Annex A-18

2. Additional Defined Terms. In addition, the following terms have the meanings specified in the indicated Section of the Agreement:1

Term	Section
Accounting Principles	2.10(a)

Agreement	Preamble

Allocation Schedules	2.5(b)(i)

Appraisal Withdrawal	2.12(b)

Certificate of Merger	2.1(b)

Chosen Courts	13.14

Closing	2.5(a)

Closing Date	2.5(a)

Closing Growth Share Consideration	2.3(d)

Closing Merger Consideration	2.4

Closing Option Consideration	2.3(e)(i)

Closing Statement	2.10(a)

Closing Unvested Growth Share Consideration	2.3(d)(ii)

Collective Bargaining Agreement	3.19(c)

Company	Preamble

Company Disclosure Schedule	Article III

Company Share Certificate	2.8(b)

Competing Transaction	5.4

D&O Indemnified Parties	6.2(a)

Debt Commitment Letter	4.7(a)

Debt Financing	4.7(a)

Deficiency Amount	10.1(c)

Direct Claim Notice	10.3(a)

Dispute	2.10(b)

Dispute Notice	2.10(b)

Dispute Period	2.10(b)

Earn-Out Dispute Notice	2.13(d)

Earn-Out Financials	2.13(b)(ii)

Earn-Out Item of Disagreement	2.13(d)

Earn-Out Notice	2.13(b)(i)

Earn-Out Objection Period	2.13(d)

Earn-Out Payment	2.13(a)

Earn-Out Statement	2.13(b)(ii)

Effective Time	2.1(b)

Equity Commitment Letter	4.7(a)

Equity Financing	4.7(a)

Equity Investors	Recitals

Escrow Agent	2.9(a)

Escrow Agreement	2.9(a)

Estimated Closing Merger Consideration	2.5(b)(i)

[1]	BM Note: Definitions and references subject to this Agreement to be updated.

Annex A-19

Term	Section
Estimated Closing Statement	2.5(b)(i)

Excess Amount	2.10(e)

Exchange Documents	2.8(b)

Excluded Share	2.3(b)

Expense Fund	2.9(b)

Expense Fund Amount	2.9(b)

Final Closing Merger Consideration	2.10(e)

Financial Statements	3.7(a)

Growth Share Vesting Event	2.3(d)(ii)

Guaranty or Guarantees	Recitals

HSR Act	3.4

Indemnifying Parties	10.1(a)

Independent Expert	2.10(c)

Interim Financial Statements	3.7(a)

Leased Real Property	3.14(b)

Leases	3.14(b)

Match Litigation Expenses	10.4(d)

Match Litigation Period	10.4(f)

Match Resolution Date	10.4(c)

Material Advertisers	3.22

Material Aggregators	3.22

Material Consents	5.2

Material Contract	3.10(a)

Match Indemnification Release Date	Section 10.6(a)

Material Suppliers	3.22

Merger	2.1(a)

Merger Application	2.1(b)

Merger Sub	Preamble

OFAC	3.13(b)

Option Vesting Event	2.3(e)(ii)

Outside Date	11.1(b)

Parent	Preamble

Parent Indemnified Parties	10.1(a)

Parent Related Parties	11.2(c)

Party or Parties	Preamble

Payer	2.11

Paying Agent	2.8(a)

Paying Agent Fund	2.8(a)

Pre-Closing Restructuring	5.8

Pre-Closing Restructuring Documents	2.7(b)(v)

Purchase Price Adjustment Escrow Account	2.9(a)

Purchase Price Adjustment Escrow Amount	2.9(a)

Quack Claim	Section 10.3(a)

Registrar	2.1(b)

Representatives	5.4

Residual Expense Fund Amount	2.9(b)

Residual Purchase Price Adjustment Escrow Amount	2.10(f)

Residual Match Indemnification Holdback Amount	10.6(a)

Annex A-20

Term	Section
Restrictive Covenant Agreement	Recitals

Rolled Company Share Value	2.8(a)

Rollover	6.4

Rollover Equity	6.4

Rollover Participants	Recitals

Rollover Statement	2.5(c)(i)

Sanctioned Persons	3.13(b)

Seller Related Parties	11.2(c)

Seller Representative	Preamble

Seller Representative Expenses	12.2(f)

Shareholder Approval	5.5(a)

Shareholder Approval Matters	5.5(a)

Shareholder Debt Instrument	3.23(c)

Shortfall Amount	2.10(f)

Specified Provisions	13.10

STB	13.16(a)

Support Agreement	Recitals

Surviving Company	2.1(a)

Tail Insurance Coverage	6.2(a)

Terminated Option	2.3(e)(iii)

Termination Fee	11.2(a)

Third-Party Claim	10.3(b)

Unvested Growth Share	2.3(d)(ii)

Annex A-21